Exhibit 10.6

EXECUTION VERSION

REVOLVING CREDIT AND GUARANTY AGREEMENT

dated as of June 8, 2018

among

WHEATLAND TUBE, LLC,

as US Borrower

6582125 CANADA INC.,

as Canadian Borrower

ZEKELMAN INDUSTRIES, INC.,

as Holdings and a Guarantor

VARIOUS LENDERS,

BANK OF AMERICA, N.A.,

BANK OF MONTREAL and

PNC CAPITAL MARKETS LLC

as Joint Lead Arrangers and Joint Bookrunners,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

and

BANK OF MONTREAL and PNC BANK, NATIONAL ASSOCIATION,

as Syndication Agents

and

U.S. BANK NATIONAL ASSOCIATION,

as Documentation Agent

$400,000,000 Senior Secured Revolving Credit Facility

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APPENDICES:

A	Revolving Commitments
B	Notice Addresses

SCHEDULES:
Schedule 1.1A	Immaterial Subsidiaries
Schedule 1.1B	Unrestricted Subsidiaries
Schedule 4.7(b)	Locations of Material Tangible Personal Property
Schedule 4.10(c)(ii)	Unfunded Pension Liabilities
Schedule 4.10(e)	Canadian Pension Plans
Schedule 4.11	Subsidiaries; Equity Interests
Schedule 4.15	IP Rights
Schedule 4.18	Labor Matters
Schedule 4.19	Filing Offices
Schedule 6.1(h)	Existing Indebtedness
Schedule 6.2(l)	Existing Liens
Schedule 6.6(b)	Existing Investments

EXHIBITS:
Exhibit A-1	Funding Notice
Exhibit A-2	Conversion/Continuation Notice
Exhibit A-3	Swing Line Request
Exhibit B-1	Revolving Loan Note
Exhibit B-2	Swing Line Note
Exhibit C	Compliance Certificate
Exhibit D	United States Tax Compliance Certificate
Exhibit E	Assignment Agreement
Exhibit F-1	Closing Date Certificate
Exhibit F-2	Solvency Certificate
Exhibit G	Counterpart Agreement
Exhibit H-1	Pledge and Security Agreement
Exhibit H-2	Canadian Pledge and Security Agreement
Exhibit I	Landlord Personal Property Collateral Access Agreement
Exhibit J	Bailee’s Letter
Exhibit K	Borrowing Base Certificate
Exhibit L	Joinder Agreement

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REVOLVING CREDIT AND GUARANTY AGREEMENT

This REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of June 8, 2018, is entered into by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, collectively with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), as a Guarantor, CERTAIN SUBSIDIARIES OF HOLDINGS, as Guarantors, the Lenders party hereto from time to time, BANK OF AMERICA, N.A. (“Bank of America”), as Administrative Agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as Collateral Agent (together with its permitted successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, the Borrowers have requested that the Lenders provide commitments as set forth herein and that the Issuing Banks issue, and the Lenders participate in, the Letters of Credit;

WHEREAS, the Lenders have agreed to extend a revolving credit facility to the Borrowers subject to the terms and conditions set forth herein in an amount up to $400,000,000;

WHEREAS, on the Closing Date, the Borrowers will repay in full the outstanding amounts and terminate the commitments under that certain Amended and Restated Revolving Credit and Guaranty Agreement, dated as of March 11, 2011 (as amended and restated as of November 13, 2014, and as further amended by Amendment No. 1 dated as of May 19, 2016), among Holdings, the Borrowers, the lenders party thereto from time to time, JPMorgan Chase Bank, N.A., as the administrative agent and collateral agent, and the other parties thereto (the “Existing Revolving Credit Agreement”);

WHEREAS, on and after the Closing Date, the proceeds of the Revolving Loans will be used to finance the ongoing working capital requirements of the Borrowers and their respective subsidiaries (including Permitted Acquisitions and other Investments permitted hereunder and fees and expenses incurred in connection therewith) and for general corporate purposes;

WHEREAS, the US Borrower has agreed to secure all of the Obligations hereunder by granting to the Administrative Agent, for the benefit of the Secured Parties, a First Priority Lien on its ABL Collateral and a Second Priority Lien on its Fixed Asset Collateral;

WHEREAS, the Canadian Borrower has agreed to secure its Canadian Obligations by granting to the Administrative Agent, for the benefit of certain of the Secured Parties, a First Priority Lien on its ABL Collateral and its Fixed Asset Collateral;

WHEREAS, the US Guarantors have agreed to guarantee the Obligations of the Borrowers hereunder and have agreed to secure such Guaranteed Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a First Priority Lien on their ABL Collateral and a Second Priority Lien on their Fixed Asset Collateral; and

WHEREAS, the Foreign Guarantors have agreed to guarantee the Canadian Obligations of the Canadian Borrower and have agreed to secure such Guaranteed Obligations by granting to the

Administrative Agent, for the benefit of certain of the Secured Parties, a First Priority Lien on the Canadian Collateral.

WHEREAS, the Lenders are willing to extend the credit facility referred to herein to the Borrowers, and the Issuing Banks are willing to issue, and the Lenders are willing to participate in, the Letters of Credit, all on the terms and conditions provided herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“ABL Collateral” as defined in the Intercreditor Agreement.

“Account” as defined in the UCC as in effect in the State of New York or, if applicable, the PPSA.

“Account Debtor” as defined in the UCC as in effect in the State of New York.

“Acquired Debt” means, with respect to any specified Person (i) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” means any acquisition, whether by purchase, merger, amalgamation or otherwise, of all or substantially all of the assets of, all or substantially all of the Capital Stock of, or a business line or unit or a division of, any Person.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) pending against or affecting Holdings or any of its Restricted Subsidiaries or any property of Holdings or any of its Restricted Subsidiaries.

“Affected Lender” as defined in Section 2.17(c).

“Affected Loans” as defined in Section 2.17(c).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent Party” as defined in Section 10.1(c).

“Agreement” means this Revolving Credit and Guaranty Agreement, as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Aggregate Amounts Due” as defined in Section 2.16.

“Applicable Margin” means, subject to the proviso below, for any period, the applicable percentage per annum determined by reference to the average daily Excess Availability during such period as set forth below:

TIER	EXCESS AVAILABILITY (AS A PERCENTAGE OF THE LINE CAP)	APPLICABLE MARGIN FOR BASE RATE LOANS, CANADIAN BASE RATE LOANS AND CANADIAN PRIME LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS AND B/A EQUIVALENT LOANS
I	Greater than or equal to 40%	0.25%	1.25%
II	Less than 40% but greater than or equal to 25%	0.50%	1.50%
III	Less than 25%	0.75%	1.75%

The Applicable Margin will be determined by the Administrative Agent on the first Business Day after the date on which the Administrative Agent shall have received the most recent Borrowing Base Certificate delivered pursuant to Section 5.1(l) calculating the Excess Availability. At any time that any Borrower has not submitted to the Administrative Agent the applicable Borrowing Base Certificate as and when required under Section 5.1(l), the Applicable Margin shall be determined as if Tier III applies until such Borrower delivers such Borrowing Base Certificate; provided, however, that notwithstanding the foregoing, for the period from the Closing Date until the date that is six (6) months after the Closing Date, the Applicable Margin for (a) Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Loans shall be 0.50% per annum and (b) Eurodollar Rate Loans and B/A Equivalent Loans shall be 1.50% per annum.

“Applicable Revolving Commitment Fee Percentage” means, for any period, a percentage rate equal to 0.250% per annum.

“Applicable Threshold” means on any date of determination, the amount equal to the greater of (i) 10.0% of the Line Cap at such time and (ii) $32.5 million.

“Approved Counterparty” means each Agent or Lender or any Affiliate of such Agent or Lender who enters into a Cash Management Document and/or a Hedge Agreement (including any Person who is an Agent or Lender (and, in each case, any Affiliate thereof) at the time any such Cash Management Document and/or Hedge Agreement, as the case may be, is entered into but subsequently ceases to be an Agent or Lender).

“Approved Deposit Account” means a Deposit Account that is the subject of an effective Deposit Account Control Agreement and that is maintained by any Credit Party with a Deposit Account

Bank. “Approved Deposit Account” includes all monies on deposit in a Deposit Account and all certificates and instruments, if any, representing or evidencing such Deposit Account.

“Approved Fund” means any Fund that is administered or managed by (a) an existing Lender, (b) an Affiliate of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender.

“Approved Securities Intermediary” means a “securities intermediary” or “commodity intermediary” (as such terms are defined in the UCC or, with respect to “securities intermediary” only, the STA) selected or approved by the Administrative Agent (such approval not to be unreasonably withheld); it being understood and agreed that the “securities intermediaries” and “commodities intermediaries” of the Credit Parties on the Closing Date are Approved Securities Intermediaries.

“Asset Sale” means a sale, sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Holdings, any Borrower or any Restricted Subsidiary), in one transaction or a series of transactions, directly or indirectly, of all or any part of Holdings’ or any of its Restricted Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holdings’ Restricted Subsidiaries (including issuance of Capital Stock), other than inventory (or other assets) sold or licensed in the ordinary course of business, in each case, which yields net cash Proceeds to Holdings or any of its Restricted Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $25.0 million.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended September 30, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Authorized Officer” means, as applied to any Person, the principal executive officers, managing members or general partners of such Person, including any individual holding the position of chairman of the board (if an officer), chief executive officer, chief financial officer, chief administrative officer, president, vice president, managing director, treasurer or assistant treasurer, controller, secretary or assistant secretary, or other officer of such Person having substantially the same authority and responsibility, but, in any event, with respect to financial matters, such Person’s chief financial officer, treasurer or controller or, in each case, the equivalent thereof and, solely for purposes of notices given under Section 2, any other officer of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent.

“Availability” means, as of any applicable date, the amount by which the Line Cap at such time exceeds the aggregate of all Revolving Credit Outstandings on such date.

“Availability Reserve” means, such amounts as the Administrative Agent may from time to time establish against the applicable Revolving Credit Facility, in the Administrative Agent’s Permitted Discretion and in accordance with customary business practices for comparable asset based transactions and Section 1.5, in order either (a) to preserve the value of the ABL Collateral or the Administrative Agent’s

Lien thereon or (b) to provide for the payment of unanticipated liabilities of any Borrower or any Guarantor arising after the Closing Date (including a Hedge Reserve).

“B/A Borrowing” means a Borrowing comprised of B/A Equivalent Loans.

“B/A Equivalent Loan” means a Loan denominated in Canadian Dollars (other than a Canadian Prime Loan) bearing interest determined by reference to the CDOR Rate.

“Bailee’s Letter” means a letter substantially in the form of Exhibit J (or such other form as may reasonably be agreed to by the Administrative Agent), with such amendments or modifications as may be approved by the Administrative Agent and Holdings and executed by any Person (other than a Borrower) that is in possession of inventory on behalf of any Borrower pursuant to which such Person acknowledges, among other things, the Collateral Agent’s Lien with respect thereto.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” as defined in the preamble hereto.

“Bank of Canada Overnight Rate” means the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%; provided, that the Base Rate shall at no time be less than 0.00% per annum. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code that is subject to Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of

ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Blockage Notice” means a notice of “control” (as defined in the UCC) or its applicable equivalent contemplated to be delivered pursuant to each Deposit Account Control Agreement.

“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers, sole member or managing member or other governing body of such entity, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower Materials” has the meaning specified in Section 5.1.

“Borrowers” as defined in the preamble hereto.

“Borrowers’ Accountants” means Ernst & Young LLP or other independent nationally-recognized public accountants.

“Borrowing” means (a) the borrowing of one Type of Loan of a single currency by a Borrower, from the Lenders (or from a Swing Line Lender, in the case of Swing Line Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Eurodollar Rate Loans the same Interest Period, or in the case of B/A Equivalent Loans, the same Contract Period and (b) a Protective Advance.

“Borrowing Base” means, at any time of determination, an amount equal to the US Borrowing Base and the Canadian Borrowing Base.

“Borrowing Base Certificate” means a certificate of each Borrower the assets of which are included in the applicable Borrowing Base substantially in the form of Exhibit K.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, (ii) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market, and (iii) with respect to all notices, determinations, fundings and payments in connection with the CDOR Rate or any B/A Equivalent Loans, the term “Business Day” shall mean any day which is a Business Day described in clauses (i) and (iv) and which is also a day for trading by and between banks in Canadian Dollar deposits in the Canadian interbank market and (iv) with respect to all matters pertaining to the Revolving Credit Facility for the Canadian Borrower, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also not a legal holiday in Toronto, Ontario or a day on which banking institutions located in such city are authorized or required by law or other governmental action to close.

“Canadian ABL Collateral” means Canadian Collateral that would constitute ABL Collateral if such Canadian Collateral were instead US Collateral.

“Canadian AML Legislation” as defined in Section 10.20.

“Canadian Available Credit” means, at any time, (a) the least of (i) the Canadian Revolving Sublimit, (ii) the then effective Revolving Commitments minus the aggregate US Revolving Credit Outstandings at such time and (iii) the Canadian Borrowing Base at such time, minus (b) the sum of (i) the aggregate Canadian Revolving Credit Outstandings at such time and (ii) any applicable Availability Reserve in effect at such time.

“Canadian Base Rate” means, for any day, the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (acting through its Canada branch) in Toronto, Ontario as its “base rate” for commercial loans made by it in Dollars based on various factors including costs and desired return of Bank of America, N.A. (acting through its Canada branch), general economic conditions and other factors, and used as a reference point for pricing loans in Dollars made at its “base rate,” which may be priced at, above or below such announced rate, (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than zero. Any change in the “base rate” announced by Bank of America, N.A. (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement of such change.

“Canadian Base Rate Loan” means a Loan denominated in Dollars that bears interest based on the Canadian Base Rate.

“Canadian Benefit Plan” means any employee benefit plan, program policy or practice, whether written or oral, funded or unfunded, registered or unregistered, which is or was sponsored, maintained or contributed to by Holdings or any of its Restricted Subsidiaries for Canadian employees or former Canadian employees of Holdings or any of its Restricted Subsidiaries and under which Holdings or any of its Restricted Subsidiaries has any obligation or potential obligation, but does not include a Canadian Pension Plan.

“Canadian Borrower” as defined in the preamble hereto.

“Canadian Borrowing Base” means at any time:

(a) the sum of:

(i) in the case of Eligible Receivables 85% (or, in the case of Eligible Receivables with an Investment Grade Account Debtor, 90%) of the Dollar Equivalent of the face amount of such Eligible Receivables of the Canadian Borrower and the Canadian Organized Credit Parties (and to the extent not utilized to support Borrowings under the US Borrowing Base at such time, the US Borrower and the US Subsidiary Guarantors) (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

(ii) in the case of Eligible Inventory (other than Qualified Overseas Inventory), the lesser of (A) 75% of the Dollar Equivalent of the value of Eligible Inventory of the Canadian Borrower and the Canadian Organized Credit Parties (and to the extent not utilized to support Borrowings under the US Borrowing Base at such time, the US Borrower and the US Subsidiary Guarantors) (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting each class of such Eligible Inventory at such time and (B) 90% of the Net Orderly Liquidation Value Percentage of the Dollar Equivalent of such Eligible Inventory of the Canadian Borrower and the Canadian Organized Credit Parties (and to the extent not utilized to support Borrowings under the US Borrowing Base at such time, the US Borrower and the US Subsidiary Guarantors) (valued at the lower of cost and market on a first-in, first-out basis) constituting each class of Eligible Inventory at such time; and

(iii) in the case of Eligible Inventory that is Qualified Overseas Inventory, the lowest of (A) $25.0 million, (B) an amount equal to 10% of the sum of the amounts calculated pursuant to clause (a)(ii) above and this clause (a)(iii) and (C) 75% of the Net Orderly Liquidation Value Percentage of the Dollar Equivalent of the value of such class of Eligible Inventory of the Canadian Borrower and the Canadian Organized Credit Parties (and to the extent not utilized to support Borrowings under the US Borrowing Base at such time, the US Borrower and the US Subsidiary Guarantors) at such time (valued, in the case of such class of Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting such class at such time; minus

(b) any applicable Eligibility Reserve then in effect; minus

(c) the aggregate amount of Designated Cash Management Obligations of the Canadian Credit Parties then outstanding, as such amount shall be notified to the Administrative Agent in writing by the Canadian Borrower.

“Canadian Collateral” means the Collateral of any Canadian Credit Party.

“Canadian Collateral Documents” means the Canadian Pledge and Security Agreement and all other instruments and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to the Collateral Agent, for the benefit of the applicable Secured Parties, a Lien on any property or assets, or on the rights and interests therein or proceeds thereof, of such Credit Party as security for the Canadian Obligations.

“Canadian Credit Party” means a Credit Party incorporated or otherwise organized under the laws of Canada or any province or territory thereof or any Foreign Guarantor, at the option of the Borrowers, which guarantees the Canadian Obligations.

“Canadian Defined Benefit Plan” means a Canadian Pension Plan that contains a “defined benefit provision”, as defined in Section 147.1(1) of the Income Tax Act (Canada), as amended from time to time.

“Canadian Dollars” and the sign “Cdn$” refers to lawful money of Canada.

“Canadian Issuing Bank” means, collectively, (a) Bank of America, N.A.(acting through its Canada branch), (b) Bank of Montreal, (c) PNC Bank Canada Branch and (d) any Lender or Affiliate of such or Lender that hereafter becomes a Canadian Issuing Bank as designated by the Canadian Borrower and reasonably acceptable to the Administrative Agent, by agreeing pursuant to an agreement with and, in form and substance reasonably satisfactory to, the Administrative Agent and the Canadian Borrower to be bound by the terms hereof applicable to Issuing Banks, in each case, together with its permitted successors and assigns in such capacity.

“Canadian Letter of Credit” means each Documentary Letter of Credit and Standby Letter of Credit issued by any Canadian Issuing Bank pursuant to this Agreement.

“Canadian Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the Canadian Borrower to all Canadian Issuing Banks with respect to Canadian Letters of Credit, whether or not any such liability is contingent, including, without duplication, the Canadian Letter of Credit Usage at such time.

“Canadian Letter of Credit Sublimit” means the lesser of (i) $25.0 million (less any amount that the Borrowers notify the Administrative Agent and Issuing Banks in writing should be utilized to increase the US Letter of Credit Sublimit) and (ii) the aggregate unused amount of the Canadian Revolving Sublimit then in effect.

“Canadian Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all Canadian Letters of Credit outstanding at such time.

“Canadian Letter of Credit Usage” means, as at any date of determination, the sum of (i) the Canadian Letter of Credit Undrawn Amounts at such time and (ii) the outstanding Reimbursement Obligations with respect to Canadian Letters of Credit at such time.

“Canadian Maximum Credit” means, at any time, (a) the lesser of (i) the Canadian Revolving Sublimit in effect at such time and (ii) the Canadian Borrowing Base at such time minus (b) the aggregate amount of any applicable Availability Reserve in effect at such time.

“Canadian Multi-Employer Plan” means a “multi-employer pension plan”, as such term is defined in the Pension Benefits Act (Ontario) or any similar plan registered under pension standards legislation of another jurisdiction in Canada to which the US Borrower or any Subsidiary, including the Canadian Borrower and its Subsidiaries, contributes for its employees or former employees employed in Canada.

“Canadian Obligations” means all obligations of every nature of each Canadian Credit Party or any of its Subsidiaries (in the case of Hedge Agreements) under the Credit Documents together with all obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Approved Counterparties or any of them, under any Credit Document, Cash Management Document or Hedge Agreement, in each case, whether for principal, interest (including interest, fees and expenses which, but for the filing of a petition in bankruptcy with respect to such Credit Party or Subsidiary, would have accrued on any obligation, whether or not a claim is allowed or allowable against such Credit Party or Subsidiary for such interest, fees or expenses in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise. For the avoidance of doubt, “Canadian Obligations” does not include any obligations of US Credit Parties, including in respect of their guarantees of the Loans or other US Obligations.

“Canadian Organized Credit Party” means a Credit Party incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Pension Plan” means a “registered pension plan” as that term is defined in the Income Tax Act (Canada), as amended from time to time, sponsored, maintained or contributed to by Holdings or any of its Restricted Subsidiaries or to which Holdings or any of its Restricted Subsidiaries has any obligation to contribute in respect of its Canadian employees or former employees.

“Canadian Pension Plan Event” means (a) the termination or wind-up in whole or in part of a Canadian Pension Plan, (b) the occurrence of any circumstance or event that would provide any basis for a Governmental Authority to take steps to cause the termination or wind-up, in whole or in part, of any Canadian Defined Benefit Plan, the issuance of a notice (or a notice of intent to issue such a notice) to terminate in whole or in part any Canadian Defined Benefit Plan or the receipt of a notice of intent from a

Governmental Authority to require the termination in whole or in part of any Canadian Defined Benefit Plan, revoking the registration of same or appointing a new administrator of such a plan, and (c) the failure to remit by the Canadian Borrower or any Subsidiary any contribution to a Canadian Pension Plan when due.

“Canadian Pledge and Security Agreement” means an agreement, substantially in the form of Exhibit H-2, as it may be amended, supplemented or otherwise modified from time to time, executed by the Canadian Borrower and each other Canadian Credit Party.

“Canadian Prime Loan” means a Loan denominated in Canadian Dollars which bears interest at a rate based upon the Canadian Prime Rate.

“Canadian Prime Rate” means on any date, the per annum rate of interest equal to the greatest of (a) the rate of interest in effect for such day or so designated from time to time by Bank of America, N.A. (acting through its Canada branch) as its “prime rate” for commercial loans made by it in Canada in Canadian Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer; and (b) the CDOR Rate for a one month interest period as determined on such day plus 1.00%; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in such rate announced by Bank of America, N.A. (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.

“Canadian Qualified Lender” means a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada) or is not prohibited by applicable Law, including the Bank Act (Canada), from holding any Revolving Commitments available for Canadian Revolving Loans, Canadian Swing Line Loans and Canadian Letters of Credit or making any Canadian Revolving Loans or Canadian Swing Line Loans or having any Canadian Letter of Credit Obligations under this Agreement, and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution is not a “specified shareholder” of a Canadian Credit Party and deals at arm’s length with each Canadian Credit Party and each “specified shareholder” of each Canadian Credit Party for purposes of the Income Tax Act (Canada).

“Canadian Related Obligations” as defined in Section 9.9(b).

“Canadian Revolving Credit Outstandings” means, at any particular time, the sum of (a) the Dollar Equivalent of the principal amount of the Canadian Revolving Loans outstanding at such time, (b) the Dollar Equivalent of the Canadian Letter of Credit Usage outstanding at such time and (c) the Dollar Equivalent of the principal amount of the Canadian Swing Line Loans outstanding at such time.

“Canadian Revolving Loan” as defined in Section 2.1(b), together with any Protective Advances relating to Canadian Credit Parties and any applicable Overadvance Loans to the Canadian Borrower.

“Canadian Revolving Sublimit” means an aggregate amount equal to $150.0 million as of the date hereof; provided however that on and after the date hereof, and upon at least five (5) Business Days’ prior notice to the Administrative Agent, upon consummation by the Canadian Borrower of a Permitted Acquisition of a Person that is incorporated or otherwise organized under the laws of Canada or any province or territory thereof, the Canadian Revolving Sublimit may be increased on a dollar-for-dollar basis by the increase in the Canadian Borrowing Base (disregarding any Eligible Receivables and Eligible Inventory of the US Borrower and the US Subsidiary Guarantors and after the Collateral Agent has received the results of a field examination and appraisal which are reasonably satisfactory to the Collateral Agent with respect to the receivables and inventory acquired in such Permitted Acquisition) as a result of such Permitted Acquisition; provided that after giving effect to any and all such increases, the aggregate amount of the Canadian Revolving Sublimit shall not exceed $200.0 million.

“Canadian Security Agreement Collateral” means, collectively, all property pledged or granted as collateral pursuant to the Canadian Pledge and Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.

“Canadian Subsidiary” means any Subsidiary of Holdings incorporated or otherwise organized under the laws of Canada or any province or territory thereof.

“Canadian Swing Line Lender” means Bank of America, N.A. (acting through its Canada branch), in its capacity as Canadian Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“Canadian Swing Line Loan” means a Loan made by the Canadian Swing Line Lender to the Canadian Borrower pursuant to Section 2.2(b).

“Canadian Swing Line Sublimit” means the lesser of (i) an aggregate amount, the Dollar Equivalent of which is $15.0 million and (ii) the Canadian Available Credit then in effect.

“Capital Expenditures” means, for any period for any Person, the aggregate of all cash expenditures of such Person during such period determined on a consolidated basis that are or should be included in “purchase of property and equipment” or similar items, in each case, of a type which would be treated as capital expenditures in accordance with GAAP, reflected in the statement of cash flows of such Person other than (a) any expenditures financed with proceeds from the issuance of Capital Stock by Holdings or any direct or indirect parent of Holdings, insurance proceeds or proceeds from Asset Sales, (b) expenditures which would constitute purchase consideration for Permitted Acquisitions, (c) expenditures for leasehold improvements for which such Person is reimbursed in cash (other than by an Affiliate of such Person), (d) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of Holdings and its Restricted Subsidiaries, (e) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (f) expenditures to the extent that they are actually paid for by a third party (excluding any Credit Party or any of its Restricted Subsidiaries) and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period) and (g) the purchase of property, plant or equipment to the extent purchased with the proceeds of the sale of any property, plant or equipment.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP as in effect on the date hereof, is required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) of that Person.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account.

“Cash Collateral Account” means any Deposit Account or Securities Account that is (a) established by any Agent from time to time in its sole discretion to receive cash and Cash Equivalents (or purchase cash or Cash Equivalents with funds received) from the Credit Parties or Persons acting on their behalf pursuant to the Credit Documents, (b) with such depositaries and securities intermediaries as such Agent may determine in its sole discretion, (c) in the name of the Administrative Agent (although such account may also have words referring to a Borrower and the account’s purpose), (d) under the control of the Administrative Agent and (e) in the case of a Securities Account, with respect to which the Administrative Agent shall be the Entitlement Holder and the only Person authorized to give Entitlement Orders with respect thereto.

“Cash Equivalents” means: (1) U.S. Dollars, Canadian Dollars, Pounds Sterling, Euros or the national currency of any participating member state of the European Union; (2) securities issued or directly and fully guaranteed or insured by the government of the United States, Canada, the United Kingdom or any country that is a member of the European Union or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition; (3) money market deposits, certificates of deposit, guaranteed investment certificates, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million, or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or higher or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency); (4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and (6) above entered into with any financial institution meeting the qualifications specified in clause (3) above; (5) commercial paper issued by a corporation (other than an Affiliate of Holdings) rated at least “A-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition; (6) readily marketable direct obligations issued by any state of the United States of America or of any province or territory of Canada or any municipal or political subdivision thereof with a rating of “AA-” from S&P or “Aa3” from Moody’s or guaranteed by a financial institution with a rating of “AA-” from S&P or “Aa3” from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency), in each case with maturities not exceeding two years from the date of acquisition; (7) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition; (8) investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (6) above; (9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) and (10) in the case of Investments by any Restricted Subsidiary that is a Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) Investments of comparable tenor and credit quality to those described in the foregoing clauses

(1) through (9) customarily utilized in countries in which such Foreign Subsidiary operates for short-term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Management Document” means any certificate, agreement or other document executed by any Credit Party in respect of the Cash Management Obligations of any Credit Party.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer, return items, merchant store value cards, e-payable services, interstate depository network, automotive clearing house transfer and other cash management arrangements) provided by any Approved Counterparty (regardless of whether these or similar services were provided prior to the date hereof by any Approved Counterparty), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“CDOR Rate” means, with respect to each Contract Period for a B/A Equivalent Loan or Canadian Prime Loan determined pursuant to clause (b) of the definition of “Canadian Prime Rate,” the rate of interest per annum equal to the Canadian Dollar bankers’ acceptance rate, or comparable or successor rate approved by the Administrative Agent, determined by it at or about 10:00 a.m. (Toronto time) on the applicable day (or the preceding Business Day, if the applicable day is not a Business Day) for a term comparable to the B/A Equivalent Loan, as published on the CDOR or other applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided, that in no event shall the CDOR Rate be less than zero; provided, further, that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise determined by the Administrative Agent in consultation with the Borrowers.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Internal Revenue Code.

“Change in Law” means the occurrence after the Closing Date of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.18(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means (a) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of Capital Stock or otherwise, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of Voting Stock of Holdings representing 50% or more of the total voting power of the Voting Stock of Holdings, (b) any change in control (or similar event, however denominated) shall occur under and as defined in the term loan credit agreement governing the Fixed Asset Facility incurred on June 14, 2016 or the indenture governing the Senior Notes or (c) at any time, Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding Voting Stock of the US Borrower and the Canadian Borrower.

“Closing Date” means June 8, 2018.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Collateral” means, collectively, all of the property (including Capital Stock) and interests therein and proceeds thereof, whether now owned or hereafter acquired, in or upon which a Lien is granted (or purported to be granted) pursuant to any of the Collateral Documents as security for the US Obligations (but, for the avoidance of doubt, excluding any Excluded Assets) and/or the Canadian Obligations, as applicable.

“Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the Secured Parties under the Credit Documents.

“Collateral Documents” means the Pledge and Security Agreement, the Canadian Collateral Documents, the Deposit Account Control Agreements, the Securities Account Control Agreements, the Intellectual Property Security Agreements, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of such Credit Party as security for the US Obligations and/or the Canadian Obligations.

“Commodity Account” has the meaning given to such term in the UCC.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commodity Swap Agreement” means any commodity or fuel exchange contract, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of Holdings and its Restricted Subsidiaries during such period, determined on a consolidated basis.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in cash.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense (for purposes of this definition only, calculated net of cash interest income received in such period), (ii) scheduled payments of principal on Consolidated Total Debt and principal and interest on account of Capital Leases and (iii) all cash Restricted Payments made by Holdings or any Restricted Subsidiary during such period pursuant to Section 6.4(e).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding (ii) (a) the income (or loss) of any Person (other than a Restricted Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Restricted Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated or amalgamated with Holdings or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries, (c) any after-tax gains or losses attributable to any non-ordinary course Asset Sales or returned surplus assets of any Pension Plan, (d) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses, including, without limitation, any gain or loss resulting from the extinguishment of Indebtedness, (e) the cumulative effect of a change in accounting principles during such period, (f) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of Holdings or any of its Restricted Subsidiaries, (g) (A) (i) the non-cash portion of “straight-line” rent expense and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (B) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815 and (h) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations or discontinuance of any Subsidiary, line of business, division, segment or operating unit (and all related expenses) (the “Obsolete Operations”) other than in the ordinary course of business (as determined in good faith by such Person).

In addition, to the extent not already included in the Consolidated Net Income of Holdings and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds actually received from business interruption insurance and reimbursements of any expenses and charges pursuant to indemnification or other reimbursement provisions in connection with any permitted Investment or any sale, conveyance, transfer or other disposition of assets, in each case, permitted under the terms hereof.

“Consolidated Senior Secured Debt Ratio” as of any date of determination means the ratio of (1) (x) Consolidated Total Debt of Holdings and its Restricted Subsidiaries that is secured by a Lien (other than a Lien that is subordinated to the Lien of the Collateral Agent on both the US Fixed Asset Collateral and US ABL Collateral securing the Obligations) as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur minus (y) the aggregate amount of unrestricted cash and Cash Equivalents, in each case, that is held by Holdings and its Restricted Subsidiaries as of such date to (2) the EBITDA of Holdings and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the event for which such calculation is being made shall occur, in each case, with such pro forma adjustments to EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth herein.

“Consolidated Total Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended Fiscal Quarter for which internal financial statements are available.

“Consolidated Total Debt” means with respect to Holdings and its Restricted Subsidiaries, as at any date of determination, (x) Indebtedness of the type specified in clauses (1)(a), (1)(b) and (1)(d) of the definition of “Indebtedness” (but excluding surety bonds, performance bonds or other similar instruments) and (y) non-contingent obligations of the type specified in clause (2) of such definition (to the extent such obligations under clause (2) relate to Indebtedness of the type described in clauses (1)(a), (1)(b) and (1)(d) of such definition (but excluding surety bonds, performance bonds or other similar instruments)), in the case of clauses (x) and (y) hereof determined on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit (including Letters of Credit), bankers acceptances, bank guarantees, and guarantees on first demand, in each case, except to the extent of unreimbursed amounts thereunder. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts and Cash Management Documents and (ii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Total Debt.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person Guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Period” means, in connection with a B/A Borrowing, a Contract Period of one, two or three months (or any other period agreed to between Holdings and the Administrative Agent which is also agreed to by all relevant Lenders), as selected by the Canadian Borrower in accordance with Section

2.1(c)(i)(6), (i) initially, commencing on the Credit Date and (ii) thereafter, commencing on the day on which the immediately preceding Contract Period expires; provided, that (a) if a Contract Period would otherwise expire on a day that is not a Business Day, such Contract Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Contract Period shall expire on the immediately preceding Business Day; (b) any Contract Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Contract Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Contract Period with respect to any portion of the Canadian Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Account” means a Securities Account or Commodity Account that is the subject of an effective Securities Account Control Agreement and that is maintained by any Credit Party with an Approved Securities Intermediary. “Control Account” includes all Financial Assets held in a Securities Account or a Commodity Account and all certificates and instruments, if any, representing or evidencing the Financial Assets contained therein.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement, each Borrowing Base Certificate and the Foreign Law Guaranties.

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Party” means each Borrower and each Guarantor.

“Cure Right” as defined in Section 8.4(a).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, arrangement or similar debtor relief Laws (including corporate statutes providing for any of the foregoing) of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(e), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Banks, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, the Issuing Banks or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(e)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the Issuing Banks, the Swing Line Lender and each other Lender promptly following such determination.

“Deposit Account” has the meaning given such term in the UCC (and/or with respect to any Deposit Account located in Canada, any bank account with a deposit function).

“Deposit Account Bank” means a financial institution at which the Credit Parties maintain a Deposit Account.

“Deposit Account Control Agreement” has the meaning specified in the Pledge and Security Agreement or means such documentation as is required in relation to the perfection of security and/or blocking or control of bank accounts pursuant to any relevant Canadian Collateral Document.

“Designated Cash Management Obligations” means Cash Management Obligations in an aggregate amount not to exceed $10.0 million at any time outstanding as designated by the US Borrower or the Canadian Borrower in writing to the Administrative Agent.

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory itself is subject to comprehensive Sanctions.

“Disqualified Lender” means (a) each bank, financial institution or other institutional lender identified on a list made available to the Administrative Agent on the Closing Date (as may be updated from time to time with the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (b) any competitor and its Affiliates (other than Affiliates that are bona fide debt funds) identified on a list made available to the Administrative Agent from time to time and (c) as to any entity referenced in each of clauses (a) and (b) above (the “Primary Disqualified Lender”), any of such Primary Disqualified Lender’s Affiliates readily identifiable as such solely by name, but excluding any Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Lender does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity (provided, that any additional designation permitted by the foregoing shall not apply retroactively to any prior assignment to any Lender (or prior participation) permitted hereunder at the time of such assignment (or prior participation)). Notwithstanding the foregoing, any list of Disqualified Lenders shall only be required to be available to any Lender on the Platform or another similar electronic system upon written request by such Lender.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the Senior Notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the Senior Notes (including the purchase of any Senior Notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to the date that is 91 days after the maturity date of the Senior Notes; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Borrowers or their Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrowers in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by a Borrower or any other Restricted Subsidiary in the ordinary course of its business.

“Documentation Agent” means U.S. Bank National Association, in its capacity as documentation agent for the Revolving Credit Facility.

“Dollar Equivalent” of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in any lawful currency other than Dollars that is freely transferable into Dollars, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EBITDA” means, for any period (and, to the extent applicable, subject to Section 8.4 hereof), an amount determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to:

(i) the sum, without duplication, of the amounts for such period of:

(a) Consolidated Net Income;

(b) Consolidated Interest Expense;

(c) provisions for Taxes based on income, profits or capital, including state, franchise and similar Taxes;

(d) total depreciation expense;

(e) total amortization expense;

(f) stock option based compensation expenses and other non-cash equitybased compensation expenses;

(g) cash fees and expenses incurred in connection with Permitted Acquisitions, other permitted Investments, recapitalization, the issuance of Capital Stock and the incurrence, repayment or exchange of Indebtedness permitted to be incurred hereunder (including a refinancing thereof), in each case, whether or not successful;

(h) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate employees);

(i) extraordinary, unusual or non-recurring charges, expenses or losses;

(j) other non-cash charges, expenses or losses reducing consolidated net income (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual or reserve for potential cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period);

(k) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, investment, merger, amalgamation, disposition or operational change in an aggregate amount for all such operating expense reductions and other operating improvements or synergies not to exceed an amount equal to 20% of EBITDA for the applicable four quarter period; provided that any such adjustment to EBITDA may only take into account operating expense reductions and other operating improvements, or synergies that are identified and are to be implemented within the next four Fiscal Quarters (and costs incurred, if applicable), to the extent that such adjustments give effect to events that are (i) directly attributable to such acquisition, merger, amalgamation, disposition or operational change, (ii) expected to have a continuing impact on Holdings and its Restricted Subsidiaries and (iii) factually supportable, in each case all as certified by the chief financial officer of Holdings on behalf of Holdings;

(l) charges resulting from (A) the non-cash effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with any permitted acquisitions or investments,

(m) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock;

(n) expenses during such period relating to defined benefit plans and other post-employment benefits in excess of actual cash payments made related thereto; and

(o) losses due solely to fluctuations in currency values and the related tax effects;

minus

(ii) the sum, without duplication, of the amounts for such period of:

(a) interest income;

(b) any credit for income tax;

(c) actual cash payments relating to defined benefit plans and other postemployment benefits during such period in excess of the expenses incurred related thereto;

(d) income and gain items corresponding to those referred to in subclauses (g) and (i) in clause (i) above (other than the accrual of revenue in the ordinary course);

(e) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period) (other than the accrual of revenue in the ordinary course); and

(f) gains due solely to fluctuations in currency values and the related tax effects;

provided, that it is understood and agreed that EBITDA shall be calculated on a FIFO (first in, first out) basis.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligibility Reserves” means, such amounts as the Administrative Agent, in its Permitted Discretion, exercised in a commercially reasonable manner and in accordance with Section 1.5, may from time to time establish against the gross amounts of Eligible Receivables which are trade accounts receivable and Eligible Inventory to reflect risks or contingencies, in each case, arising after the Closing Date that may affect the collectability of such accounts or the salability of such inventory and that have not already been taken into account in the calculation of the applicable Borrowing Base (including Landlord Lien Reserves) or, with respect to the Canadian Borrowing Base only, (i) Priority Payables and (ii) solely with respect to Canadian Defined Benefit Plans, where both (x) the aggregate funding deficiency under all Canadian Defined Benefit Plans, regardless of whether such deficiency or deficiencies arose in respect of a period before or after the Closing Date, is equal to or greater than $25,000,000, determined on the greater of a solvency or wind-up basis in the most recent actuarial report or summary actuarial update for each plan provided to the Administrative Agent in accordance with Section 5.1(h), and (y) the Excess Availability is less than $100,000,000, the total amount of such aggregate funding deficiency under all Canadian Defined Benefit Plans.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.6(c)(iii) and (iv) (subject to such consents, if any, as may be required under Section 10.6(c)(iii)) (notwithstanding the above, unless an Event of Default has occurred and is continuing, only Canadian Qualified Lenders shall be Eligible Assignees with respect to any assignment of the Canadian Obligations of, or any Revolving Commitments provided to, the Canadian Borrower).

“Eligible Inventory” means the inventory of a Borrower and any Guarantor Subsidiary that is a Guarantor of the Obligations of such Borrower including raw materials, work-in-process and finished goods:

(a) that is owned solely by a Borrower or any Guarantor Subsidiary that is a Guarantor of the Obligations of such Borrower free and clear from any Lien in favor of a third party (other than (w) the Liens in favor of the Collateral Agent, (x) the Second Priority Lien in favor of the Permitted Secured Debt Collateral Agent pursuant to the Permitted Secured Debt Documents, the Secured Ratio Debt Collateral Agent pursuant to the Secured Ratio Debt Documents relating to any Pari Passu Secured Ratio Debt or the Secured Permitted Incremental Alternative Debt Collateral Agent pursuant to the Secured Permitted Incremental Alternative Debt Documents relating to any Permitted Incremental Alternative Debt, (y) non-consensual unrecorded Liens arising by operation of law notified to the Administrative Agent (to the extent an Authorized Officer of a Credit Party has knowledge of such Lien) for which a reserve has been established against the applicable Borrowing Base and (z) inchoate Liens for which amounts are not yet due and payable and such amounts are not in dispute),

(b) with respect to which the Collateral Agent has a valid, perfected and enforceable First Priority Lien subject only to (x) non-consensual unrecorded Liens arising by operation of law notified to the Administrative Agent for which a reserve has been established against the applicable Borrowing Base and (y) inchoate Liens for which amounts are not yet due and payable and such amounts are not in dispute and,

(c) with respect to which no representation or warranty contained in any Credit Document has been breached in any material respect,

(d) that is not, in the Administrative Agent’s Permitted Discretion, obsolete or unmerchantable, and

(e) with respect to which (in respect of any inventory labeled with a brand name or trademark and sold by a Borrower or a Guarantor Subsidiary pursuant to a trademark owned by a Borrower or a Guarantor Subsidiary or a license granted to a Borrower or a Guarantor Subsidiary (other than inventory consisting of products sold to third parties for resale under such third party’s brand)) the Collateral Agent would have rights under such trademark or license pursuant to the Pledge and Security Agreement or other agreement reasonably satisfactory to the Administrative Agent to sell such inventory in connection with a liquidation thereof.

No inventory of a Borrower or any Guarantor Subsidiary shall be Eligible Inventory if such inventory consists of (i) goods that are not held by a Borrower or a Guarantor Subsidiary for bona fide resale, (ii) goods returned or rejected by customers other than goods that are undamaged or are resalable in the normal course of business, (iii) goods to be returned to suppliers, (iv) goods that have been consigned by a Borrower or a Guarantor Subsidiary unless such inventory is Qualified Consignment Inventory, (v) goods in transit (provided, that (a) inventory in transit in the continental United States or Canada which is being transported by a Borrower or a Guarantor Subsidiary between premises owned or operated by a Borrower or a Guarantor Subsidiary and for which a reserve has been taken for any freight costs, storage fees and/or insurance costs necessary (as reasonably determined by the Administrative Agent) to obtain possession of such inventory may be deemed “Eligible Inventory” and (b) Qualified Overseas Inventory in an aggregate amount of up to $25,000,000 may be deemed “Eligible Inventory”), (vi) goods the buyer of which has rights superior to the security interest of the Administrative Agent, (vii) inventory specifically reserved against by a Borrower or any Guarantor Subsidiary, (viii) (x) except as set forth in the definition of Permitted Acquisition, inventory, together with any Accounts, acquired by a Credit Party pursuant to a Permitted Acquisition or (y) inventory, together with any Accounts, of a Subsidiary that otherwise becomes a Credit Party hereunder pursuant to Section 5.10, in each case, which account for 5% or more of the Borrowing Base in the aggregate with respect to which the Administrative Agent has not received the results of a field examination and appraisal which are reasonably satisfactory to the Administrative Agent, (ix) goods located, stored, used or held at any premises owned or operated by a Person which is not a Borrower or a Guarantor Subsidiary unless (A)(1) the Administrative Agent shall have received a Landlord Personal Property Collateral Access Agreement, Bailee’s Letter or similar agreement in form and substance reasonably satisfactory to it or (2) in the case of inventory located at a leased premises, a Landlord Lien Reserve for such premises shall have been established with respect thereto (which, for the avoidance of doubt, shall be established if the relevant document referred to in clause (1) has not been delivered); and (B) other than in the case of Qualified Outside Processors, an appropriate UCC-1 or PPSA financing statement or equivalent shall have been executed and properly filed, (x) inventory evidenced by negotiable documents of title unless such documents of title are delivered to the Administrative Agent, and (xi) solely with respect to inventory to be included in the Canadian Borrowing Base, inventory subject to repossession on account of the “30 day goods” rule under section 81.1 of the Bankruptcy and Insolvency Act (Canada), except to the extent the applicable vendor has entered into an agreement with the Administrative Agent, in form and substance satisfactory to the Administrative Agent, waiving its right to repossession.

“Eligible Receivable” means the gross outstanding balance (exclusive of any sales tax, if any) of each Account of a Borrower or any Guarantor Subsidiary that is a Guarantor of the Obligations of such Borrower arising out of the sale of merchandise, goods or services in the ordinary course of business, that is made by a Borrower or a Guarantor Subsidiary that is a Guarantor of the Obligations of such Borrower to a Person that is not an Affiliate of any Credit Party and that constitutes Collateral in which the Collateral Agent has a fully perfected First Priority Lien; provided, however, that an Account shall not be an “Eligible Receivable” if any of the following shall be true:

(a) (i) such Account is more than 60 days past due according to the original terms of sale or (ii) unless such Account is a Qualified Extended Terms Account, 90 days past the original invoice date thereof; or

(b) any representation or warranty contained in this Agreement or any other Credit Document with respect to such specific Account is not true and correct in all material respects; or

(c) the Account Debtor on such Account has disputed liability or made any claim with respect to any other Account due from such Account Debtor to a Borrower but only to the extent of such dispute or claim; or

(d) the Account Debtor on such Account has then currently (i) filed a petition for bankruptcy or any other relief under a Debtor Relief Law, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under a Debtor Relief Law, (iv) has failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver, interim receiver, trustee, monitor, liquidator or similar official to be appointed for all or a significant portion of its assets or affairs, unless such Account Debtor (A) is a debtor-in-possession in a case or proceeding then pending under chapter 11 of the Bankruptcy Code or other applicable Debtor Relief Law, (B) has established debtor-in-possession financing satisfactory to the Administrative Agent in its sole discretion and (C) otherwise satisfies each of the requirements set forth in this definition of Eligible Receivables; or

(e) the Account Debtor on such Account or any of its Affiliates is also a supplier to or creditor of a Borrower or a Guarantor Subsidiary, to the extent of the applicable offset unless such Account Debtor has executed a no-offset letter reasonably satisfactory to the Administrative Agent, in its Permitted Discretion; or

(f) the sale represented by such Account is to an Account Debtor located outside the United States or Canada, unless the sale is on letter of credit or acceptance terms acceptable to the Administrative Agent in its Permitted Discretion and (i) such letter of credit names the Collateral Agent as beneficiary for the benefit of the Secured Parties or (ii) the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Collateral Agent; or

(g) the sale to such Account Debtor on such Account is on a bill-on-hold, guaranteed sale, sale-and-return, sale-on-approval, sale on consignment or sale providing for repurchase or return basis; or

(h) such Account is subject to a Lien in favor of any Person other than (i) the First Priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties, (ii) the Second Priority Lien in favor of the Permitted Secured Debt Collateral Agent pursuant to the Permitted Secured Debt Documents, the Secured Ratio Debt Collateral Agent pursuant to the Secured Ratio Debt Documents relating to any Pari Passu Secured Ratio Debt in accordance with the terms of the Intercreditor Agreement or the Secured Permitted Incremental Alternative Debt Collateral Agent pursuant to the Secured Permitted Incremental Alternative Debt Documents relating to any Permitted Incremental Alternative Debt in accordance with the terms of the Intercreditor Agreement, (iii) non-consensual unrecorded Liens arising by operation of law notified to the Administrative Agent (to the extent an Authorized Officer of a Credit Party has knowledge of such Lien) which are junior to the Collateral Agent’s Lien or (iv) inchoate Liens for which amounts are not yet due and payable and such amounts are not in dispute; or

(i) such Account is subject to any deduction, offset, counterclaim, discount, allowance, rebate, credit, return privilege, other adjustments, or other conditions other than volume sales discounts given in the ordinary course of the business of the applicable Borrower or the applicable Guarantor Subsidiary; provided, however, that such Account shall be ineligible pursuant to this clause (i) only to the extent of such deduction, offset, counterclaim, discount, allowance, rebate, credit, return privilege, other adjustment, or other condition; or

(j) the Account Debtor on such Account is located in any State of the United States or province or territory of Canada requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such jurisdiction either to (i) receive a certificate of authorization to do business in such jurisdiction or be in good standing in such jurisdiction or (ii) file a notice of business activities report with the appropriate office or agency of such jurisdiction, in each case unless and for so long as the applicable Borrower or the applicable Guarantor Subsidiary has filed on or prior to the Closing Date or within the Qualification Period (and, in each case, maintains the effectiveness of) such a certificate of authority to do business and/or is in good standing or, as the case may be, has duly filed on or prior to the Closing Date or within the Qualification Period (and, in each case, maintains the effectiveness of) such a notice in such jurisdiction; or

(k) the Account Debtor on such Account is a Governmental Authority, unless the applicable Borrower or the applicable Guarantor Subsidiary has assigned its rights to payment of such Account to the Collateral Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a U.S. federal Governmental Authority, or the Financial Administration Act (Canada), in the case of a Canadian federal Governmental Authority, and pursuant to applicable Law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(l) 50% or more of the outstanding Accounts of the Account Debtor have become, in accordance with the provisions hereof, ineligible; or

(m) the sale represented by such Account is denominated in a currency other than Dollars or Canadian Dollars; or

(n) the Account Debtor is in default on prior indebtedness to the applicable Borrower or the applicable Guarantor Subsidiary (other than invoices that are not more than 30 days past due from the original due date thereof); or

(o) the applicable Borrower or the applicable Guarantor Subsidiary, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(p) the total Accounts of such Account Debtor to the applicable Borrower represent more than 20% of the Eligible Receivables at such time, but only to the extent of such excess; or

(q) such Account is invalid or otherwise not legally enforceable; or

(r) such Account is unlawful or not absolute; or

(s) such Account is not in material compliance with all applicable laws and regulations; or

(t) such Account did not arise from a final sale of goods or services (evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its Permitted Discretion) which have been fully delivered; it being understood and agreed that each Borrower’s form of invoice which has been delivered to the Administrative Agent prior to the Closing Date is acceptable; or

(u) payment in cash has been received with respect to, but not yet applied to, such Account, but only to the extent of such non-application; or

(v) (x) except as set forth in the definition of Permitted Acquisition, Accounts, together with any inventory, acquired by a Credit Party pursuant to a Permitted Acquisition or (y) Accounts, together with any inventory, of a Subsidiary that otherwise becomes a Credit Party hereunder pursuant to Section 5.10, in each case, which account for 5% or more of the Borrowing Base in the aggregate with respect to which the Administrative Agent has not received the results of a field examination and appraisal which are reasonably satisfactory to the Administrative Agent; or

(w) such Account is evidenced by chattel paper or a promissory note or an instrument of any kind and the Collateral Agent does not have possession of such chattel paper, promissory note or instrument.

“Entitlement Holder” has the meaning given such term in the UCC.

“Entitlement Order” has the meaning given such term in the UCC.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim” means any investigation, notice, notice of violation or of potential responsibility, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, natural resources or the environment.

“Environmental Laws” means any and all current or future federal, state, provincial, municipal, local and foreign statutes, laws, including common law, regulations or ordinances, rules, judgments, orders, decrees, permits licenses or restrictions imposed by a Governmental Authority relating to pollution or protection of the Environment or protection of human health (to the extent relating to exposure to Hazardous Materials), including those relating to the generation, use, handling, storage, transportation, treatment or Release or threat of Release of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of Holdings, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Holdings, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Holdings, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Internal Revenue Code and Section 302 of ERISA, whether or not waived, (g) the failure to make by its due date a required contribution under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums, upon Holdings, any Subsidiary or any ERISA Affiliate or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 of ERISA) which could result in liability to Holdings or any Subsidiary.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and

(c) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement;

provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise determined by the Administrative Agent in consultation with the Borrowers.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excess Availability” means, at any time, the amount by which (a) the sum of (i) Availability plus the aggregate amount of Cash or Cash Equivalents of the Credit Parties that is either in an Approved Deposit Account or otherwise held in a Deposit Account maintained with the Administrative Agent exceeds (b) the aggregate of all Revolving Credit Outstandings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” as defined in Section 5.13(a).

“Excluded Assets” as defined in the Pledge and Security Agreement and the Canadian Pledge and Security Agreement, as applicable.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Subsidiary” means any Subsidiary that is (a) an Unrestricted Subsidiary, (b) not wholly owned directly by Holdings or one or more of its Wholly Owned Restricted Subsidiaries, (c) an Immaterial Subsidiary, (d) a charitable or not-for-profit Subsidiary, (e) any Subsidiary that is prohibited by applicable law, rule or regulation or by any Contractual Obligation from guaranteeing the applicable Obligations or which would require governmental and/or regulatory consent, approval, license or authorization to provide such guarantee, unless such consent, approval, license or authorization has been received, or which would result in adverse tax consequences to Holdings and/or any of its Subsidiaries as reasonably determined by Holdings, (f) any Subsidiary that is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted hereunder, if such new Subsidiary at no time holds any assets or liabilities other than any merger or amalgamation consideration contributed to it contemporaneously with the closing of such transactions, provided that such Subsidiary shall only be an Excluded Subsidiary for the period immediately prior to such acquisition, (g) solely with respect to US Obligations, any FSHCO and (h) solely with respect to the US Obligations, any Foreign Subsidiary, (i) acquired pursuant to a Permitted Acquisition permitted hereunder and financed with secured Indebtedness permitted to be incurred hereunder as assumed Indebtedness (and not incurred in contemplation of such acquisition), and each Restricted Subsidiary acquired in such Permitted Acquisition permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition permitted hereunder, and (j) any other Subsidiary with respect to which, in the reasonable judgment of the Holdings (as agreed to in writing by the Administrative Agent), the cost or other consequences of guaranteeing the Obligations would be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Taxes” means, with respect to any Agent, any Lender (including each Swing Line Lender and Issuing Bank) or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) any Tax on such recipient’s net income or profits (or franchise Tax in lieu of such Tax on net income or profits) imposed by a jurisdiction as a result of such recipient being organized or having its principal office or applicable lending office located in such jurisdiction or as a result of any other present or former connection between such recipient and the jurisdiction (including as a result of such recipient carrying on a trade or business, having a permanent establishment or being a resident for Tax purposes in such jurisdiction, other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Documents), (b) any branch profits Tax under Section 884(a) of the Internal Revenue Code or any similar Tax imposed by any other jurisdiction described in (a), (c) with respect to any Loan or Letter of Credit made to a US Borrower by a Non-US Lender (other than any Non-US Lender becoming a party hereto pursuant to a Borrower’s request under Section 2.22), any U.S. federal withholding Tax that is imposed on amounts payable to such Non-US Lender pursuant to a Law in effect at the time such Non-US Lender becomes a party hereto (or designates a new lending office) (or where the Non-US Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Non-US Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Non-US Lender), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Credit Party with respect to such U.S. federal withholding Tax pursuant to Section 2.19, (d) any withholding Tax attributable to a Lender’s failure to comply with Section 2.19(c), (e) any Taxes imposed pursuant to FATCA, (f) with respect to any Canadian Obligations, any Canadian withholding taxes imposed on a payment by or on account of any obligation of a Credit Party hereunder: (i) to a person with which the Credit Party does not deal at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of making such payment or (ii) in respect of a debt or other obligation to pay an amount to a person with whom the payer is not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of such payment (except where such nonarm’s length relationship arises solely from the recipient of such payment having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Documents), (g) with respect to any Canadian Obligations, any Canadian taxes imposed on a recipient by reason of such recipient: (i) being a “specified shareholder” (as defined in subsection 18(5) of the Income Tax Act (Canada)) of any Credit Party, or (ii) not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) with a “specified shareholder” (as defined in subsection

18(5) of the Income Tax Act (Canada)) of any Credit Party (except where such status arises solely from the recipient of such payment having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Documents) and (h) any interest, additions to Taxes and penalties with respect to any Taxes described in clauses (a) through (g) of this definition.

“Existing Revolving Credit Agreement” as defined in the recitals hereto.

“Existing Term Loan Facility” means the Amended and Restated Credit Agreement dated as of June 14, 2016 among Holdings, certain Subsidiaries of Holdings, the financial institutions named therein and Goldman Sachs Lending Partners LLC, as administrative agent, as the same may be amended, restated, amended and restated or otherwise modified or supplemented from time to time.

“Extending Lender” as defined in Section 2.23(d).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury Regulations or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code as of the Closing Date (or any amended or successor version described above), any intergovernmental agreements entered into in respect of the foregoing and any legislation, regulations or other official guidance implementing any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Administrative Agent.

“Financial Asset” has the meaning given to such term in the UCC.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer, treasurer, controller or, in each case, the equivalent thereof of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure.

“Financial Performance Covenant” as defined in Section 8.4(a).

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any ABL Collateral of a Credit Party and any Canadian Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien and inchoate Liens arising by operation of law for which amounts are not yet due and payable.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means with respect to Holdings and its Restricted Subsidiaries, the fiscal year ending on the last Saturday of September of each calendar year.

“Fixed Asset Collateral” as defined in the Intercreditor Agreement.

“Fixed Asset Facility” means (i) the term loan facility with respect to the senior secured term B credit facility outstanding on the Closing Date among Holdings, certain Subsidiaries of Holdings, the financial institutions named therein and Goldman Sachs Lending Partners LLC or its affiliate, as administrative agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such facility or agreements or indenture or indentures or any successor or replacement facility or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by Holdings to be included in the definition of “Fixed Asset Facility,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased, replaced or refunded in whole or in part from time to time; provided, that (1) (x) such debt facility is secured with a first ranking Lien on the US Fixed Asset Collateral and such first ranking Lien is senior to the Lien on the US Fixed Asset Collateral securing the Obligations and (y) such debt facility is also secured by a second ranking Lien on the US ABL Collateral and such second ranking Lien is junior to the Lien on the US ABL Collateral securing the Obligations.

“Fixed Asset Facility Collateral Agent” means the collateral agent for the holders of the Fixed Asset Facility.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter (or on any date of determination other than the last day of any Fiscal Quarter, the ratio as of the last day of the most recently ended full Fiscal Quarter) of (i) an amount equal to (x) EBITDA for the four Fiscal Quarter period then ending minus (y) Consolidated Capital Expenditures made in cash during such four Fiscal Quarter period to the extent not financed with the proceeds of Indebtedness minus (z) net cash taxes due and payable by Holdings and its Restricted Subsidiaries during such four Fiscal Quarter period, to (ii) Consolidated Fixed Charges for such four Fiscal Quarter period.

“Foreign Government Scheme or Arrangement” as defined in Section 4.10(d).

“Foreign Guarantor” means each Guarantor that is a Canadian Subsidiary and, at the election of Holdings, any other Foreign Subsidiary which is not a Canadian Subsidiary; provided that any Foreign Subsidiary which is not a Canadian Subsidiary shall not be a Foreign Guarantor unless (i) it is organized in a jurisdiction acceptable to the Administrative Agent, (ii) the Administrative Agent and the Lenders shall have received all documentation requested under Section 10.20 relating to such Foreign Subsidiary and (iii) it has delivered any other documentation reasonably requested by the Administrative Agent in consultation with the Borrowers.

“Foreign Law Guaranty” means each guaranty agreement, if any, entered into by a Foreign Guarantor that is not governed by the laws of the United States or any state thereof pursuant to which such Foreign Guarantor guarantees the Canadian Obligations of which it is a Guarantor.

“Foreign Plan” as defined in Section 4.10(d).

“Foreign Subsidiary” means each Subsidiary other than a US Subsidiary.

“Fraudulent Transfer Laws” as defined in Section 7.2.

“FSHCO” means any Subsidiary that (a) is organized under the laws of the United States, any state thereof or the District of Columbia and (b) that owns no material assets other than Capital Stock of one or more Foreign Subsidiaries that are CFCs.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Notice” as defined in Section 2.1(c)(i).

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States or Canada, as applicable, generally accepted accounting principles in effect as of the date of determination thereof.

“General Intangible” as defined in the UCC or, if applicable, an “intangible” as defined in the PPSA.

“Governmental Authority” means any federal, state, provincial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, Canada, or a province or territory of Canada, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” means, with respect to any Guarantor, the US Obligations and/or Canadian Obligations, as applicable, guaranteed by such Guarantor pursuant to Section 7.1 or any Foreign Law Guaranty; provided that the definition of “Guaranteed Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Guarantor” means (i) with respect to the US Obligations, each of Holdings, US Borrower (other than with respect to its own US Obligations), and each other US Subsidiary of Holdings (other than any Joint Venture) that is party hereto on the Closing Date, or becomes party hereto at any time after the Closing Date, as a Guarantor and (ii) with respect to the Canadian Obligations, each of Holdings, the US Borrower, the Canadian Borrower (other than with respect to its own Canadian Obligations) and those other Subsidiaries of Holdings (other than any Joint Venture) that is party hereto on the Closing Date, or becomes party hereto at any time after the Closing Date, as a Guarantor; provided that, in each case, Excluded Subsidiaries shall not be required to be Guarantors.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7 or any Foreign Law Guaranty, as the case may be.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant, or compound in any form of any nature, including petroleum and petroleum products, asbestos and asbestos-containing materials, regulated pursuant to any Environmental Law.

“Hedge Agreement” means a Swap Contract entered into with an Approved Counterparty in order to satisfy the requirements of any Fixed Asset Facility or otherwise in the ordinary course of Holdings’ or any of its Subsidiaries’ businesses.

“Hedge Reserve” means the aggregate amount of reserves established by the Administrative Agent in respect of Noticed Hedges.

“Holdings” as defined in the preamble hereto.

“Immaterial Subsidiary” means any Subsidiary (other than a Borrower) that, as of the date of the most recent financial statements required to be delivered pursuant to Sections 5.1(a) and (b), does not have assets (together with the assets of all other Immaterial Subsidiaries) in excess of 5.0% of Consolidated Total Assets or annual revenues in excess of 5.0% of the total annual revenues of Holdings and its consolidated Subsidiaries. The Immaterial Subsidiaries as of the Closing Date are listed on Schedule 1.1A.

“Increased Amount Date” as defined in Section 2.23(a).

“Increased-Cost Lender” as defined in Section 2.22.

“Indebtedness,” means, with respect to any Person:

(1) the amount of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except (i) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, (d) in respect of obligations under Capitalized Leases (e) representing any obligations under Hedging Agreements, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Agreements) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such

Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the fair market value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

The term “Indebtedness” shall not include any lease, concession or license of property (or guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date, any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices, or obligations under any license, permit or other approval (or Guarantees given in respect of such obligations) incurred prior to the Closing Date or in the ordinary course of business or consistent with past practices.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees), in each case, arising out of or relating to an action, investigation, suit or proceeding commenced or threatened by any Credit Party or Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or (ii) any presence, Release or threat of Release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by any Credit Party or their respective Subsidiaries or any Environmental Liability of any Credit Party or their respective Subsidiaries.

“Indemnitee” as defined in Section 10.3(a).

“Initial Lender” means each Lender that is a party hereto on the Closing Date.

“Intellectual Property” as defined in the Pledge and Security Agreement and the Canadian Pledge and Security Agreement, as applicable.

“Intellectual Property Security Agreement” as defined in the Pledge and Security Agreement and the Canadian Pledge and Security Agreement, as applicable.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of March 11, 2011, among the Borrowers, Holdings, certain other parties thereto and the Fixed Asset Facility Collateral Agent, the Administrative Agent and Collateral Agent, as amended pursuant to Amendment No. 1 to Intercreditor Agreement, dated as of June 8, 2018, as the same may be further amended, supplemented, replaced, restated or otherwise modified from time to time.

“Interest Payment Date” means with respect to (i) any Revolving Loan that is a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Loan (in each case, other than a Swing Line Loan), the first day of each quarter commencing on July 1, 2018 and the Revolving Commitment Termination Date, (ii) any Revolving Loan that is a Eurodollar Rate Loan or B/A Equivalent Loan, the last day of each Interest Period or Contract Period, as applicable, applicable to such Loan and the Revolving Commitment Termination Date (provided, in the case of each Interest Period or Contract Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period or Contract Period) and (iii) any Swing Line Loan or Protective Advance, the first day of each month following the making of such Loan and the date that such Loan or Protective Advance is required to be repaid.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or any other period agreed to between Holdings and the Administrative Agent which is available to all relevant Lenders), as selected by Holdings in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means (i) any purchase or other acquisition by Holdings or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a US Guarantor Subsidiary); (ii) any redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary of Holdings from any Person (other than Holdings or any US Guarantor Subsidiary), of any Capital Stock of such Person; (iii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Restricted Subsidiaries to any other Person (other than Holdings or any US Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business; and (iv) the designation of any Subsidiary as an “Unrestricted Subsidiary”; provided that Investments shall not include, in the case of Holdings and the Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business. If Holdings or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary, or any Restricted Subsidiary issues any Capital Stock, in either case, such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Holdings, Holdings shall be deemed to have made an Investment on the date of any such sale or other disposition equal to the Fair Market Value of the Capital Stock of and all other Investments in such Restricted Subsidiary retained. In no event shall a guarantee of an operating lease of Holdings or any Restricted Subsidiary be deemed an Investment. The amount of any Investment shall be (x) the original cost of such Investment plus (y) the cost of all additions thereto minus (z) any amount distributed, returned or otherwise reimbursed to any Credit Party in cash in respect of such Investment, in each case, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment; provided that for purposes of determining the amount of any such Investment in accordance with this sentence (other than the foregoing clause (iv)), the amount subtracted from the amount of any such Investment pursuant to the foregoing clause (z) shall not exceed the lesser of (I) the maximum amount of such Investment permitted to be incurred under Section 6.6 of this Agreement and (II) the amount originally invested; provided, further, that the amount of any Investment referred to in the foregoing clause (iv) shall be determined as follows:

(1) such “Investments” shall include the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) Holdings’ “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to Holdings’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Holdings.

“Investment Grade Account Debtor” means an Account Debtor that has an Investment Grade Rating.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P (or an equivalent rating by any other rating agency).

“IP Rights” as defined in Section 4.15.

“IPO” means the consummation of an underwritten public equity offering of common stock of any IPO Issuer.

“IPO Issuer” means Holdings, or the Affiliate of (including any Subsidiary of Holdings), or successor to, Holdings formed for the purpose of issuing Capital Stock in the IPO.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable Issuing Bank and the applicable Borrower or in favor of the applicable Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means each of the US Issuing Banks and/or the Canadian Issuing Banks, as applicable.

“Joinder Agreement” means an agreement substantially in the form of Exhibit L.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Judgment Currency” as defined in Section 10.3(c).

“Junior Indebtedness” means (i) the Senior Notes, (ii) any Indebtedness for borrowed money of a Credit Party that is expressly subordinated in right of payment to the Obligations and (iii) any other Indebtedness of a Credit Party of the type described in clauses (i) and (iii) of the definition thereof with a principal amount in excess of $75.0 million that is unsecured and that has a Stated Maturity of at least one year at the time of incurrence.

“Landlord Lien Reserve” shall mean an amount not to exceed the lesser of (i) three months’ rent for all of the leased locations of the Credit Parties at which Eligible Inventory is stored, other than leased locations with respect to which the Administrative Agent has received a Landlord Personal Property Collateral Access Agreement or Bailee’s Letter and (ii) the aggregate amount of Eligible Inventory included in the applicable Borrowing Base.

“Landlord Personal Property Collateral Access Agreement” means an agreement substantially in the form of Exhibit I (or such other form as may be agreed to by the Administrative Agent) with such amendments or modifications as may be approved by the Administrative Agent.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, statutory instruments, acts, treaties, rules, guidelines, regulations, directives, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCA Election” as defined in Section 1.6.

“LCA Test Date” as defined in Section 1.6.

“Lead Arrangers” means Bank of America, Bank of Montreal and PNC Capital Markets LLC in their capacities as joint lead arrangers and joint bookrunners for the Revolving Credit Facility.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto as a Lender pursuant to an Assignment Agreement or a Joinder Agreement.

“Letter of Credit” means each Documentary Letter of Credit and Standby Letter of Credit issued by any Issuing Bank pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Obligations” means the US Letter of Credit Obligations and/or the Canadian Letter of Credit Obligations, as applicable.

“Letter of Credit Sublimit” means the US Letter of Credit Sublimit and/or the Canadian Letter of Credit Sublimit, as applicable.

“Letter of Credit Undrawn Amounts” means the US Letter of Credit Undrawn Amounts and/or the Canadian Letter of Credit Undrawn Amounts, as applicable.

“Letter of Credit Usage” means the US Letter of Credit Usage and/or the Canadian Letter of Credit Usage, as applicable.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” as defined in Section 2.26.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR

Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrowers).

“Lien” means any lien, mortgage, pledge, security interest, hypothec, assignment by way of security, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Acquisition” means any Acquisition (including by way of merger or amalgamation) or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, financing.

“Line Cap” means an amount, as of any date of determination, equal to the lesser of (i) the Borrowing Base as in effect on such date and (ii) the aggregate commitments under the Revolving Credit Facility.

“Liquidity Event Period” means any period beginning on (a) the date on which the Excess Availability is less than the Applicable Threshold for five consecutive Business Days or (b) the date on which an Event of Default under Section 8.1(a), (f) or (g) or has occurred and is continuing and ending on the first Business Day (each such date, a “Release Date”) on which (i) the Excess Availability is at least the Applicable Threshold for more than 30 consecutive days and (ii) no such Event of Default has occurred and is continuing; provided that during any period of twelve consecutive months, there shall occur no more than four Release Dates.

“Loan” means a Revolving Loan, a Swing Line Loan and an Overadvance Loan.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities (actual or contingent), financial condition or results of operations of Holdings and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Credit Parties (taken as a whole) to perform their respective obligations under the Credit Documents to which Holdings or any of the Credit Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under the Loan Documents.

“Maximum Credit” means the US Maximum Credit and/or the Canadian Maximum Credit, as applicable.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which the Borrowers or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Orderly Liquidation Value Percentage” means the orderly liquidation value (net of costs and expenses incurred in connection with liquidation) of Eligible Inventory as a percentage of the cost of such inventory, which percentage shall be determined on a first-in, first-out basis by reference to the most recent third-party appraisal of such inventory received by the Administrative Agent in accordance with the terms hereof.

“New Lender” as defined in Section 2.23(a).

“New Revolving Commitments” as defined in Section 2.23(a).

“New Revolving Loans” as defined in Section 2.23(a).

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-Consenting Lender” as defined in Section 2.22.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means all Taxes other than Excluded Taxes.

“Non-US Lender” means, with respect to any Loan made to the US Borrower, any Lender or Issuing Bank that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Note” means a Revolving Loan Note or a Swing Line Note.

“Notice” means a Funding Notice, a Letter of Credit Application, Swing Line Request or a Conversion/Continuation Notice.

“Noticed Hedge” means any Hedge Agreement with respect to which the Borrowers and the Approved Counterparty thereof have notified the Administrative Agent of (i) the intent to include such Hedge Agreement as a Noticed Hedge hereunder(it being understood that one notice with respect to as specified ISDA Master Agreement may designate all transactions thereunder as being “Noticed Hedges”, without the need for separate notices for each individual transaction thereunder) and (ii) the maximum amount of obligations which may be owed to the Approved Counterparty from time to time thereunder, and in respect of which a Hedge Reserve shall be established (it being understood that the Borrowers and such Approved Counterparty may amend such maximum amount from time to time by subsequent notice to the Administrative Agent).

“Obligations” means, collectively, the US Obligations and the Canadian Obligations; provided that the definition of “Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Obligee Guarantor” as defined in Section 7.7.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Documents” means (i) with respect to any corporation (including any unlimited liability company), its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended (in each case, or document of similar import), (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended (in each case, or document of similar import), (iii) with respect to any general partnership, its partnership agreement, as amended (in each case, or document of similar import), and (iv) with respect to any limited liability company, its articles of organization (or memorandum and articles of organization of incorporation), as amended, and its operating agreement, as amended (in each case, or document of similar import). In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document, except any such Taxes that are imposed with respect to an assignment or transfer of a recipient’s rights (other than an assignment made pursuant to Section 2.22) (an “Assignment Tax”), but only to the extent such Assignment Taxes are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Tax (other than a connection arising from such assignor or assignee having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document).

“Overadvance” as defined in Section 2.24.

“Overadvance Loan” means a (i) Base Rate Loan or Canadian Base Rate Loan, as applicable, made when an Overadvance exists or is caused by the funding thereof in Dollars or (ii) a Canadian Prime Loan when an Overadvance exists or is caused by the funding thereof in Canadian Dollars.

“Pari Passu Secured Ratio Debt” means any Secured Ratio Debt secured by Liens on the US Collateral permitted by (and in accordance with) Section 6.2(n)(i).

“Participant Register” as defined in Section 10.6(d).

“Patents” as defined in the Pledge and Security Agreement and the Canadian Pledge and Security Agreement, as applicable.

“PATRIOT Act” means the USA PATRIOT Act of 2001 (31 U.S.C. 5318 et seq.).

“Payment Conditions” means, at any time of determination, (i) no Event of Default shall have occurred and be continuing or result from any specified event, and (ii) either (a) the Fixed Charge Coverage Ratio would be at least 1.0:1.0 on a Pro Forma Basis and Excess Availability would on a Pro Forma Basis be at least the greater of (x) $45.0 million and (y) 15.0% of the Borrowing Base or (b) Excess Availability would on a Pro Forma Basis be at least the greater of (x) $60.0 million and (y) 17.5% of the Borrowing Base.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Holdings, any Restricted Subsidiary or any of their respective ERISA Affiliates or to which Holdings, any Restricted Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute (or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years). A Canadian Pension Plan is not a “Pension Plan”.

“Permitted Acquisition” means any Acquisition by Holdings or any of its Wholly Owned Restricted Subsidiaries; provided that the following conditions have been satisfied:

(i) Holdings shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Holdings, each of the actions set forth in Section 5.10, as applicable, within the time frames set forth in such applicable Section;

(ii) the Payment Conditions are satisfied on a Pro Forma Basis; provided that solely for purposes of determining whether the Payment Conditions are satisfied, (1) Accounts acquired pursuant to such Acquisition may constitute Eligible Receivables subject to the following: (i) Holdings shall have delivered to the Administrative Agent all requested information and documentation with respect to such Accounts that is available to Holdings at least 15 Business Days prior to the proposed inclusion of such Accounts as Eligible Receivables for purposes of calculating Excess Availability pursuant to this clause (ii); (ii) such Accounts and the information and documentation delivered pursuant to preceding clause (i) shall otherwise be satisfactory to the Administrative Agent in its Permitted Discretion; and (iii) to the extent any such Accounts are permitted by the Administrative Agent to constitute Eligible Receivables for purposes of the calculation of Excess Availability for purposes of this clause (ii), such Accounts shall be subject to an advance rate calculated by the Administrative Agent in its Permitted Discretion, but in no event will be higher than the lower of (A) 60% and (B) the net effective advance rate applicable to Accounts set forth on the most recent Borrowing Base Certificate delivered pursuant to Section 5.1(l) and (2) inventory acquired pursuant to such Acquisition may constitute Eligible Inventory subject to the following: (i) Holdings shall have delivered to the Administrative Agent all requested information and documentation with respect to such inventory that is available to Holdings at least 15 Business Days prior to the proposed inclusion of such inventory as Eligible Inventory for purposes of calculating Excess Availability pursuant to this clause (ii); (ii) such inventory and the information and documentation delivered pursuant to preceding clause (i) shall otherwise be satisfactory to the Administrative Agent in its Permitted Discretion; and (iii) to the extent any such inventory are permitted by the Administrative Agent to constitute Eligible Inventory, such inventory shall be subject to an advance rate calculated by the Administrative Agent in its Permitted Discretion, but in no event will be higher than the lower of (A) 40% and (B) the net effective advance rate applicable to inventory set forth on the most recent Borrowing Base Certificate delivered pursuant to Section 5.1(l); and

(iii) any Person or assets or division as acquired in accordance herewith shall not be materially different from the business or lines of business, taken as a whole, conducted by Holdings and/or its Restricted Subsidiaries on the Closing Date or any Similar Business.

“Permitted Discretion” means reasonable credit judgment made in good faith in accordance with customary business practices for comparable asset-based lending transactions, and as it relates to the establishment or adjustment of Availability Reserves or Eligibility Reserves or the modification of eligibility standards and criteria shall require that (a) such establishment, adjustment or imposition after the Closing Date be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date or are materially different from the facts or events occurring or known to the Administrative Agent on the Closing Date, unless the applicable Borrower and the Administrative Agent otherwise agree in writing, (b) the contributing factors to the imposition of any Availability Reserves or Eligibility Reserves shall not duplicate the exclusionary criteria set forth in the definitions of “Eligible Receivables” or “Eligible Inventory”, as applicable, and vice versa and (c) the amount of any Availability Reserves or Eligibility Reserves so established or the effect of any adjustment shall be a reasonable quantification (as reasonably determined by the Administrative Agent) of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Permitted Holders” means, collectively or any of, Barry Zekelman, Alan Zekelman and Clayton Zekelman and each of their descendants, heirs and Affiliates.

“Permitted Incremental Alternative Debt” means Indebtedness permitted to be incurred under Section 6.1(l).

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancings” means, with respect to any Permitted Secured Debt, Permitted Incremental Alternative Debt or any Ratio Debt, any renewals, exchanges, extensions, refinancings and refunding of such Indebtedness; provided that:

(i) any such renewal, extension, refinancing or refunding is in an aggregate principal amount not greater than the principal amount (or accreted value, if applicable) of the aggregate principal amount of such Indebtedness outstanding at such time (plus accrued interest, any premium and reasonable commission, fees and expenses);

(ii) such Indebtedness has (x) a Stated Maturity date that is at least 91 days after the Revolving Commitment Termination Date and (y) the amortization with respect to such Indebtedness shall not exceed 1% per annum of the original principal amount thereof;

(iii) with respect to which any Liens securing such Indebtedness are limited to the assets or property that secured or would have secured the Indebtedness being renewed, extended, refinanced or refunded and without any change in the Lien priority with respect to such assets or property subject to such Liens; provided that any such Lien may be subordinated on terms satisfactory to the Administrative Agent;

(iv) as applicable, the Permitted Secured Debt Collateral Agent or the Secured Ratio Debt Collateral Agent in respect of any Pari Passu Secured Ratio Debt, in each case, on behalf of the holders such Indebtedness agrees to be bound by the terms of the Intercreditor Agreement;

(v) no obligor that was not obligated with respect to the Indebtedness that is renewed, extended, refinanced or refunded shall become obligated with respect to the renewal, extension, refinancing or refund of Indebtedness; and

(vi) if the Indebtedness that is renewed, extended, refinanced or refunded was subordinated in right of payment to the Obligations, then the terms and conditions of the renewal, extension, refinancing, refunding must include subordination terms and conditions that are at least as favorable to the Lenders as those that were applicable to the renewed, extended, refinanced or refunded Indebtedness.

“Permitted Secured Debt” means the Indebtedness and other obligations under any Fixed Asset Facility and any Permitted Refinancings thereof.

“Permitted Secured Debt Collateral Agent” means (i) with respect to the Fixed Asset Facility, the Fixed Asset Facility Collateral Agent and (ii) with respect to any other Permitted Secured Debt, any collateral agent, collateral trustee, or similar representative of holders of Permitted Secured Debt under and pursuant to the applicable Permitted Secured Debt Document.

“Permitted Secured Debt Documents” means all agreements and documents entered into and evidencing Permitted Secured Debt.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Credit Party or any ERISA Affiliate or any such Plan to which any Credit Party or any ERISA Affiliate is required to contribute on behalf of any of its employees. For greater certainty, neither a Canadian Pension Plan nor a Canadian Benefit Plan is a Plan.

“Platform” as defined in Section 5.1(o).

“Pledge and Security Agreement” means an agreement, substantially in the form of Exhibit H-1, as it may be amended, supplemented or otherwise modified from time to time, executed by Holdings, the US Borrower and each US Guarantor.

“Pledged Debt” as defined in the Pledge and Security Agreement and the Canadian Pledge and Security Agreement, as applicable.

“Pledged Equity Interests” as defined in the Pledge and Security Agreement and the Canadian Pledge and Security Agreement, as applicable.

“PPSA” the Personal Property Security Act of Ontario (or any successor statute) or similar legislation of any other Canadian jurisdiction, including, without limitation, the Civil Code of Quebec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, enforceability, validity or effect of security interests or hypothecs.

“Principal Office” means, for each of the Administrative Agent, the Swing Line Lender and each Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to the applicable Borrower, the Administrative Agent and each Lender.

“Priority Payables” means, with respect to any Person, any amount payable by such Person solely to the extent that it is past due and is secured by a Lien which ranks prior to or pari passu with the Liens created by the Collateral Documents, including any such amounts which are past due and owing for wages (including such amounts protected by the Wage Earner Protection Program (Canada)), vacation pay, employee deductions, sales tax, excise tax, Tax payable pursuant to Part IX of the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, pension fund obligations and overdue Taxes.

“Proceeds” has the meaning given such term in the UCC or, if applicable, the PPSA.

“Pro Forma Basis” means

(a) with respect to any determination related to any Asset Sale, Obsolete Operations, any operational change, Acquisition or Investment, that such determination shall be made giving pro forma effect to each Asset Sale, any operational change, Obsolete Operations, Acquisition or Investment, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness), as if such Asset Sale, any operational change, Obsolete Operations, Acquisition or Investment, as applicable, and related transactions had been consummated on the first day of such period, in each case based on Holdings’ most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such Asset Sale, any operational change, Obsolete Operations, Acquisition or Investment, as applicable, occurs, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, financial statement or other document and, in addition, solely for purposes of EBITDA, such pro forma adjustments may (without duplication of amounts included under the definition of “EBITDA”) take into account cost savings and synergies that are identified and are to be implemented within the next four Fiscal Quarters (and costs incurred, if applicable), to the extent that such adjustments give effect to events that are (i) directly attributable to such Asset Sale, any operational change (including the entry into any material contract or arrangement), Obsolete Operations, Acquisition or Investment, (ii) expected to have a continuing impact on Holdings and its Restricted Subsidiaries and (iii) factually supportable;

(b) with respect to any determination related to the incurrence of any Indebtedness, that such determination shall be made giving pro forma effect to each incurrence of Indebtedness, together with all transactions relating thereto consummated during such period (including any incurrence, assumption, refinancing or repayment of Indebtedness (other than in the case of revolving credit borrowings, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period)), as if such incurrence of Indebtedness and related transactions had been consummated on the first day of such period, in each case based on Holdings’ most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such incurrence of Indebtedness, occurs, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, financial statement or other document (whether required or requested hereunder) provided to the Administrative Agent or any Lender in connection herewith;

(c) with respect to any determination related to the making of a Restricted Payment, that such determination shall be made giving pro forma effect to such Restricted Payment, together with all transactions relating thereto consummated during such period, as if such Restricted Payment and related transactions had been consummated on the first day of such period, in each case based on Holdings’ most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such Restricted Payment, occurs, based on historical results accounted for in accordance with GAAP and, to the extent applicable, reasonable assumptions that are specified in detail in the relevant Compliance Certificate, financial statement or other document (whether required or requested hereunder) provided to the Administrative Agent or any Lender in connection herewith; and

(d) with respect to the incurrence of Indebtedness in connection with any of the foregoing determinations, any such Indebtedness shall be assumed to bear interest during the portion of the applicable measurement period prior to the relevant transaction at the weighted average of the interest rates applicable to such Indebtedness during such period.

“Proposed Extension” as defined in Section 2.23(d).

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Revolving Commitment or Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (i) the Revolving Credit Exposure of the Lender in question by (ii) the aggregate Revolving Credit Exposure of all Lenders.

“Protective Advance” as defined in Section 2.25(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualification Period” means (i) in the case of jurisdictions in which Account Debtors of a Borrower or any Guarantor Subsidiary are located on the Closing Date, within 30 days of the Closing Date (or such longer period as the Administrative Agent may agree) and (ii) in the case of such other jurisdictions in which Account Debtors of a Borrower or any Guarantor Subsidiary are or become located after the Closing Date, within 30 days of the creation of such Account (or such longer period as the Administrative Agent may agree).

“Qualified Consignment Inventory” means inventory of a Borrower or a Guarantor Subsidiary consigned to any Person, as consignee, that is not a Borrower or a Guarantor Subsidiary; provided that no such inventory shall constitute Eligible Inventory unless (i) the applicable Borrower or Guarantor Subsidiary retains title to the Eligible Inventory at all times while such Eligible Inventory is located at the premises of such Person, (ii) an appropriate UCC-1 or PPSA financing statement or equivalent shall have been executed and properly filed; provided that in the case of PPSA financing statements only if required by law to protect the interests of the consignor, (iii) Eligible Inventory having a value of at least $100,000 is located at such premises of such Person and (iv) the Administrative Agent shall have (A) received a Landlord Personal Property Collateral Access Agreement, Bailee’s Letter or similar agreement in a form and substance satisfactory to it or (B) an Eligibility Reserve in respect of fees, expenses and other amounts owing by the applicable Borrower or Subsidiary Guarantor to such Person shall have been established with respect thereto (which, for the avoidance of doubt, shall be established if the relevant document referred to in clause (A) has not been delivered).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10.0 million at the time the relevant Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Extended Terms Account” means an Account (i) with an Account Debtor that has corporate or corporate family rating of at least investment grade by at least one national credit rating agency, (ii) entered into in connection with the construction of facilities by such Account Debtor, (iii) maturity within 180 days and (iv) to the extent not exceeding, together with the aggregate amount of all other Qualified Extended Terms Accounts constituting Eligible Receivables, the lower of (a) 5% of the Borrowing Base and (b) $20.0 million at any time.

“Qualified Outside Processor” means each Person (other than a Credit Party) that provides processing services with respect to Eligible Inventory owned by a Credit Party at the premises of such Person, which premises are neither owned nor leased by a Credit Party; provided that no such Person shall constitute a Qualified Outside Processor unless (i) the applicable Credit Party retains title to the Eligible Inventory at all times while such Eligible Inventory is located at the premises of such Person, (ii) Eligible Inventory having a value of at least $100,000 is located at such premises of such Person and (iii) the Administrative Agent shall have established an Availability Reserve or Eligibility Reserve in respect of fees and expenses owing by the applicable Credit Party to such Person.

“Qualified Overseas Inventory” means inventory of a Borrower or a Guarantor Subsidiary in transit by ship to the continental United States or Canada, as applicable, from a location outside the continental United States or Canada, as applicable, (a) that has been purchased by a Borrower or a Guarantor Subsidiary pursuant to an English language purchase and sale contract reasonably satisfactory to the Administrative Agent (including, without limitation, containing “FOB port of loading” or “C&F port of discharge” terms, representations and warranties, indemnities, governing law and arbitration provisions reasonably satisfactory to the Administrative Agent), with respect to which the Administrative Agent has a valid perfected, First Priority Lien (and such First Priority Lien is senior in priority to any Permitted Lien) in such Borrower’s or such Guarantor Subsidiary’s rights thereunder; (b) either (i) that has been fully paid for in accordance with the terms of the invoice therefor and the related purchase and sale agreement pursuant to either (A) a draw on a Letter of Credit or (B) the issuance of a banker’s acceptance, or (ii) in respect of which a Letter of Credit satisfactory to the Administrative Agent has been issued by any Issuing Bank to the seller of such goods as beneficiary; (c) that is covered by a negotiable bill of lading that (i) is in the possession of the Administrative Agent (or, in the Administrative Agent’s sole discretion, the Administrative Agent’s designee) and indorsed and delivered to it no later than 10 Business Days after the issuance thereof, (ii) was issued by a carrier satisfactory to the Administrative Agent having a “overall risk rating” of at least 5 by MRC Lloyd’s MIU – North America, (iii) contains terms reasonably satisfactory to the Administrative Agent indicating the goods are “clean on board” and otherwise undamaged at the time of the issuance of such bill of lading and (iv) contains a “freight prepaid” clause satisfactory to the Administrative Agent, unless the Administrative Agent has established adequate reserves therefor; (d) that is subject to a contract of carriage that prohibits intermediate ports of call unless otherwise consented to by the Administrative Agent in writing; (e) with respect to which the Administrative Agent has received a “loading survey” from a shipping surveyor satisfactory to the Administrative Agent and a mill certificate, in each case, containing a description of such goods that is consistent with the bill of lading covering such goods and conforming to the description of such goods contained on the related purchase and sale agreement; (f) that is covered by insurance satisfactory to the Administrative Agent with respect to which a certificate of insurance satisfactory to the Administrative Agent has been issued and delivered to the Administrative Agent naming the Collateral Agent as an additional insured and loss payee and otherwise in form and substance satisfactory to the Administrative Agent; (g) with respect to which the Administrative Agent shall have received accurate and complete information as to customs, tariffs and other charges that will be charged or levied against such goods upon entry into the United States; and (h) that has not been in transit for more than 45 days.

“Ratio Debt” means Indebtedness incurred pursuant to Section 6.1(o)(A).

“Register” as defined in Section 10.6(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the US Securities and Exchange Commission under the Securities Act and Exchange Act as in effect from time to time.

“Reimbursement Date” as defined in Section 2.3(h).

“Reimbursement Obligations” means, as and when matured, the obligation of the applicable Borrower to pay, on the date payment is made to the beneficiary under each such Letter of Credit (or at such other date as may be specified in the applicable Issuer Document) and in the currency drawn (or in such other currency as may be specified in the applicable Issuer Document), all amounts of each draft and other requests for payments drawn under applicable Letters of Credit, and all other matured reimbursement or repayment obligations of the applicable Borrower to any Issuing Bank with respect to amounts drawn under Letters of Credit.

“Related Party” as defined in Section 10.3(a).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material) into the Environment or into, from or through any building or structure.

“Replacement Lender” as defined in Section 2.22.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Requisite Lenders” means one or more Lenders having or holding Revolving Credit Exposure and representing more than 50% of the sum of the aggregate Revolving Credit Exposure of all Lenders.

“Restricted Payment” means

(i) any declaration or payment of any dividend or any other payment or distribution on account of Holdings’ or any of its Restricted Subsidiaries’ Capital Stock (including, without limitation, any payment in connection with any merger, amalgamation or consolidation involving Holdings or any of its Restricted Subsidiaries) or to the direct or indirect holders of Holdings’ or any of its Restricted Subsidiaries’ Capital Stock in their capacity as such (other than dividends, payments or distributions (a) payable in Capital Stock (other than Disqualified Stock) of Holdings or to Holdings or a Restricted Subsidiary of Holdings or (b) payable by a Restricted

Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Capital Stock in such class or series of securities); or

(ii) any purchase, redemption or other acquisition or retirement for value (including, without limitation, in connection with any merger or consolidation involving Holdings) of any Capital Stock of Holdings or any Restricted Subsidiary of Holdings held by Persons other than Holdings or any Restricted Subsidiary of Holdings;

provided that cancellation of Indebtedness owing to Holdings from any current or former officer, director or employee (or any permitted transferees thereof) of Holdings or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Capital Stock of Holdings from such Persons will not be deemed to constitute a Restricted Payment.

“Restricted Subsidiary” means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any US Revolving Loan and/or Canadian Revolving Loan and to acquire participations in US Letters of Credit, US Swing Line Loans, Canadian Letters of Credit and Canadian Swing Line Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment is set forth on Appendix A or in the applicable Assignment Agreement or Joinder Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the combined Revolving Commitments as of the Closing Date is $400,000,000 and the maximum amount of Revolving Commitments available for Canadian Revolving Loans, Canadian Swing Line Loans and Canadian Letters of Credit shall be the Dollar Equivalent of the then current Canadian Revolving Sublimit; provided, that the amount of Revolving Commitments in effect at any time shall be reduced by the aggregate amount of Revolving Credit Outstandings at such time.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) the fifth anniversary of the Closing Date; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12; and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1; provided that the Revolving Commitment Termination Date shall be 91 days prior to the final maturity date of the (i) Fixed Asset Facility if on such date the Fixed Asset Facility has not been re-financed in full and (ii) Senior Notes if on such date the Senior Notes have not been refinanced or redeemed in full.

“Revolving Credit Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum (without duplication) of (a) the aggregate outstanding principal amount of the Dollar Equivalent of the Loans of that Lender, (b) in the case of a Lender that is (x) a US Issuing Bank, the aggregate US Letter of Credit Usage in respect of all US Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit) and (y) a Canadian Issuing Bank, the Dollar Equivalent of the aggregate Canadian Letter of Credit Usage in respect of all Canadian Letters of Credit issued by that Lender (net of any participations by other Lenders in such Letters of Credit), (c) (I) the aggregate amount of all participations by that Lender in any outstanding US Letters of Credit or any unreimbursed drawing under any US Letter of Credit and (II) the Dollar Equivalent of the aggregate amount of all participations by that Lender in any outstanding Canadian Letters of Credit or any unreimbursed drawing under any Canadian Letter of Credit, (d) in the case of a Lender that is (x) a US Swing Line Lender, the aggregate outstanding principal amount of all US Swing Line Loans of such Lender (net of any participations therein by other Lenders) and (y) a Canadian Swing Line Lender, the Dollar Equivalent of the aggregate outstanding principal amount of all Canadian Swing Line Loans of such Lender (net of any participations therein by other Lenders) and (e) (I) the aggregate amount of all participations therein by that Lender in any outstanding US Swing Line Loans and (II) the aggregate amount of all participations therein by that Lender in any outstanding Canadian Swing Line Loans.

“Revolving Credit Facility” means the Revolving Commitments and the provisions herein related to the US Revolving Loans, Canadian Revolving Loans, US Swing Line Loans, Canadian Swing Line Loans, US Letters of Credit and Canadian Letters of Credit.

“Revolving Credit Outstandings” means the US Revolving Credit Outstandings and the Canadian Revolving Credit Outstandings, as applicable.

“Revolving Loan” means the US Loans and/or the Canadian Loans, as applicable.

“Revolving Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“S&P” means S&P Global Ratings, a division of Standard and Poor’s Financial Services LLC and any successor thereto.

“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”), the Government of Canada or other relevant sanctions authority; provided that, with respect to the Canadian Credit Parties, “Sanctions” shall not include sanctions or embargoes the compliance with which would violate any order issued under the Foreign Extraterritorial Measures Act (Canada) or any other similar applicable legislation.

“Scheduled Unavailability Date” as defined in Section 2.26.

“Second Priority” means, with respect to any Lien created in any Fixed Asset Collateral pursuant to any Collateral Document, that such Lien is subordinated solely to the Liens on such Collateral created by the Permitted Secured Debt Documents and any Permitted Liens which are permitted by the terms hereof to be senior.

“Secured Parties” means, collectively, the Lenders, the Issuing Banks, the Agents, each Approved Counterparty and each other holder of an Obligation.

“Secured Permitted Incremental Alternative Debt Collateral Agent” means any collateral agent, collateral trustee or similar representative of holders of Permitted Incremental Alternative Debt under and pursuant to the applicable Secured Permitted Incremental Alternative Debt Document.

“Secured Permitted Incremental Alternative Debt Documents” means any agreements and documents entered into and evidencing Permitted Incremental Alternative Debt that is secured by a Lien.

“Secured Ratio Debt” as defined in Section 6.1(o)(A).

“Secured Ratio Debt Collateral Agent” means any collateral agent, collateral trustee, or similar representative of holders of Secured Ratio Debt under and pursuant to the applicable Secured Ratio Debt Document.

“Secured Ratio Debt Documents” means any agreements and documents entered into and evidencing Secured Ratio Debt.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” has the meaning given to such term in the UCC and STA, as applicable.

“Securities Account Control Agreement” has the meaning specified in the Pledge and Security Agreement and the Canadian Pledge and Security Agreement, as applicable.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Intermediary” means a “securities intermediary” or “commodity intermediary” as such terms are defined in the UCC.

“Security Agreement Collateral” means, collectively, all property pledged or granted (or purported to be pledged or granted) as collateral pursuant to the Pledge and Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.10.

“Senior Notes Agreement” means any indenture, note purchase agreement, security documents related thereto or other agreement pursuant to which the Senior Notes were issued as in effect on the Closing Date and thereafter amended, modified, replaced, waived, supplemented or restated from time to time, subject to the requirements of this Agreement.

“Senior Notes” means, Holdings’ 9.875% senior secured notes due 2023 issued pursuant to the Senior Notes Agreement and any exchange notes issued in exchange therefor, in each case, pursuant to the Senior Notes Agreement..

“Senior Notes Intercreditor Agreement” means that certain Junior Lien Intercreditor Agreement dated as of June 14, 2016, by and among, the US Credit Parties, the Administrative Agent, the Collateral Agent, the Fixed Asset Facility Collateral Agent and the collateral agent on behalf of the Senior Notes, as amended by Amendment No. 1 to the Junior Lien Intercreditor Agreement, dated as of June 8, 2018, as the same may be further amended, supplemented, replaced, restated or otherwise modified from time to time in accordance with its terms.

“Similar Business” means any business and any services, activities or businesses (including technologies) incidental, or reasonably related or similar to, complementary or corollary to any line of business engaged in by Holdings and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transactions) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit F-2.

“Solvent” means, with respect to Holdings, that as of the date of determination (i) with respect to Holdings and its Restricted Subsidiaries on a consolidated basis, both (a) the sum of the debt (including contingent liabilities) of Holdings and its Restricted Subsidiaries (on a consolidated basis) does not exceed the present fair saleable value of the present assets of Holdings and its Restricted Subsidiaries (on a consolidated basis); (b) the capital of Holdings and its Restricted Subsidiaries (on a consolidated basis) is not unreasonably small in relation to their business as contemplated on the date of determination; and (c) Holdings and its Restricted Subsidiaries (on a consolidated basis) have not incurred and do not intend to incur, do not believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) Holdings and its Restricted Subsidiaries (on a consolidated basis) are “solvent” or not an “insolvent person” within the meaning given that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances and transfers at undervalue. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Cure Investment” as defined in Section 8.4(a).

“Spot Rate” means the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent in its reasonable discretion) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in the Administrative Agent’s principal foreign exchange trading office for the first currency.

“STA” means the Securities Transfer Act, 2006 (Ontario) or any similar or equivalent legislation in any applicable Canadian jurisdiction.

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stock Certificates” means Collateral consisting of stock certificates representing Capital Stock (or partnership interests) of the Subsidiaries of Holdings for which a security interest can be perfected by delivering such Stock Certificates, together with undated stock powers executed in blank with respect thereto.

“Subsequent Transaction” as defined in Section 1.6.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP.

“Swap Contract” means collectively, each Interest Rate Agreement, each Currency Agreement and each Commodity Swap Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swap Termination Value” means, in respect of any Swap Contract after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contract, (a) for any date on or after the date such Swap Contract has been closed out and a termination value determined in accordance therewith, such termination value, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contract (which may include any Agent or any Lender).

“Swing Line Lender” means the US Swing Line Lender and/or the Canadian Swing Line Lender, as applicable.

“Swing Line Loan” means the US Swing Line Loans and/or the Canadian Swing Line Loans, as applicable.

“Swing Line Sublimit” means the US Swing Line Sublimit and/or the Canadian Swing Line Sublimit, as applicable.

“Swing Line Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swing Line Request” as defined in Section 2.2(c).

“Syndication Agents” means Bank of Montreal and PNC Bank, National Association, in each of their respective capacities as syndication agents for the Revolving Credit Facility.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tax Indemnitee” as defined in Section 2.19(e).

“Term Loan Fixed Charge Coverage Ratio” means the “Fixed Charge Coverage Ratio” as defined in the Existing Term Loan Facility as in effect on the date hereof.

“Terminated Lender” as defined in Section 2.22.

“Trademarks” as defined in the Pledge and Security Agreement and the Canadian Pledge and Security Agreement, as applicable.

“Transactions” means the entering into of this Agreement and the other Credit Documents on the Closing Date, the initial Borrowings hereunder on the Closing Date, the refinancing of the Existing Revolving Credit Agreement and the payment of fees, commissions and expenses in connection with the foregoing.

“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Internal Revenue Code.

“Type of Loan” means (i) with respect to the Revolving Loans, a Base Rate Loan, Canadian Prime Loan, Canadian Base Rate Loan, B/A Equivalent Loan or a Eurodollar Rate Loan, and (ii) with respect to Swing Line Loans, a Base Rate Loan or Canadian Prime Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Pension Liability” means the excess of the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“Unrestricted Subsidiary” means (a) as of the Closing Date, any Subsidiary listed on Schedule

1.1B, until such time as the Board of Directors of Holdings redesignates such Subsidiary as a Restricted Subsidiary, (b) any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of Holdings in the manner provided below; and (c) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings but excluding any Borrower) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Borrowers or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries; provided further that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has total consolidated assets greater than $1,000, then such designation would be permitted under Section 6.6.

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation, (x) (1) Holdings could incur $1.00 of additional Indebtedness pursuant to Section 6.1(o) or (2) the Term Loan Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation and (y) no Event of Default shall have occurred and be continuing.

“Unsecured Ratio Debt” as defined in Section 6.1(o)(A).

“U.S.” means the United States of America.

“US ABL Collateral” means the ABL Collateral of the US Credit Parties.

“US Available Credit” means, at any time, (a) the lesser of (i) the then effective Revolving Commitments minus the aggregate Canadian Revolving Credit Outstandings at such time and (ii) the US Borrowing Base at such time, minus (b) the sum of (i) the aggregate US Revolving Credit Outstandings at such time; (ii) any applicable Availability Reserve in effect at such time and (iii) solely in the case where the US Available Credit is determined by reference to the US Borrowing Base in clause (a) of this definition, the amount of any, without duplication, Canadian Revolving Credit Outstandings at such time to the extent such Canadian Revolving Credit Outstandings are supported by the US Borrowing Base (as set forth in the definition of “Canadian Borrowing Base”).

“US Borrower” as defined in the preamble hereto.

“US Borrowing Base” means:

(a) the sum of:

(i) in the case of Eligible Receivables, 85% (or, in the case of Eligible Receivables with an Investment Grade Account Debtor, 90%) of the Dollar Equivalent of the face amount of such Eligible Receivables of the US Borrower and the US Subsidiary Guarantors (calculated net of all finance charges, late fees and other fees that are unearned, sales, excise or similar taxes, and credits or allowances granted at such time);

(ii) in the case of Eligible Inventory (other than Qualified Overseas Inventory), the lesser of (A) 75% of the value of Eligible Inventory of the US Borrower and the US Subsidiary Guarantors (valued, for each class of such Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting each class of such Eligible Inventory at such time and (B) 90% of the Net Orderly Liquidation Value Percentage of such Eligible Inventory of the US Borrower and the US Subsidiary Guarantors (valued at the lower of cost and market on a first-in, first-out basis) constituting each class of Eligible Inventory at such time; and

(iii) in the case of Eligible Inventory that is Qualified Overseas Inventory, the lowest of (A) $25.0 million, (B) an amount which does not exceed 10% of the sum of the amounts calculated pursuant to clause (a)(ii) above and this clause (a)(iii) and (C) 75% of the Net Orderly Liquidation Value Percentage of the Dollar Equivalent of the value of such class of Eligible Inventory of the US Borrower and the US Subsidiary Guarantors at such time (valued, in the case of such class of Eligible Inventory, at the lower of cost and market on a first-in, first-out basis) constituting such class at such time; minus

(b) any applicable Eligibility Reserve then in effect; minus

(c) the aggregate amount of Designated Cash Management Obligations then outstanding, as such amount shall be notified to the Collateral Agent in writing by the US Borrower.

“US Collateral” means all of the Collateral other than the Canadian Collateral.

“US Credit Party” means each US Borrower and each US Guarantor.

“US Fixed Asset Collateral” means the Fixed Asset Collateral of the US Credit Parties.

“US Guarantor” means Holdings and each US Guarantor Subsidiary.

“US Guarantor Subsidiary” means each US Subsidiary that is identified as a “Guarantor” on the signature pages hereto and each other US Subsidiary that becomes a Guarantor after the date hereof in accordance with Section 5.10 or otherwise.

“US Issuing Bank” means, collectively, (a) Bank of America, N.A., (b) Bank of Montreal, (c) PNC Bank, National Association and (d) any Lender or Affiliate of such Lender that hereafter becomes a US Issuing Bank as designated by the US Borrower and reasonably acceptable to the Administrative Agent, by agreeing pursuant to an agreement with and, in form and substance reasonably satisfactory to, the Administrative Agent and the US Borrower to be bound by the terms hereof applicable to Issuing Banks, in each case, together with its permitted successors and assigns in such capacity.

“US Lender” means a Lender or Issuing Bank that is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“US Letter of Credit” means each Documentary Letter of Credit and Standby Letter of Credit issued by any US Issuing Bank pursuant to this Agreement.

“US Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of Holdings to all US Issuing Banks with respect to US Letters of Credit, whether or not any such liability is contingent, including, without duplication, the US Letter of Credit Usage at such time.

“US Letter of Credit Sublimit” means the lesser of (i) $75.0 million (plus an amount equal to the Canadian Letter of Credit Sublimit that the Borrowers notify the Administrative Agent and the Issuing Banks in writing should be utilized to increase the US Letter of Credit Sublimit, without duplication, to the extent such amounts have not otherwise been utilized for issuing Canadian Letters of Credit) and (ii) the aggregate unused amount of the Revolving Commitments then in effect.

“US Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn face amount of all US Letters of Credit outstanding at such time.

“US Letter of Credit Usage” means, as at any date of determination, the sum of (i) the US Letter of Credit Undrawn Amounts at such time and (ii) the outstanding Reimbursement Obligations with respect to US Letters of Credit at such time.

“US Maximum Credit” means, at any time, the lesser of (a)(i) the Revolving Commitments in effect at such time and (ii) the US Borrowing Base at such time minus (b) the aggregate amount of any applicable Availability Reserve in effect at such time.

“US Obligations” means all obligations of every nature of each US Credit Party (or any of its Subsidiaries, in the case of Hedge Agreements) under the Credit Documents, together with all obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Approved Counterparties or any of them, under any Cash Management Document or Hedge Agreement, in each case whether for principal, interest (including interest, fees and expenses which, but for the filing of a petition in bankruptcy with respect to such Credit Party or Subsidiary, would have accrued on any US Obligation, whether or not a claim is allowed or allowable against such Credit Party or Subsidiary for such interest, fees or expenses in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“US Related Obligations” as defined in Section 9.9(a).

“US Revolving Credit Outstandings” means, at any particular time, the sum of (a) the principal amount of the US Revolving Loans outstanding at such time, (b) the US Letter of Credit Usage outstanding at such time and (c) the principal amount of the US Swing Line Loans outstanding at such time.

“US Revolving Loan” as defined in Section 2.1(a), together with any Protective Advances and Overadvance Loans.

“US Subsidiary” means any Subsidiary organized under the laws of the United States of America, any state thereof or the District of Columbia other than any such Subsidiary that is a Subsidiary of a CFC.

“US Swing Line Lender” means Bank of America, N.A., in its capacity as US Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.

“US Swing Line Loan” as defined in Section 2.2(a).

“US Swing Line Sublimit” means the lesser of (i) $40.0 million minus the aggregate principal amount of Canadian Swing Line Loans outstanding at such time, and (ii) the US Available Credit then in effect.

“United States Tax Compliance Certificate” as defined in Section 2.19(c).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Voting Stock or other voting ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with

GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(d), if applicable). Calculations in connection with the definitions, covenants and other provisions hereof shall be made in accordance with GAAP as in effect from time to time. If, after the Closing Date, any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by a Borrower with the approval of the Borrowers’ Accountants and results in a change in any of the calculations required by Section 6 (including Section 6.7) that would not have resulted had such accounting change not occurred, if requested by Holdings or the Administrative Agent, the parties hereto agree to enter into negotiations in good faith in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by Holdings shall be the same after such change as if such change had not been made (subject to the approval of the Requisite Lenders and not subject to any amendment fee or increase in pricing hereunder); provided, however, that (i) no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Section 6 (including Section 6.7) shall be given effect until such provisions are amended to reflect such changes in GAAP and (ii) Holdings shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between such calculations made before and after giving effect to such change in GAAP. If an accounting change described in the Proposed Accounting Standards Update to Leases (Topic 840) dated August 17, 2010 shall occur, no such change in GAAP shall be deemed to have occurred for purposes hereof to the extent such change would affect a calculation that measures compliance with any covenant contained in Section 6 (including Section 6.7). In addition, for purposes of this Agreement, all references to codified accounting standards specifically named herein shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP or IFRS to the extent Holdings is required to adopt IFRS.

1.3 Interpretation, Etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not any limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified. References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative. The terms “Lender,” “Issuing Bank,”

“Administrative Agent,” “Collateral Agent,” and “Agent” include, without limitation, their respective successors. Upon the appointment of any successor Agent pursuant to Section 9.7, references to Bank of America, N.A. in the definitions of Base Rate, Canadian Base Rate, Canadian Prime Rate, Dollar Equivalent and Eurodollar Rate shall be deemed to refer to the financial institution then acting as such Agent or one of its Affiliates if it so designates. For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any other Credit Document) and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall be deemed to include “movable property”, (ii) “real property” shall be deemed to include “immovable property”, (iii) “tangible property” shall be deemed to include “corporeal property”, (iv) “intangible property” shall be deemed to include “incorporeal property”, (v) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (vi) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (vii) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (ix) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall be deemed to include a “mandatary”, (xi) “gross negligence or willful misconduct” shall be deemed to include “gross or intentional fault” and (xi) all references to “foreclosure” or similar terms shall be deemed to include the “exercise of a hypothecary recourse”. The parties hereto confirm that it is their wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated thereunder or relating thereto, including notices, may also be drawn up in the English language only. Les parties aux présentes confirment que c’est leur volonté que cette convention et les autres documents de crédit soient rédigés en langue anglaise seulement et que tous les documents, y compris tous avis, envisagés par cette convention et les autres documents peuvent être rédigés en langue anglaise seulement.

1.4 Conversion of Foreign Currencies.

(a) Consolidated Total Debt. Consolidated Total Debt denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the financial statements on which such Consolidated Total Debt is reflected.

(b) Dollar Equivalents. The Administrative Agent shall determine the Dollar Equivalent of any amount in accordance with the terms hereof, and a determination thereof by the Administrative Agent shall be presumptively correct absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination made by any Credit Party in any document delivered to the Administrative Agent. The Administrative Agent may determine, redetermine or predetermine the Dollar Equivalent of any amount on any date either in its own reasonable discretion or upon the request of any Lender or Issuing Bank or any Borrower. All references in the Credit Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar Equivalent of any amounts denominated or reported under a Credit Document in a currency other than Dollars shall be determined by the Administrative Agent on a daily basis. Notwithstanding anything herein to the contrary, if an Obligation is funded or expressly denominated in a currency other than Dollars, the Credit Parties shall repay such Obligation in such other currency.

(c) Rounding Off. The Administrative Agent may set up appropriate rounding-off mechanisms or otherwise round off amounts hereunder to the nearest higher or lower amount in whole Dollars or cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

(d) Currency Fluctuations. Unless otherwise provided, Dollar Equivalent amounts set forth in Section 5, 6 or 8 may be exceeded by a percentage amount equal to up to 3% of such amount for not more than five (5) Business Days; provided that such excess is solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were assessed, and, in any such cases, the applicable limits set forth in Sections 6 and 8, as applicable, will not be deemed to have exceeded solely as a result of such fluctuations in currency exchange rates.

1.5 Reserves. Notwithstanding the foregoing or anything contrary in this Agreement, (a) no Availability Reserves or Eligibility Reserves shall be established or changed and no modifications to eligibility criteria or standards made, in each case, except upon not less than three (3) Business Days’ prior written notice to the applicable Borrower, which notice shall include a reasonably detailed description of such Availability Reserve or Eligibility Reserve being established or the modification to eligibility criteria or standards being made (during which period (i) the Administrative Agent shall, if requested, discuss any such Availability Reserve or Eligibility Reserve, change or modification with the applicable Borrower, (ii) the applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or Eligibility Reserve, change or modification thereto no longer exists or exists in a manner that would result in the establishment of a lower Availability Reserve or Eligibility Reserve or result in a lesser change or modification thereto, in a manner and to the extent reasonably satisfactory to the Administrative Agent and (iii) no Credit Extensions shall be made to the Borrowers if after giving effect to such Credit Extension the Revolving Credit Outstandings would exceed the applicable Maximum Credit at such time less such Availability Reserve or Eligibility Reserve), provided that no Landlord Lien Reserves may be established unless Eligible Inventory is included in the Borrowing Base or prior to the date that is 60 days after the Closing Date (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), (b) the amount of any Availability Reserve or Eligibility Reserve established by the Administrative Agent, and any change in the amount of any Availability Reserve or Eligibility Reserve and any modification to eligibility criteria and standards, shall have a direct and reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change and (c) no Availability Reserve or Eligibility Reserve shall be duplicative of any Availability Reserve or Eligibility Reserve already accounted for through eligibility criteria or constitute a general Availability Reserve or Eligibility Reserve applicable to all inventory or Accounts that is the functional equivalent of a decrease in advance rates. Notwithstanding clause (a) of the preceding sentence, changes to the Reserves solely for purposes of correcting mathematical or clerical errors shall not be subject to such notice period, it being understood that no Default or Event of Default shall be deemed to result therefrom, if applicable, for a period of six (6) Business Days.

1.6 Limited Condition Acquisition. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Acquisition

(other than (a) the making by any Lender or Issuing Bank, as applicable, of any Credit Extension unless otherwise agreed by such Lender or Issuing Bank and (b) determining Excess Availability for purposes of the Payment Conditions, other than with respect to any Limited Condition Acquisition that is to be financed solely with proceeds of newly committed financing not constituting Revolving Commitments hereunder), for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Fixed Charge Coverage Ratio, Consolidated Senior Secured Debt Ratio and the Term Loan Fixed Charge Coverage Ratio;

(ii) testing availability under baskets set forth in this Agreement (including baskets determined by reference to EBITDA or Consolidated Total Assets); or

(iii) determining other compliance with this Agreement (including the determination that no Default or Event of Default (or any type of Default or Event of Default) has occurred, is continuing or would result therefrom) or if the representations and warranties are true and correct;

in each case, at the option of Borrowers (Borrowers’ election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be made in the case of any Acquisition (including by way of merger or amalgamation) or similar Investment (including the assumption or incurrence of Indebtedness in connection therewith), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended four quarter fiscal period at the time of) either (x) the execution of the definitive agreement with respect to such Acquisition or Investment, (y) the public announcement of an intention to make an offer in respect of the target of such Acquisition or Investment or (z) the consummation of such acquisition or Investment (the “LCA Test Date”), and if, for the Limited Condition Acquisition (and the other transactions to be entered into in connection therewith), the Borrowers or any of their respective Restricted Subsidiaries would have been permitted to take such action on the relevant LCA Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrowers have made an LCA Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCA Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in EBITDA or Consolidated Total Assets of such Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If the Borrowers have made an LCA Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers or amalgamations, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrowers, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement, public announcement or irrevocable notice for such Limited Condition Acquisition is terminated, revoked or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.7 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically set forth herein) or performance shall extend to the immediately succeeding Business Day.

SECTION 2. LOANS AND LETTERS OF CREDIT

2.1 Revolving Loans.

(a) Revolving Commitments. Subject to the conditions contained in this Agreement, each Lender severally agrees to make loans in Dollars (each, a “US Revolving Loan”) to the US Borrower from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Commitment; provided, however, that at no time shall any Lender be obligated to make a US Revolving Loan in excess of such Lender’s Pro Rata Share of the US Available Credit, subject in each case to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.25. Within the limits of the Revolving Commitment of each Lender, amounts of US Revolving Loans repaid may be reborrowed under this Section 2.1. Borrowings under the Revolving Credit Facility are available to the US Borrower as Base Rate Loans, Eurodollar Rate Loans or Letters of Credit. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Canadian Subfacility. Subject to the conditions contained in this Agreement, each Lender (which shall be a Canadian Qualified Lender) severally agrees to make Loans (each, a “Canadian Revolving Loan”) in Canadian Dollars or Dollars to the Canadian Borrower from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding for all such loans by such Lender not to exceed such Lender’s Revolving Commitment; provided, however, that at no time shall any Lender be obligated to make a Canadian Revolving Loan in excess of such Lender’s Pro Rata Share of the Canadian Available Credit, subject in each case to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.25. Within the limits of the Revolving Commitment of each Lender, amounts of Canadian Revolving Loans repaid may be reborrowed under this Section 2.1. Borrowings under the Revolving Credit Facility are available to the Canadian Borrower in Canadian Dollars as Canadian Prime Loans and B/A Equivalent Loans, in Dollars as Eurodollar Rate Loans and Canadian Base Rate Loans, or Letters of Credit.

(c) Borrowing Mechanics for Revolving Loans.

(i) Each Borrowing shall be made on notice given by the applicable Borrower to the Administrative Agent not later than 12:00 p.m. (New York time) (A) one Business Day, in the case of a Borrowing of Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Loans and (B) three Business Days, in the case of a Borrowing of Eurodollar Rate Loans or B/A Equivalent Loans, prior to the date of the proposed Borrowing. Each such notice shall be in substantially the form of Exhibit A-1 (the “Funding Notice”), specifying (1) the date of such proposed Borrowing, (2) whether such Borrowing will be made as a US Revolving Loan or a Canadian Revolving Loan, (3) the aggregate amount of such proposed Borrowing, (4) whether any portion of the proposed Borrowing will be of Base Rate Loans, Canadian Prime Loans, Canadian Base Rate Loans, Eurodollar Rate Loans or B/A Equivalent Loans, (5) for each Eurodollar Rate Loan, the initial Interest Period or Interest Periods thereof and (6) for each B/A Borrowing, the initial Contract Period or Contract Periods thereof. Notwithstanding the foregoing, if a Borrower wishes to request Eurodollar Rate Loans or B/A Equivalent Loans having an Interest Period or Contract Period, as applicable other than one, two, three or six months in duration as provided in the definition of “Interest Period” or “Contract Period”, as applicable, the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days (or such shorter period agreed to by the Administrative Agent in its sole discretion) before the date of the proposed Borrowing having an Interest Period or Contract Period, as applicable, other than one, two, three or six months in duration, whereupon the Administrative Agent shall give prompt notice to each applicable Lender whose consent is required with a relevant Revolving Commitment of such request and determine whether the requested Interest Period or Contract Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the proposed date of such Borrowing having an Interest Period or Contract Period other than one, two, three or six months in duration, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period or Contract Period has been consented to by such Lenders. Each Borrowing of Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Loans shall be in an aggregate amount of not less than $1,000,000 (or Cdn$1,000,000, as applicable) or an integral multiple of $1,000,000 (or Cdn$1,000,000, as applicable) in excess thereof. Each Borrowing of Eurodollar Rate Loans shall be in an aggregate amount of not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof and each Borrowing of B/A Equivalent Loans shall be in an aggregate amount of not less than Cdn$2,000,000 or an integral multiple of Cdn$1,000,000.

(ii) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent’s receipt of a Funding Notice and, if Eurodollar Rate Loans or B/A Equivalent Loans are properly requested in such Funding Notice, the applicable interest rate determined pursuant to Section 2.17(a). Each applicable Lender shall, before 12:00 p.m. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its Principal Office, in immediately available funds, such Lender’s Pro Rata Share of such proposed Borrowing. Subject to fulfillment (A) on the Closing Date, of the applicable conditions set forth in Section 3.2 and (B) at any time (including the Closing Date), of the applicable conditions set forth in Section 3.2, and after the Administrative Agent’s receipt of such funds, the Administrative Agent shall make such funds available to the applicable Borrower; provided that Protective Advances shall be retained by the Administrative Agent and disbursed in its discretion.

(iii) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.1(c) and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Pro Rata Share available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (A) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (B) in the case of such Lender, the Federal Funds Rate (in the case of Dollars) and the Bank of Canada Overnight Rate (in the case of Canadian Dollars) for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement. If such Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to such Borrower.

(iv) The failure of any Defaulting Lender to make on the date specified any Loan or any payment required by it, including any payment in respect of its participation in Swing Line Loans and Letter of Credit Obligations, shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Defaulting Lender to make a Loan or payment required under this Agreement.

2.2 Swing Line Loans.

(a) On the terms and subject to Section 2.21 and the other conditions contained in this Agreement, the US Swing Line Lender agrees to make, in Dollars, Loans (each, a “US Swing Line Loan”) otherwise available to the US Borrower under the Revolving Credit Facility from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding not to exceed the US Swing Line Sublimit, subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.25. Each US Swing Line Loan shall be a Base Rate Loan and must be repaid in full within seven days after its making or, if sooner, upon any Borrowing of US Revolving Loans hereunder, and shall in any event mature no later than the Revolving Commitment Termination Date. Within the limits set forth in the first sentence of this clause (a), amounts of US Swing Line Loans repaid may be reborrowed under this clause (a).

(b) On the terms and subject to Section 2.21 and the other conditions contained in this Agreement, the Canadian Swing Line Lender agrees to make Loans (each, a “Canadian Swing Line Loan”) otherwise available in Dollars or Canadian Dollars to the Canadian Borrower under the Revolving Credit Facility from time to time on any Business Day during the Revolving Commitment Period in an aggregate principal amount at any time outstanding not to exceed the Canadian Swing Line Sublimit, subject, in each case, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.25. Each Canadian Swing Line Loan shall be a Canadian Prime Loan (unless in Dollars, in which case it shall be a Canadian Base Rate Loan) and must be repaid in full within seven days after its making or, if sooner, upon any Borrowing of Canadian Revolving Loans hereunder, and shall in any event mature no later than the Revolving Commitment Termination Date. Within the limits set forth in the first sentence of this clause (b), amounts of Canadian Swing Line Loans repaid may be reborrowed under this clause (b).

(c) In order to request a Swing Line Loan, the applicable Borrower shall telecopy (or forward by electronic mail or similar means) to the Administrative Agent a duly completed request in substantially the form of Exhibit A-4 (a “Swing Line Request”), setting forth the requested amount, currency and date of such Swing Line Loan, and whether it is to be made as a US Swing Line Loan or a Canadian Swing Line Loan, to be received by the Administrative Agent not later than 1:00 p.m. (New York time) on the day of the proposed Borrowing. The Administrative Agent shall promptly notify the applicable Swing Line Lender of the details of the requested Swing Line Loan. Subject to the terms of this Agreement, the applicable Swing Line Lender shall make a Swing Line Loan available to the Administrative Agent and, in turn, the Administrative Agent shall make such amounts available to the applicable Borrower on the date of the relevant Swing Line Request. No Swing Line Lender shall make any Swing Line Loan in the period commencing on the first Business Day after it receives written notice from the Administrative Agent or any Lender that one or more of the conditions precedent contained in Section 3.2 shall not on such date be satisfied, and ending when such conditions are satisfied. No Swing Line Lender shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the making of any Swing Line Loan.

(d) Each Swing Line Lender shall notify the Administrative Agent in writing (which writing may be a telecopy or electronic mail) weekly, by no later than 10:00 a.m. (New York time) on the first Business Day of each week, of the aggregate principal amount of its Swing Line Loans then outstanding.

(e) Each Swing Line Lender may demand at any time that each Lender pay to the Administrative Agent, for the account of such Swing Line Lender, in the manner provided in clause (f) below, such Lender’s Pro Rata Share of all or a portion of the applicable outstanding Swing Line Loans which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of Swing Line Loans demanded to be paid.

(f) The Administrative Agent shall forward each notice referred to in clause (d) above and each demand referred to in clause (e) above to each Lender on the day such notice or such demand is received by the Administrative Agent (except that any such notice or demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or any such demand received on a day that is not a Business Day shall not be required to be forwarded to such Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount of each such Lender’s Pro Rata Share of the aggregate principal amount of the Swing Line Loans stated to be outstanding in such notice or demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Sections 3.2 and 2.1 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Lender’s receipt of such notice or demand, make available to the Administrative Agent, in immediately available funds, for the account of the applicable Swing Line Lender the amount specified in such statement. Upon such payment by a Lender, such Lender shall, except as provided in clause (g) below, be deemed to have made a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Loan, as applicable, to the applicable Borrower. The Administrative Agent shall use such funds to repay the Swing Line Loans to the applicable Swing Line Lender. To the extent that any Lender fails to make such payment available to the Administrative Agent for the account of the applicable Swing Line Lender, the applicable Borrower shall repay such Swing Line Loan on demand, no later than one Business Day after receiving such demand (it being understood and agreed that in the event of such demand for payment, the applicable Borrower shall be permitted to make a Borrowing of Revolving Loans to satisfy such reimbursement obligation).

(g) Upon the occurrence of a Default under Sections 8.1(f) or (g) or at any other time upon the request of the Administrative Agent or a Swing Line Lender, each Lender shall acquire, without recourse or warranty, an undivided participation in each applicable Swing Line Loan otherwise required to be repaid by such Lender pursuant to clause (f) above, which participation shall be in a principal amount equal to such Lender’s Pro Rata Share of such Swing Line Loan, by paying to the applicable Swing Line Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Line Loan pursuant to clause (f) above, in immediately available funds in the currency as such Swing Line Loan, an amount equal to such Lender’s Pro Rata Share of such Swing Line Loan. If all or part of such amount is not in fact made available by such Lender to the applicable Swing Line Lender on such date, such Swing Line Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate (in the case of Dollars) or Bank of Canada Overnight Rate (in the case of Canadian Dollars) for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Loans, as applicable.

(h) From and after the date on which any Lender (i) is deemed to have made a Revolving Loan pursuant to clause (f) above with respect to any Swing Line Loan or (ii) purchases an undivided participation interest in a Swing Line Loan pursuant to clause (g) above, the applicable Swing Line Lender shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal of and interest received by such Swing Line Lender on account of such Swing Line Loan other than those received from a Lender pursuant to clause (f) or (g) above.

2.3 Issuance of Letters of Credit and Purchase of Participations Therein.

(a) On and after the Closing Date on the terms and subject to Section 2.21 and the other conditions contained in this Agreement, each Issuing Bank agrees to issue at the request of the applicable Borrower and for the account of Holdings, any applicable Borrower or any Restricted Subsidiary on a joint and several basis with such Restricted Subsidiary and each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdings and/or its Restricted Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives benefits from the businesses of Holdings and such Restricted Subsidiaries, one or more Letters of Credit from time to time on any Business Day during the period commencing on the Closing Date and ending on the third day prior to the Revolving Commitment Termination Date; provided, however, that Bank of America, N.A. (or any of its Affiliates or branches), Bank of Montreal (or any of its Affiliates or branches) and PNC Bank, National Association (or any of its Affiliates or branches) shall not be required to issue Letters of Credit if after giving effect to the issuance of such Letter of Credit, the Dollar Equivalent of the Letter of Credit Undrawn Amount of Letters of Credit issued by such Issuing Bank plus the Dollar Equivalent of any Reimbursement Obligations at such time in respect of Letters of Credit issued by such Issuing Bank exceeds, in the case of Bank of America, N.A., $50.0 million, in the case of Bank of Montreal, $25.0 million and in the case of PNC Bank, National Association, $25.0 million; provided, further, that no Issuing Bank shall be under any obligation to issue (and, upon the occurrence of any of the events described in clauses (ii), (iii), (iv), (v), (vi) and (vii)(A) below, shall not issue) any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from issuing such Letter of Credit or any requirement of law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date of this Agreement or result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Bank as of the date of this Agreement and that such Issuing Bank in good faith deems material to it;

(ii) such Issuing Bank shall have received any written notice of the type described in clause (d) below;

(iii) after giving effect to the issuance of such Letter of Credit, the applicable aggregate Revolving Credit Outstandings would exceed the applicable Maximum Credit at such time;

(iv) after giving effect to the issuance of such Letter of Credit, the sum of (i) the Dollar Equivalents of the applicable Letter of Credit Undrawn Amounts at such time and (ii) the Dollar Equivalents of the applicable Reimbursement Obligations at such time exceeds the applicable Letter of Credit Sublimit;

(v) such Letter of Credit is requested to be denominated in any currency other than Dollars or Canadian Dollars;

(vi) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; or

(vii) (A) any fees invoiced and due in connection with a requested issuance have not been paid, (B) such Letter of Credit is requested to be issued in a form that is not reasonably acceptable to such Issuing Bank or (C) the Issuing Bank for such Letter of Credit shall not have received, in form and substance reasonably acceptable to it and, if applicable, duly executed by such Borrower, Issuer Documents;

subject, in the case of clauses (iii), (iv) and (v) above, to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.25.

None of the Lenders (other than the Issuing Banks in their capacity as such) shall have any obligation to issue any Letter of Credit.

(b) In no event shall the expiration date of any Letter of Credit (i) be more than one year after the date of issuance thereof or (ii) be less than three days prior to the applicable Revolving Commitment Termination Date; provided, however, that any Letter of Credit with a term less than or equal to one year may provide for the renewal thereof for additional periods less than or equal to one year, as long as, (x) on or before the expiration of each such term and each such period, the applicable Borrower and the Issuing Bank of such Letter of Credit shall have the option to prevent such renewal and (y) the applicable Borrower shall not permit any such renewal to extend the expiration date of any Letter of Credit beyond the date set forth in clause (ii) above.

(c) In connection with the issuance of each Letter of Credit, the applicable Borrower shall give the relevant Issuing Bank and the Administrative Agent two Business Days’ prior written notice in the form of a Letter of Credit Application, of the requested issuance of such Letter of Credit. Such Letter of Credit Application shall be irrevocable after the form of such Letter of Credit has been agreed and shall specify the Issuing Bank of such Letter of Credit, the face amount of such Letter of Credit requested in Dollars or Canadian Dollars (which shall not be less than an amount, the Dollar Equivalent of which is $15,000 or such lower amount as the Issuing Bank and Administrative Agent may agree), the date of issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and, in the case of an issuance, the Person for whose benefit the requested Letter of Credit is to be issued. Such Letter of Credit Application, to be effective, must be received by the relevant Issuing Bank and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the requested issuance of any such Letter of Credit.

(d) Subject to the satisfaction of the conditions set forth in this Section 2.3, the relevant Issuing Bank shall, on the requested date, issue a Letter of Credit on behalf of the applicable Borrower in accordance with such Issuing Bank’s usual and customary business practices. No Issuing Bank shall issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 3.2 or clause (a) above (other than those conditions set forth in clauses (a)(i), (a)(vii)(B) and (C) above and, to the extent such clause relates to fees owing to the Issuing Bank of such Letter of Credit and its Affiliates, clause (a)(vii)(A) above) are not on such date satisfied or duly waived and ending when such conditions are satisfied or duly waived. No Issuing Bank shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 3.2 have been satisfied in connection with the issuance of any Letter of Credit.

(e) Each Borrower agrees that, if requested by the Issuing Bank of any Letter of Credit issued for such Borrower’s account, it shall execute applicable Issuer Documents in respect of all Letters of

Credit issued for such Borrower’s account hereunder. In the event of any conflict between the terms of any Issuer Document and this Agreement, the terms of this Agreement shall govern.

(f) Each Issuing Bank shall comply with the following:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing), which writing may be a telecopy or electronic mail, of the issuance of any Letter of Credit issued by it, of all drawings under any Letter of Credit issued by it and of the payment (or the failure to pay when due) by the applicable Borrower of any Reimbursement Obligation when due (which notice the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii) upon the request of any Lender, furnish to such Lender copies of any applicable Issuer Agreements to which such Issuing Bank is a party and such other documentation as may reasonably be requested by such Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the applicable Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations, in each case outstanding at the end of each month, and any information requested by the applicable Borrower or the Administrative Agent relating thereto.

(g) Immediately upon the issuance by an Issuing Bank of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuing Bank shall be deemed to have sold and transferred to each Lender and each such applicable Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s Pro Rata Share, in such Letter of Credit and the obligations of the applicable Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(h) The US Borrower agrees to pay to the applicable Issuing Bank of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuing Bank under any Letter of Credit issued for the account of US Borrower and the Canadian Borrower agrees to pay to the Issuing Bank of any Letter of Credit the amount of all Reimbursement Obligations owing to such Issuing Bank under any Letter of Credit issued for the account of the Canadian Borrower no later than the date that is the next succeeding Business Day after the applicable Borrower receives written notice from such Issuing Bank that payment has been made under such Letter of Credit (the “Reimbursement Date”), irrespective of any claim, setoff, defense or other right that the applicable Borrower may have at any time against such Issuing Bank or any other Person. In the event that any Issuing Bank makes any payment under any Letter of Credit and the applicable Borrower shall not have repaid such amount to such Issuing Bank pursuant to this clause (h) or any such payment by the applicable Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Loans, as applicable and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Loans, as applicable and such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each applicable Lender, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such

Issuing Bank the amount of such Lender’s Pro Rata Share of such payment in immediately available Dollars or Canadian Dollars, as applicable. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 8.1(f) or (g) and notwithstanding whether or not the conditions precedent set forth in Section 3.2 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to the applicable Borrower in the principal amount of such payment and such Borrower’s Reimbursement Obligations shall be reduced by the amount of such deemed Revolving Loans. Whenever any Issuing Bank receives from the applicable Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payment from a Lender pursuant to this clause (h), such Issuing Bank shall pay over to the Administrative Agent any amount received in excess of such Reimbursement Obligation and, upon receipt of such amount, the Administrative Agent shall promptly pay over to each Lender, in immediately available funds, an amount equal to such Lender’s Pro Rata Share of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(i) If and to the extent a Lender shall not have so made its Pro Rata Share of the amount of the payment required by clause (h) above available to the Administrative Agent for the account of such Issuing Bank, such Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the greater of the Federal Funds Rate (in the case of Dollars) or the Bank of Canada Overnight Rate (in the case of Canadian Dollars) and, thereafter, until such amount is repaid to the Administrative Agent for the account of such Issuing Bank, at a rate per annum equal to the rate applicable to Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Loans, as applicable.

(j) The applicable Borrower’s obligation to pay its Reimbursement Obligation and the obligations of the applicable Lenders to make payments to the Administrative Agent for the account of the applicable Issuing Banks with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Credit Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Credit Document;

(iii) the existence of any claim, setoff, defense or other right that any Borrower, any other party guaranteeing, or otherwise obligated with, any Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any Lender or any other Person, whether in connection with this Agreement, any other Credit Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) in the absence of gross negligence or willful misconduct of the Issuing Bank, and subject to the standards set forth below in this clause (j), payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit; and

Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not result in any liability of such Issuing Bank to the applicable Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuing Bank may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(k) Unless otherwise expressly agreed by the applicable Issuing Bank and the applicable Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrowers for, and no Issuing Bank’s rights and remedies against a Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

2.4 Pro Rata Shares. Subject to Section 2.21, all Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

2.5 [Intentionally Omitted].

2.6 Evidence of Debt; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be presumptively correct, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or any Borrower’s

Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Notes. If so requested by any Lender by written notice to the applicable Borrower (with a copy to the Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, such Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is a permitted assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after such Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Revolving Loan or Swing Line Loan, as the case may be.

2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Revolving Loans made to the US Borrower:

(1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(2) if a Eurodollar Rate Loan, at the Eurodollar Rate plus the Applicable Margin;

(ii) in the case of Canadian Revolving Loans made to the Canadian Borrower:

(1) if a Canadian Prime Loan, at the Canadian Prime Rate plus the Applicable Margin;

(2) if a Canadian Base Rate Loan, at the Canadian Base Rate plus the Applicable Margin;

(3) if a B/A Borrowing, at the CDOR Rate plus the Applicable Margin; or

(4) if a Eurodollar Rate Loan made in Dollars, at the Eurodollar Rate plus the Applicable Margin;

(iii) in the case of US Swing Line Loans, at the Base Rate plus the Applicable Margin;

(iv) in the case of Canadian Swing Line Loans made to the Canadian Borrower, if denominated in Canadian Dollars, at the Canadian Prime Rate plus the Applicable Margin and if denominated in Dollars, at the Canadian Base Rate plus the Applicable Margin;

(v) in the case of Protective Advances, at the Base Rate plus the Applicable Margin; and

(vi) in the case of Protective Advances to the Canadian Borrower if denominated in Canadian Dollars, at the Canadian Prime Rate plus the Applicable Margin and if denominated in Dollars, at the Canadian Base Rate plus the Applicable Margin.

(b) The basis for determining the rate of interest with respect to any Loan to the US Borrower (except a US Swing Line Loan which can be made and maintained as Base Rate Loans only), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the US Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If with respect to any Eurodollar Rate Loan the Interest Period has ended and a Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan shall be a Base Rate Loan until the receipt by the Administrative Agent and effectiveness of a Conversion/Continuation Notice with respect to such Base Rate Loan.

(c) The basis for determining the rate of interest with respect to any Loan to the Canadian Borrower (except a Canadian Swing Line Loan which can be made and maintained as Canadian Prime Loans or Canadian Base Rate Loans only), and the Contract Period with respect to any B/A Equivalent Loan or the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Canadian Borrower and notified to the Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If with respect to any B/A Equivalent Loans, the Contract Period has ended and a Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan shall be a Canadian Prime Loan, until the receipt by the Administrative Agent and effectiveness of a Conversion/Continuation Notice with respect to such Canadian Prime Loan. If with respect to any Eurodollar Rate Loans, the Interest Period has ended and a Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then such Loan shall be continued as Eurodollar Rate Loan with an Interest Period of one month, until the receipt by the Administrative Agent and effectiveness of a Conversion/Continuation Notice with respect to such Eurodollar Rate Loan.

(d) In connection with Eurodollar Rate Loans, there shall be no more than ten (10) Interest Periods outstanding at any time. In connection with B/A Equivalent Loans, there shall be no more than ten (10) Contract Periods outstanding at any time. In the event the US Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan if outstanding as a Eurodollar Rate Loan, will be automatically converted into a Eurodollar Rate Loan with an Interest Period of one month on the last day of the then-current Interest Period for such Loan or if outstanding as a Base Rate Loan will remain as, or if not then outstanding, will be made as a Base Rate Loan. In the event the Canadian Borrower fails to specify between a Canadian Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan if outstanding as a Eurodollar Rate Loan, will be automatically converted into a Eurodollar Rate Loan with an Interest Period of one month on the last day of the then-current Interest Period for such Loan or if outstanding as a Canadian Base Rate Loan will remain as, or if not then outstanding, will be made as a Canadian Base Rate Loan. In the event the Canadian Borrower fails to specify between a Canadian Prime Loan or a B/A Equivalent Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan if outstanding as a B/A Equivalent Loan, will be automatically converted into a B/A Equivalent Loan with an Contract Period of one month on the last day of the then-current Contract Period for such Loan or if outstanding as a Canadian Prime Loan will remain as, or if not then outstanding, will be made as a Canadian Prime Loan. In the event the US Borrower or the Canadian Borrower, as applicable, fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the US Borrower or Canadian Borrower, as applicable, shall be deemed to have selected an Interest Period of one month. In the event the Canadian Borrower fails to specify a Contract Period for any B/A Equivalent Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Canadian Borrower shall be deemed to have selected a Contract Period of one month. On each Interest Payment Date, as soon as practicable after 10:00 a.m. (New York time) the Administrative Agent shall determine (which determination shall be final, conclusive and bind-

ing upon all parties in the absence of manifest error) the interest rate that shall apply to the Eurodollar Rate Loan or B/A Equivalent Loan, as applicable, for which an interest rate is then being determined for the applicable Interest Period or Contract Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the US Borrower or Canadian Borrower, as applicable, and each applicable Lender.

(e) All interest payable pursuant to Section 2.7(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, (ii) in the case of Canadian Base Rate Loans, Canadian Prime Loans and B/A Equivalent Loans on the basis of a 365-day year, and (iii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period or Contract Period applicable to such Loan or, with respect to a Base Rate Loan or Canadian Base Rate Loan being converted from a Eurodollar Rate Loan or a Canadian Prime Loan being converted from a B/A Equivalent Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan or Canadian Base Rate Loan or such B/A Equivalent Loan to such Canadian Prime Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period or Contract Period applicable to such Loan or, with respect to a Base Rate Loan or Canadian Base Rate Loan being converted to a Eurodollar Rate Loan or a Canadian Prime Loan being converted to a B/A Equivalent Loan, the date of conversion of such Base Rate Loan or Canadian Base Rate Loan to such Eurodollar Rate Loan or such Canadian Prime Loan to such B/A Equivalent Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(f) (i) Except as otherwise set forth herein, interest on each Revolving Loan made to the US Borrower (A) shall accrue on a daily basis and shall be payable by the US Borrower in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (B) shall accrue on a daily basis and shall be payable by the US Borrower in arrears upon any prepayment of such US Revolving Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (C) shall accrue on a daily basis and shall be payable by the US Borrower in arrears at maturity of such Revolving Loans, including final maturity of the US Revolving Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date, and (ii) except as otherwise set forth herein, interest on each Canadian Revolving Loan made to the Canadian Borrower (A) shall accrue on a daily basis and shall be payable by the Canadian Borrower in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (B) shall accrue on a daily basis and shall be payable by the Canadian Borrower in arrears upon any prepayment of such Canadian Revolving Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (C) shall accrue on a daily basis and shall be payable by the Canadian Borrower in arrears at maturity of the Canadian Revolving Loans, including final maturity of such Canadian Revolving Loans; provided, however, with respect to any voluntary prepayment of a Canadian Prime Loan or Canadian Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

(g) The US Borrower agrees to pay to each applicable Issuing Bank, with respect to drawings honored under any Letter of Credit issued for its account, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the US Borrower, including by way of a deemed US Revolving Loan, at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the Applicable Margin payable hereunder with respect to Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the Applicable Margin payable hereunder with respect to Base Rate Loans. The Canadian Borrower agrees to pay to each applicable Issuing Bank, with respect to drawings honored under any Letter of Credit issued for its account, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Canadian Borrower, including by way of a deemed Canadian Revolving Loan, at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the Applicable Margin payable hereunder with respect to Canadian Prime Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the Applicable Margin payable hereunder with respect to Canadian Prime Loans.

(h) Interest payable pursuant to Section 2.7(g) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by any Issuing Bank of any payment of interest pursuant to Section 2.7(g), such Issuing Bank shall distribute to each Lender, out of the interest received by such Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which such Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event any Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(h) or Section 2.3(i), as applicable, with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the applicable Borrower.

(i) For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day or 365-day year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement. Each Canadian Credit Party confirms that it fully understands and is able to calculate the rate of interest applicable to loans, advances, liabilities and obligations under this Agreement based on the methodology for calculating per annum rates provided for in this Agreement. Each Canadian Credit Party hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to this Agreement or any Credit Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to such Canadian Credit Party as required pursuant to Section 4 of the Interest Act (Canada).

(j) If any provision of any of the Credit Documents would obligate any Canadian Credit Party to make any payment of interest with respect to the Canadian Obligations or in an amount or calculated at a rate which would be prohibited by applicable Law or would result in the receipt of interest with respect to the Canadian Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid to the applicable recipient under the Credit Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the applicable recipient which would constitute interest with respect to the Canadian Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that Section of the Criminal Code (Canada), then the Canadian Credit Party shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the Canadian Credit Party. Any amount or rate of interest with respect to the Canadian Obligations referred to in this Section 2.7(j) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to the Canadian Borrower remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be prorated over that period of time and otherwise be prorated over the period from the Closing Date to the date of payment in full of the Canadian Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

2.8 Conversion/Continuation.

(a) Subject to Section 2.17(d), the US Borrower shall have the option:

(i) to convert at any time all or any part of any Revolving Loan to the US Borrower equal to (A) in the case of a conversion to a Base Rate Loan, $1,000,000 and integral multiples of $1,000,000 in excess of that amount and (B) in the case of a conversion to a Eurodollar Rate Loan, $2,000,000 and integral multiples of $1,000,000 in excess of that amount; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless the US Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; and provided, further, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in the amount of at least $2,000,000 or an integral multiple of $1,000,000 in excess of that amount; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan in a minimum amount equal to $2,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Subject to Section 2.17(d), the Canadian Borrower shall have the option:

(i) to convert at any time all or any part of any Revolving Loan to the Canadian Borrower equal to (A) in the case of a conversion to a Canadian Base Rate Loan from a Eurodollar Loan or to a Canadian Prime Loan from a B/A Equivalent Loan, $1,000,000 or Cdn$1,000,000, respectively, and integral multiples of $1,000,000 or Cdn$1,000,000, respectively in excess of that amount and (B) in the case of a conversion to a Eurodollar Rate Loan from a Canadian Base Rate Loan or to a B/A Equivalent Loan from a Canadian Prime Loan, $2,000,000 or Cdn$2,000,000, respectively, and integral multiples of $1,000,000 or Cdn$1,000,000, respectively, in excess of that amount; provided, that a Eurodollar Rate Loan or B/A Equivalent Loan may only be converted on the expiration of the Interest Period or Contract Period applicable to such Eurodollar Rate Loan or B/A Equivalent Loan, respectively, unless the Canadian Borrower shall pay all amounts due under Section 2.17 in connection with any such conversion; and provided, further, that the aggregate amount of the Eurodollar Rate Loans or B/A Equivalent Loans for each Interest Period or Contract Period, as applicable, must be in the amount of at least $2,000,000 or Cdn$2,000,000, respectively, and integral multiples of $1,000,000 or Cdn$1,000,000, respectively, in excess of that amount; or

(ii) upon the expiration of any Interest Period or Contract Period applicable to any Eurodollar Rate Loan or B/A Equivalent Loan, as applicable, to continue all or any portion of such Loan in a minimum amount equal to $2,000,000 or Cdn$2,000,000, respectively, and integral multiples of $1,000,000 or Cdn$1,000,000, respectively in excess of that amount as a Eurodollar Rate Loan or B/A Equivalent Loan, as applicable.

(c) The US Borrower or Canadian Borrower, as applicable, shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 12:00 p.m. (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan with respect to the US Borrower or conversion to a Canadian Prime Loan or Canadian Base Rate Loan with respect to the Canadian Borrower) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan or B/A Equivalent Loan). Notwithstanding the foregoing, if a Borrower wishes to request Eurodollar Rate Loans or B/A Equivalent Loans having an Interest Period or Contract Period, as applicable, other than one, two, three or six months in duration as provided in the definition of “Interest Period” or “Contract Period”, as applicable the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days (or such shorter period agreed to by the Administrative Agent in its sole discretion) before the date of the proposed conversion/continuation date having an Interest Period or Contract Period other than one, two, three or six months in duration, whereupon the Administrative Agent shall give prompt notice to each applicable Lender whose consent is required with a relevant Revolving Commitment of such request and determine whether the requested Interest Period or Contract Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the proposed conversion/continuation date having an Interest Period or Contract Period, as applicable, other than one, two, three or six months in duration, the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) whether or not the requested Interest Period or Contract Period has been consented to by such Lenders. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans or B/A Equivalent Loans (or telephonic notice in lieu thereof) shall be irrevocable and the US Borrower or Canadian Borrower, as applicable, shall be bound to effect a conversion or continuation in accordance therewith.

(d) Notwithstanding anything to the contrary in the foregoing, no conversion to a Eurodollar Rate Loan or B/A Equivalent Loan in whole or in part shall be permitted at any time at which (i) a Default under Section 8.1(a), 8.1(f) or 8.1(g) or an Event of Default shall have occurred and then be continuing or (ii) the continuation of, or conversion into, a Eurodollar Rate Loan or B/A Equivalent Loan would violate any provision of Sections 2.17 or 2.18.

(e) This section shall not apply to Protective Advances, which may not be converted or continued.

2.9 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (f) or (g), the principal amount of all overdue amounts then outstanding hereunder shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable Debtor Relief Law) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans or Canadian Base Rate Loans, as applicable, plus the relevant Applicable Margin applicable to Base Rate Loans or Canadian Base Rate Loans, as applicable. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of any Agent or any Lender.

2.10 Fees.

(a) The US Borrower agrees to pay to each Lender:

(i) subject to Section 2.21, an unused commitment fee in an amount equal to (1) the average of the actual daily difference between (a) the Revolving Commitment of such Lender and (b) the aggregate principal amount of all applicable outstanding Revolving Credit Outstandings owing to such Lender, times (2) the Applicable Revolving Commitment Fee Percentage then in effect; provided that for purposes of calculating the commitment fee pursuant to this clause (i), Swing Line Loans shall not be deemed to be a utilization of the Revolving Commitments; and

(ii) letter of credit fees equal to such Lender’s Pro Rata Share of the product of (A) the Applicable Margin for US Revolving Loans that are Eurodollar Rate Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such US Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.10(a) shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender the amount of such fees owing to it.

(b) The Canadian Borrower agrees to pay to each Lender letter of credit fees equal to such Lender’s Pro Rata Share of the product of (A) the Applicable Margin for Canadian Revolving Loans that are B/A Equivalent Loans, times (B) the average aggregate daily maximum amount available to be drawn under all such Canadian Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.10(b) shall be paid to the Administrative Agent at its Principal Office and upon receipt, the Administrative Agent shall promptly distribute to each Lender the amount of such fees owing to it.

(c) (i) The US Borrower agrees to pay directly to each applicable Issuing Bank, for its own account, the following fees:

(A) a fronting fee equal to 0.125% per annum, times the average aggregate daily maximum amount available to be drawn under all applicable Letters of Credit issued by such Issuing Bank for the account of such US Borrower (determined as of the close of business on any date of determination); and

(B) such customary documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(ii) The Canadian Borrower agrees to pay directly to each applicable Issuing Bank, for its own account, the following fees:

(A) a fronting fee equal to 0.125% per annum, times the average aggregate daily maximum amount available to be drawn under all applicable Canadian Letters of Credit issued by such Issuing Bank for the account of such Canadian Borrower (determined as of the close of business on any date of determination); and

(B) such customary documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with such Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(d) All fees referred to in:

(i) Section 2.10(a)(i) shall be calculated on the basis of a 360-day year and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Revolving Commitment Period, commencing on July 1, 2018 and on the applicable Revolving Commitment Termination Date; and

(ii) Section 2.10(a)(ii) and Section 2.10(b) and Section 2.10(c)(i) and (ii) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on April 1, July 1, October 1 and January 1 of each year during the Revolving Commitment Period, commencing on July 1, 2018 and on the applicable Revolving Commitment Termination Date.

(e) In addition to any of the foregoing fees, the US Borrower agrees to pay to the Lead Arrangers and the Agents such other fees in the amounts and at the times separately agreed upon.

2.11 Voluntary Prepayments. Each Borrower may prepay the outstanding principal amount of the applicable Revolving Loans and Swing Line Loans in whole or in part at any time; provided, however, that if any prepayment of any Eurodollar Rate Loan or B/A Equivalent Loan is made by a Borrower other than on the last day of an Interest Period or Contract Period for such Loan, such Borrower shall also pay any amount owing pursuant to Section 2.17(d). Any such voluntary prepayment shall be applied as specified in Section 2.14(a).

2.12 Voluntary Revolving Commitment Reductions.

(a) Each Borrower may, upon not less than three Business Days’ prior written or telephonic notice (or such shorter notice period as the Administrative Agent may reasonably approve) confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the applicable Revolving Commitments in an amount up to the amount by which the applicable Revolving Commitments will exceed the applicable Revolving Credit Outstandings at the time of such proposed termination or reduction after giving effect to any concurrent repayment (or, with respect to Letter of Credit Obligations, the provision of cash collateral or backstop letters of credit acceptable to the applicable Issuing Bank in an amount equal to 103% of the applicable Letter of Credit Obligations of applicable Revolving Credit Outstandings); provided any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) Each Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the applicable Revolving Commitments shall be effective on the date specified in such Borrower’s notice and shall reduce the applicable Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.

2.13 Mandatory Prepayments.

(a) Maximum Credit. Subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.25, promptly (but in no event later than two (2) Business Days) upon the earlier of (a) the knowledge of any Authorized Officer of the US Borrower, or (b) notice to any Borrower from the Administrative Agent that the aggregate principal amount of applicable Revolving Credit Outstandings exceeds the US Maximum Credit or the Canadian Maximum Credit, as applicable, at such time, the applicable Borrower shall forthwith prepay the applicable Swing Line Loans first and then the applicable Revolving Loans then outstanding in an amount equal to such excess. If any such excess remains after repayment in full of the applicable aggregate outstanding Swing Line Loans and Revolving Loans, the applicable Borrower shall cash collateralize applicable Letters of Credit in the manner set forth in Section 8.2 in an amount equal to 103% of such excess.

(b) Cash Dominion During a Liquidity Event Period. Each Borrower hereby irrevocably waives the right to direct, during a Liquidity Event Period, the application of all funds in each Cash Collateral Account and agrees that, subject to the Intercreditor Agreement, the Administrative Agent (i) may or, upon the written direction of the Requisite Lenders at any time during such Liquidity Event Period, shall deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and (ii) shall, during a Liquidity Event Period, except, as provided in Sections 2.15(g) and (h), apply all payments in respect of any Obligations and all available funds in each Cash Collateral Account on a daily basis as follows: first, to prepay any Protective Advances that may be outstanding, pro rata; second, to repay the outstanding principal amount of the applicable Swing Line Loans until such Swing Line Loans have been repaid in full; third, to repay the outstanding principal balance of the applicable Revolving Loans until such Revolving Loans shall have been repaid in full (other than Contingent Obligations); and then to any other Obligation owing by such Borrower then due and payable. Each Borrower consents to such application made pursuant to the terms hereof. The Administrative Agent agrees so to apply such funds and each Borrower consents to such application. Any such application of funds shall be made (i) from the Cash Collateral Accounts of the US Credit Parties first in respect of Obligations of the US Credit Parties, with the outstanding amounts thereof and second in respect of Obligations of the Canadian Borrower and (ii) from Cash Collateral Accounts of the Canadian Credit Parties solely in respect of Obligations of the Canadian Borrower. If (i) following such application, (ii) outside of a Liquidity Event Period or (iii) after all Letters of Credit shall have expired or been fully drawn and all Revolving Commitments shall have been terminated, there are no Loans outstanding and no other Obligations that are then due and payable (and, during a Liquidity Event Period, cash collateral has been provided in an amount equal to 103% of the Letter of Credit Obligations in the manner required in Section 8.2), then the Administrative Agent shall cause any remaining funds in the Cash Collateral Accounts to be paid at the written direction of the applicable Borrower (or, in the absence of such direction, to the applicable Borrower or another Person lawfully entitled thereto).

(c) Prepayment of Canadian Obligations. Notwithstanding anything in this Section 2.13 to the contrary, funds received from or held by any Canadian Credit Party shall be applied only to the payment of the Canadian Obligations and shall not be applied to the payment of the US Obligations.

2.14 Application of Prepayments.

(a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.11 shall be applied as specified by the applicable Borrower in the applicable notice of prepayment; provided, in the event such Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first, to repay the applicable outstanding Swing Line Loans of such Borrower to the full extent thereof; and second, to repay the applicable outstanding Revolving Loans of such Borrower to the full extent thereof and any prepayments by a Canadian Credit Party shall be applied only to the payment of the Canadian Obligations and shall not be applied to the payment of the US Obligations.

(b) Application of Prepayments of Loans to Base Rate Loans, Canadian Base Rate Loans, Canadian Prime Loans, Eurodollar Rate Loans and B/A Equivalent Loans. Any prepayment by a Borrower of (i) Loans denominated in Dollars shall be applied first to Base Rate Loans and Canadian Base Rate Loans of such Borrower to the full extent thereof before application to Eurodollar Rate Loans of such Borrower, in each case in a manner which minimizes the amount of any payments required to be made by such Borrower pursuant to Section 2.17(d) and (ii) Loans denominated in Canadian Dollars shall be applied first to Canadian Prime Loans of the Canadian Borrower to the full extent thereof before application to B/A Equivalent Loans of the Canadian Borrower, in each case in a manner which minimizes the amount of any payments required to be made by the Canadian Borrower pursuant to Section 2.17(d).

2.15 General Provisions Regarding Payments.

(a) All payments by a Borrower of principal, interest, fees and other Obligations shall be made in the currency in which the obligation being paid is denominated in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 12:00 p.m. (New York time) on the date due at the Principal Office designated by the Administrative Agent for the account of the Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by such Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by the Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans or B/A Equivalent Loans, as applicable, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definitions of “Interest Period” and “Contract Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.

(f) The Administrative Agent shall deem any payment by or on behalf of a Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to such Borrower and each Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a), subject to any applicable grace or cure periods therein. Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full (other than Contingent Obligations).

(g) Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (h) below (or required to be applied in accordance with Section 2.14(a)), (i) all payments and any other amounts received by the Administrative Agent from or for the benefit of the US Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the US Revolving Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or such Borrower, second, to pay all other Obligations then due and payable and third, as such Borrower so designates and (ii) all payments and any other amounts received by the Administrative Agent from or for the benefit of the Canadian Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Canadian Revolving Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or such Borrower, second, to pay all other Canadian Obligations then due and payable and third, as such Borrower so designates. Payments in respect of Swing Line Loans received by the Administrative Agent shall be distributed to the applicable Swing Line Lender; payments in respect of Revolving Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender’s Pro Rata Share; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders and Issuing Banks as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Pro Rata Shares.

(h) Each Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, subject to the Intercreditor Agreement, notwithstanding the provisions of Section 2.14(a) and clause (g) above, if an Event of Default shall have occurred and not otherwise been waived, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the applicable Obligations pursuant to Section 8.1, shall, deliver a Blockage Notice to each Deposit Account Bank for each Approved Deposit Account and apply all payments in respect of any applicable Obligations and all funds on deposit in any Cash Collateral Account and all other proceeds of Collateral in the following order:

(i) first, to pay ratably interest on and then principal of any portion of the applicable Revolving Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the applicable Borrower;

(ii) second, to pay ratably applicable Obligations in respect of any expense reimbursements or indemnities then due to any Agent;

(iii) third, to pay ratably applicable Obligations in respect of any expense reimbursements or indemnities then due to the Lenders and the Issuing Banks;

(iv) fourth, to pay ratably applicable Obligations in respect of any fees then due to the Agents, the Lenders and the Issuing Banks;

(v) fifth, to pay ratably interest then due and payable in respect of the applicable Protective Advances;

(vi) sixth, to pay ratably the principal of the Protective Advances;

(vii) seventh, to pay ratably interest then due and payable in respect of the applicable Loans (other than the Protective Advances) and Reimbursement Obligations;

(viii) eighth, to pay or prepay ratably principal amounts on the applicable Loans (other than the Protective Advances), amounts owing in respect of Designated Cash Management Obligations in an aggregate amount not to exceed $10,000,000, only to the extent that the amount of such Designated Cash Management Obligations has been deducted or otherwise reserved by the Administrative Agent in calculating the applicable Borrowing Base in effect and Reimbursement Obligations and to provide cash collateral for applicable outstanding Letter of Credit Undrawn Amounts in the manner described in Section 8.2, ratably to the aggregate principal amount of such Loans, amounts owing in respect of Noticed Hedges, Reimbursement Obligations and Letter of Credit Undrawn Amounts;

(ix) ninth, to pay ratably amounts due and owing in respect of applicable Cash Management Obligations and Hedge Agreements with respect to which proceeds of Collateral have not been applied in accordance with clause (viii) above;

(x) tenth, pay ratably all other applicable Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) above, the available funds being applied with respect to any such Obligation in such clause (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation within such clause ratably, based on the proportion of the Administrative Agent’s and each Lender’s or Issuing Bank’s interest in the aggregate outstanding Obligations described in such clauses; provided, however, that payments that would otherwise be allocated to the Lenders shall be allocated first to repay Swing Line Loans until such Swing Line Loans are paid in full and then to repay the Revolving Loans; provided, further, that amounts received from any Credit Party shall not be applied to any Excluded Swap Obligation of such Credit Party. Notwithstanding anything to the contrary contained herein, proceeds of Collateral consisting of assets of or payments by a Canadian Credit Party shall only be applied to the repayment of Canadian Obligations.

2.16 Ratable Sharing. Other than as set forth in Section 2.21 hereof, subject to the Intercreditor Agreement, the Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of setoff or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or other applicable Debtor Relief Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of: Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (other than payments or reductions received by way of an assignment or participation effected pursuant to Section 10.6) (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in propor-

tion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the applicable Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.

Each Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all monies owing by such Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17 Making or Maintaining Eurodollar Rate Loans and B/A Equivalent Loans.

(a) Determination of Interest Rate. The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “Eurodollar Rate.” The CDOR Rate for each Contract Period for B/A Equivalent Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of “CDOR Rate.” The Administrative Agent’s determination shall be presumed to be correct absent manifest error.

(b) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be presumptively correct), on any Interest Payment Date with respect to any Eurodollar Rate Loans or B/A Equivalent Loans, that by reason of circumstances affecting the London interbank market or Canadian interbank market, as applicable, adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Eurodollar Rate or CDOR Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, converted to or continued as Eurodollar Rate Loans or B/A Equivalent Loans, as applicable, until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, which it shall do promptly, and (ii) any Funding Notice or Conversion/Continuation Notice given by a Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by such Borrower.

(c) Illegality or Impracticability of Eurodollar Rate Loans or B/A Equivalent Loans. In the event that on any date any Lender shall have determined (which determination shall be presumptively correct absent manifest error but shall be made only after consultation with the US Borrower and/or Canadian Borrower, as applicable, and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans or B/A Equivalent Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline, order or Governmental Authorization (or would conflict with any such treaty, governmental rule, regulation, guideline, order or Governmental Authorization not having the force of law even though the failure to comply therewith would not be unlawful), in each case, first made after the Closing Date or otherwise when compliance becomes required after the Closing Date, or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London inter-bank market (or, as regards B/A Equivalent Loans, the Canadian interbank market) or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to such Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, to convert Loans to, or continue Loans as Eurodollar Rate Loans or B/A Equivalent Loans, as applicable, shall be suspended until such notice shall be withdrawn by the Affected Lender, provided, that such Affected Lender shall promptly withdraw such notice when such circumstances cease to exist, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan or B/A Equivalent Loan then being requested by such Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Loan, as applicable, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans or B/A Equivalent Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period (or Contract Period, as applicable) then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Loans, as applicable, on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan or B/A Equivalent Loan then being requested by a Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, such Borrower shall have the option, subject to the provisions of Section 2.17(d), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(c) shall affect the obligation of any Lender other than an Affected Lender to make, maintain or continue Loans as, or to convert Loans to, Eurodollar Rate Loans or B/A Equivalent Loans in accordance with the terms hereof.

(d) Compensation for Breakage or Non-Commencement of Interest Periods. The US Borrower or Canadian Borrower, as applicable, shall compensate each applicable Lender, within 30 days of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts, and which shall be presumptively correct absent manifest error), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans or B/A Equivalent Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender actually sustains: (i) if for any reason (other than a default by such Lender or such Lender becoming an Affected Lender) a borrowing of any Eurodollar Rate Loan or B/A Equivalent Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan or B/A Equivalent Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans or B/A Equivalent Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans or B/A Equivalent Loans is not made on any date specified in a notice of prepayment given by such Borrower.

(e) Booking of Eurodollar Rate Loans and B/A Equivalent Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans or B/A Equivalent Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

2.18 Increased Costs; Capital Adequacy.

(a) Compensation for Increased Costs and Taxes. In the event that any Lender (which term, for the avoidance of doubt, shall include each Swing Line Lender and each Issuing Bank for purposes of this Section 2.18(a)) shall reasonably determine (which determination shall be presumptively correct absent manifest error) that any Change in Law: (i) subjects such Lender (or its applicable lending office) to any Tax or changes the basis of taxation of payments to such Lender in respect thereof (in each case, other than any Excluded Tax or any Non-Excluded Taxes or Other Taxes indemnified under Section 2.19) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Eurodollar Rate”); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market or Canadian interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the applicable Borrower shall within 30 days after receipt of the statement referred to in the next sentence, pay to such Lender such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the applicable Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be presumptively correct absent manifest error. Notwithstanding the foregoing, the Canadian Borrower shall only be liable for such increased cost or reduction in amount to the extent that it relates to the Canadian Obligations.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include any Issuing Bank for purposes of this Section 2.18(b)) shall have reasonably determined that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within 30 days after receipt by the applicable Borrower from such Lender of the statement referred to in the next sentence, such Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the applicable Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be presumptively correct absent manifest error. Notwithstanding the foregoing, the Canadian Borrower shall only be liable for such additional amounts to the extent that they relate to the Canadian Obligations.

2.19 Taxes; Withholding, Etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder or under any other Credit Document to any Lender or Agent shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Taxes.

(b) Withholding of Taxes. If any Credit Party or any other applicable withholding agent is required by Law to make any deduction or withholding on account of any Non-Excluded Tax or Other Taxes from any sum paid or payable by any Credit Party to any Lender or Agent under any of the Credit

Documents: (i) the applicable Credit Party shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as such Credit Party becomes aware of it; (ii) the applicable Credit Party or withholding agent shall make such deduction or withholding and pay to the relevant Governmental Authority any such Non-Excluded Tax or Other Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on the Lender or Agent) on behalf of and in the name of the Lender or Agent (as applicable); (iii) the sum payable to such Lender or Agent (as applicable) shall be increased by such Credit Party to the extent necessary to ensure that, after the making of any required deduction or withholding of Non-Excluded Taxes or Other Taxes (including any deductions or withholdings attributable to any payments required to be made under this Section 2.19), the Lender (or, where the Agent receives a payment for its own account, the Agent) receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required or made; and (iv) within thirty days after paying any sum from which it is required by Law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Credit Party making such payments shall deliver to the Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant Governmental Authority. Notwithstanding the foregoing, the Canadian Borrower shall only be liable for any such additional amounts to the extent they relate to the Canadian Obligations.

(c) Status of Lender. Each Lender shall, at such times as are reasonably requested by a Borrower or the Administrative Agent, provide such Borrower and the Administrative Agent with any documentation prescribed by Laws or reasonably requested by such Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under any Credit Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documentation required below in this Section 2.19(c)) obsolete, expired or inaccurate in any material respect, deliver promptly to the applicable Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by such Borrower or the Administrative Agent) or promptly notify such Borrower and Administrative Agent of its inability to do so.

Without limiting the foregoing:

(1) Each US Lender shall deliver to the US Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(2) Each Non-US Lender shall deliver to the US Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the US Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Internal Revenue Code,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Internal Revenue Code, (A) two properly completed and duly signed certificates substantially in the form of Exhibit D, as applicable, (any such certificate, a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

(D) to the extent a Non-US Lender is not the beneficial owner (for example, where the Non-US Lender is a partnership or a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-US Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate substantially in the form of Exhibit D-1B or Exhibit D-1D, Form W-9, Form W-8IMY or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.19(c) if such beneficial owner were a Lender, as applicable (provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more of its direct or indirect partners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-US Lender on behalf of such beneficial owner in the form of Exhibit D-1B), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws (including the Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, United States federal withholding tax on any payments to such Lender under the Credit Documents.

(3) If a payment made to a Lender or an Agent under any Credit Document would be subject to Tax imposed by FATCA if such Lender or Agent, as applicable, were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender or Agent, as applicable, shall deliver to the US Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the US Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the US Borrower or the Administrative Agent as may be necessary for the US Borrower and the Administrative Agent to comply with their obligations under FATCA to determine whether such Lender or Agent, as applicable, has or has not complied with such Lender’s or Agent’s, as applicable, obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this subsection, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(4) On or before the date hereof, Bank of America as Administrative Agent shall, and on or before the date any successor or replacement Administrative Agent becomes the Administrative Agent hereunder it shall, deliver to the US Borrower two duly executed originals of either (i) IRS Form W-9 or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the US Borrower to be treated as a U.S. person under Treasury Regulations section 1.1441-1T(b)(2)(iv)(A) (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account).

Notwithstanding any other provision of this clause (c), a Lender or Agent shall not be required to deliver any form that such Lender or Agent is not legally eligible to deliver.

Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.19(c).

(d) In addition to the payments by a Credit Party required by Section 2.19(b) but without duplication, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(e) The Credit Parties shall, jointly and severally (except as provided in Section 2.19(i) below), indemnify a Lender or Agent (each a “Tax Indemnitee”), within 10 days after written demand therefor, for the full amount of any Non-Excluded Taxes paid or payable by such Tax Indemnitee on or attributable to any payment made by a Credit Party under or with respect to any Credit Document, and any Other Taxes payable by such Tax Indemnitee (including Non-Excluded Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 2.19) and, in each case, any reasonable expense attributable thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, shall be conclusive absent manifest error.

(f) If and to the extent that a Tax Indemnitee, in its sole discretion (exercised in good faith), determines that it has received a refund of any Non-Excluded Taxes or Other Taxes in respect of which it has received additional payments under this Section 2.19, then such Tax Indemnitee shall pay to the relevant Credit Party the amount of such refund, net of all out-of-pocket expenses of the Tax Indemnitee (including any Taxes imposed with respect to such refund), and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Tax Indemnitee, agrees to repay the amount paid over to the Tax Indemnitee (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Tax Indemnitee if the Tax Indemnitee is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g) In the event that a Credit Party makes an indemnification payment to a Tax Indemnitee with respect to Non-Excluded Taxes or Other Taxes pursuant to subsection (e) of this Section 2.19 or a Credit Party is required to repay to a Tax Indemnitee an amount in respect of a refund of any Non-Excluded Taxes or Other Taxes previously paid over to such Credit Party pursuant to subsection (f) of this Section 2.19, such Tax Indemnitee shall reasonably cooperate with all reasonable requests of such Credit Party, at the sole expense of such Credit Party, if (i) in the reasonable judgment of the Tax Indemnitee such cooperation shall not subject such Tax Indemnitee, as the case may be, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to such Tax Indemnitee and (ii) based on advice of such Credit Party’s independent accountants or external legal counsel, there is a reasonable basis for such Credit Party to contest with the applicable Governmental Authority the imposition of such Non-Excluded Taxes or Other Taxes or the repayment of such refund. Any resulting refund shall be governed by Section 2.19(f). This subsection shall not be construed to require a Tax Indemnitee to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(h) Notwithstanding anything to the contrary in this Section 2.19, a Canadian Credit Party shall only be liable for such amounts to the extent that they relate to the Canadian Obligations.

(i) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.19, include each Swing Line Lender and each Issuing Bank.

2.20 Obligation to Mitigate. Each Lender (which term, for the avoidance of doubt, shall include each Swing Line Lender and each Issuing Bank for purposes of this Section 2.20) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive additional amounts under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (x) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (y) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 or take such other measures unless the applicable Borrower agrees to pay all incremental expenses incurred by such Lender as a result of taking such measures as described above. A certificate as to the amount of any such expenses payable by the applicable Borrower pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to such Borrower (with a copy to the Administrative Agent) shall be presumptively correct absent manifest error.

2.21 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.10(a)(i);

(b) the Revolving Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that (i) such Defaulting Lender’s Revolving Commitment may not be increased or extended without its consent and (ii) the principal amount of, or interest or fees payable on, Loans or disbursements under Letters of Credit may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent;

(c) if any Swing Line Loan is outstanding or Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of such Defaulting Lender’s Pro Rata Share of any participations in any Letter of Credit Obligations and in any outstanding Swing Line Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Pro Rata Share of any participations in any Letter of Credit Obligations and in any outstanding Swing Line Loans does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and to the extent that any non-Defaulting Lender’s Revolving Credit Exposure plus its allocated Pro Rata Share of such Defaulting Lender’s participation in any Letter of Credit Obligations and outstanding Swing Line Loans does not exceed such non-Defaulting Lender’s Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such unreallocated portion of the outstanding Swing Line Loans and (y) second, cash collateralize for the benefit of the applicable Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.13(a) for so long as such Letter of Credit Obligations are outstanding or (z) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Banks and the Swing Line Lenders, as the case may be, in their sole discretion, to protect them against the risk of non-payment by such Defaulting Lender; provided that (A) to the extent that cash collateral has previously been provided pursuant to this clause (ii) and, a result of a repayment of Revolving Loans or otherwise, further reallocation of amounts among the Lenders in accordance with clause (i) above may be made, then, solely to the extent of the amounts so reallocated, the cash collateral requirement pursuant to this clause (ii) will terminate and each applicable Issuing Bank and Swing Line Lender will cause any cash collateral posted with respect to their respective Letter of Credit Obligations or Swing Line Loans, as the case may be, to be returned to the applicable Borrower subject to any terms relating to such cash collateral and (B) neither such reallocation nor any payment pursuant hereto will constitute a waiver or release of any claim any Borrower, the Administrative Agent, any Issuing Bank, any Swing Line Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(iii) if a Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations pursuant to clause (ii) above, Holdings shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.10(a)(ii) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations during the period such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is cash collateralized;

(iv) if a reallocation of the Letter of Credit Obligations among the non-Defaulting Lenders is effected pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.10(a)(i) and Section 2.10(a)(ii) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Shares after giving effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Borrower, any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.10(a)(ii) with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations shall be payable to the applicable Issuing Bank until and to the extent that such Defaulting Lender’s Pro Rata Share of the Letter of Credit Obligations is reallocated and/or cash collateralized; and

(d) notwithstanding anything to the contrary set forth herein, so long as such Lender is a Defaulting Lender, no Swing Line Lender shall be required to fund any Swing Line Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the related exposure and the Defaulting Lender’s then outstanding Pro Rata Share of the Letter of Credit Obligations will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.21(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and such Defaulting Lender shall not participate therein).

(e) In the event that the Administrative Agent, each Borrower, each applicable Issuing Bank and each applicable Swing Line Lender agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Shares of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

2.22 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the applicable Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17 (other than clause (d) thereof), 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect or such Lender shall not have withdrawn such notice, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the applicable Borrower’s request for such withdrawal; or (b) (i) any Lender shall become and remain a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the applicable Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender, Non-Consenting Lender (each, a “Terminated Lender”), the applicable Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and each Replacement Lender (or failing which, the Borrowers) shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, the applicable Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.17(d), 2.18 or 2.19; (3) to the extent an assignment to such Replacement Lender would require the consent of the Administrative Agent under Section 10.6, such Replacement Lender shall be reasonably acceptable to the Administrative Agent; and (4) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, the applicable Borrower may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, such Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or shall provide cash collateral or backstop letters of credit acceptable to such Issuing Bank in an amount equal to 103% of the applicable Letter of Credit Obligations. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided any rights of such Terminated Lender to indemnification and to expense reimbursement hereunder shall survive as to such Terminated Lender. Each Lender agrees that, if it becomes a Terminated Lender and its rights and claims are assigned hereunder to a Replacement Lender pursuant to this Section 2.22, it shall execute and deliver to the Administrative Agent an Assignment Agreement to evidence such assignment, together with any Revolving Loan Note (if such Loans are evidenced by a Revolving Loan Note) evidencing the Loans subject to such Assignment Agreement; provided, however, that the failure of any Terminated Lender to execute an Assignment Agreement shall not render such assignment invalid.

2.23 Incremental Facilities.

(a) Either Borrower may by written notice to the Agents elect to request, prior to the Revolving Commitment Termination Date, an increase to the applicable existing Revolving Commitments (any such increase, the “New Revolving Commitments” and the loans made pursuant thereto, the “New Revolving Loans”), by an amount (such amount not to be less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent) and integral multiples of $1,000,000 in excess of that amount) not in excess of the remainder of $250.0 million. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the applicable Borrower proposes that the New Revolving Commitments shall be effective, which shall be a date not less than 10 Business Days (or such shorter time as may be approved by the Administrative Agent) after the date on which such notice is delivered to the Agents; and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Lender”) to whom the applicable Borrower proposes any portion of such New Revolving Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Revolving Commitments may elect or decline, in its sole discretion, to provide a New Revolving Commitment. Such New Revolving Commitments shall become effective, as of such Increased Amount Date; provided that (1) subject to Section 1.6, no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Revolving Commitments; (2) the other terms of the New Revolving Commitments (including the Applicable Margin) shall be documented solely as an increase to the Revolving Commitments, with identical terms; (3) the New Revolving Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the applicable Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.19(c); (4) the applicable Borrower shall make any payments required pursuant to Section 2.17(d) in connection with the New Revolving Commitments; and (5) the applicable Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(b) On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitment, (ii) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each New Revolving Loan shall be deemed, for all purposes, a Revolving Loan and (iii) each New Lender shall become a Lender with respect to the New Revolving Commitment and all matters relating thereto.

(c) The Administrative Agent shall notify Lenders promptly upon receipt of the applicable Borrower’s notice of each Increased Amount Date and in respect thereof the New Revolving Commitments and the New Lenders and the respective interests in such Lender’s Revolving Loans, in each case subject to the assignments contemplated by this Section.

(d) At any time on or prior to the Revolving Commitment Termination Date, either Borrower may request an extension of the Revolving Commitments (a “Proposed Extension”) by notice to the Administrative Agent, the Lenders, the Issuing Banks and the Swing Line Lenders. Each such notice shall specify the proposed extended revolving commitment termination date and any other terms or conditions with respect to the Proposed Extension. Neither the Administrative Agent nor any Lender, Issuing Bank or Swing Line Lender shall be obligated in any capacity to provide any such extension of its Revolving Commitments pursuant to any Proposed Extension or enter into any negotiations with respect to any Proposed Extension. Each Lender, Issuing Bank and Swing Line Lender, as applicable, choosing to extend its Revolving Commitment pursuant to a Proposed Extension (each, an “Extending Lender”) and the applicable Borrowers may prepare appropriate documentation necessary to reflect the terms and conditions of the Proposed Extension; provided that (i) no amendments or modifications to any Credit Documents will be permitted prior to the Revolving Commitment Termination Date unless the Administrative Agent, in its sole discretion, consents to any such amendments or modifications (subject in each case to the requirements of Section 10.5); (ii) amendments or modifications to any Credit Document shall be permitted with the consent of the Administrative Agent and the Extending Lenders (but solely to the extent such amendments and modifications apply only following the Revolving Commitment Termination Date); and (iii) unless the Administrative Agent has agreed in its sole discretion to act as the Administrative Agent for the Extending Lenders following the Revolving Commitment Termination Date, a successor Administrative Agent shall have been appointed by the Extending Lenders to act as administrative agent commencing on the Revolving Commitment Termination Date.

2.24 Overadvances. If (i) the aggregate US Revolving Credit Outstandings exceed the US Maximum Credit, (ii) the aggregate Canadian Revolving Credit Outstandings exceed the Canadian Maximum Credit or (iii) the Revolving Credit Outstandings exceed the Line Cap (each of the foregoing clauses (i), (ii) and (iii), an “Overadvance”), in each case, at any time, the excess amount shall be payable by the applicable Borrower on demand by the Administrative Agent, but all such Revolving Loans shall nevertheless constitute Obligations secured by the applicable

Collateral and entitled to all benefits of the Credit Documents. The Administrative Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring the Borrowers to cure an Overadvance, (a) when no other Event of Default is known to the Administrative Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Over-advance Loans are required) and (ii) the aggregate amount of all Overadvances is not known by the Administrative Agent to exceed the Dollar Equivalent of $20,000,000, and (b) regardless of whether an Event of Default exists, if the Administrative Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $500,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause (i) the Canadian Revolving Credit Outstandings to exceed the Canadian Revolving Sublimit or (ii) the Revolving Credit Outstandings to exceed the Revolving Commitments. The making of any Overadvance shall not create nor constitute a Default or Event of Default; it being understood that the making or continuance of an Overadvance shall not constitute a waiver by the Administrative Agent or the Lenders of the then existing Event of Default. In no event shall any Borrower or other Credit Party be permitted to require any Overadvance Loan to be made. Requisite Lenders may at any time revoke the Administrative Agent’s authority to make further Overadvance Loans by written notice to the Administrative Agent. Absent such revocation, the Administrative Agent’s determination that funding of an Overadvance Loan is appropriate shall be conclusive.

2.25 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent (including its Canada branch as regards Protective Advances to the Canadian Borrower) is authorized (but shall have no obligation to) by the Borrowers and the Lenders, from time to time following the occurrence and during the continuance of an Event of Default, in the Administrative Agent’s Permitted Discretion, to make (or authorize the Administrative Agent to make) Loans to the US Borrower in Dollars or to the Canadian Borrower in Dollars or Canadian Dollars on behalf of the applicable Lenders (each such Loan, a “Protective Advance”), which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by any of the Borrowers to the Agents and the Lenders pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.2) and other sums payable under the Credit Documents (any of such Loans are herein referred to as “Protective Advances”); provided that (x) no Protective Advance may remain outstanding for more than 30 days; (y) the aggregate amount of Protective Advances outstanding at any time shall not exceed the Dollar Equivalent of $20,000,000; and (z) no Protective Advance shall be made that would result in the Revolving Credit Exposure of any Lender exceeding such Lender’s Revolving Commitment; provided further that no Protective Advance shall result in a Default due to the Borrowers’ failure to comply with Section 2.1 for so long as such Protective Advance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Protective Advance. Protective Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent (for the benefit of the Agents, the Lenders and the Issuing Banks) in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances denominated in Dollars shall be Base Rate Borrowings or, as regards the Canadian Credit Parties, Canadian Base Rate Borrowings, and all Protective Advances denominated in Canadian Dollars shall be Canadian Prime Rate Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient US Available Credit or Canadian Available Credit, as the case may be, and the conditions precedent set forth in Section 3.2 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Loan, in the currency in which the applicable Protective Advance was denominated and to the Borrowers to which the Protective Advance was made, to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund, in the currency in which the applicable Protective Advance was denominated, their risk participations described in Section 2.25(b). It is agreed that the Administrative Agent shall endeavor, but without any obligation, to notify the applicable Borrower promptly after the making of any Protective Advance.

(b) Upon the making of a Protective Advance by the Administrative Agent in accordance with the terms hereof, each applicable Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

(c) The Canadian Borrower shall be liable only for any Protective Advances made to it.

2.26 LIBOR Successor Rate. Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrowers or Requisite Lenders notify the Administrative Agent (with, in the case of the Requisite Lenders, a copy to Borrower) that the Borrowers or Requisite Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrowers may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes (as defined below) and any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrowers unless, prior to such time,

Lenders comprising the Requisite Lenders have delivered to the Administrative Agent written notice that such Requisite Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

SECTION 3. CONDITIONS PRECEDENT

3.1 Closing Date. The effectiveness of this Agreement and the obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to the satisfaction or waiver of the following conditions on or before the Closing Date:

(a) Credit Documents. The Administrative Agent shall have received copies of each Credit Document originally executed and delivered by each applicable Credit Party.

(b) Organizational Documents; Incumbency. The Administrative Agent shall have received (i) copies of each Organizational Document and, to the extent applicable in each relevant jurisdiction, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its Authorized Officer or other officer as being executed and delivered and in full force and effect without modification or amendment or, if not applicable under the Laws of the relevant jurisdiction, in a similar form; and (iv) to the extent applicable or available in the relevant jurisdiction, a “long-form” good standing certificate (or equivalent in a particular jurisdiction) from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and for each Canadian Credit Party that is organized under the laws of Canada, of its province in which its registered office and chief executive office is located, each dated a recent date prior to the Closing Date.

(c) Consummation of the Closing Date Refinancing. Substantially simultaneously with the initial Borrowing hereunder, all obligations under the Existing Revolving Credit Agreement shall have been repaid in full, the commitments thereunder terminated and all related Liens released.

(d) Personal Property Collateral. In order to create in favor of the Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest (subject to the Intercreditor Agreement) in the ABL Collateral, a valid, perfected Second Priority security interest (subject to the Intercreditor Agreement) in the Fixed Asset Collateral and a valid, perfected First Priority security interest in the Canadian Collateral, the Collateral Agent shall have received:

(i) compliance by each Credit Party of its obligations under the Pledge and Security Agreement, the Canadian Pledge and Security Agreement and the other Collateral Documents (including, without limitation, its obligation to authenticate and deliver UCC or certified filed PPSA financing statements or the equivalent instrument in any jurisdiction and to execute (as applicable) and deliver originals of securities, instruments and chattel paper (together with undated stock powers and allonges, as applicable, executed in blank with respect thereto) and any Intellectual Property Security Agreements);

(ii) (A) copies of recent UCC, PPSA or equivalent search reports as of a recent date listing all effective financing statements (or equivalent filings) that name any Credit Party as debtor, together with, with respect to such search reports copies of such financing statements (other than PPSA financing statements), none of which shall cover the Collateral except for those that shall be terminated on the Closing Date (or with respect to which appropriate arrangements for such termination shall have been made) and those in respect of Permitted Liens and (B) UCC termination statements or PPSA financing change statements (or similar documents) duly executed or authenticated by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate or discharge any effective UCC or PPSA financing statements (or equivalent filings) disclosed in such UCC or PPSA or equivalent search reports (other than any such financing statements in respect of Permitted Liens);

(iii) an amendment, supplement or joinder to each of the Intercreditor Agreement and Senior Notes Intercreditor Agreement duly executed by each party thereto in order for the Administrative Agent and Collateral Agent to become parties thereto; and

(iv) an amendment, supplement or joinder to each deposit account control agreement and securities account control agreement relating to the Existing Revolving Credit Agreement duly executed by each party thereto in order for the Collateral Agent to become party thereto.

(e) Evidence of Insurance. The Collateral Agent shall have received a certificate from each insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as mortgagee/additional insured and loss payee, as applicable, thereunder to the extent required under Section 5.5.

(f) Opinions of Counsel. The Agents and the Lenders shall have received customary written opinions of (i) Latham & Watkins LLP, counsel for Credit Parties, (ii) Ballard Spahr Andrews & Ingersoll, LLP, special counsel to the Credit Parties in Pennsylvania, (iii) Stikeman Elliott LLP, special counsel to the Credit Parties in Canada and (iv) Honigman Miller Schwartz and Cohn LLP, special counsel to the Credit Parties in Michigan in each case, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to the Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to the Agents and Lenders).

(g) Fees. Holdings and/or the Borrowers shall have paid to the Lead Arranger and the Agents the reasonable out of pocket and fees (including without limitation legal fees and expenses) separately agreed to between the Lead Arranger, the Agent and the Borrowers to the extent invoiced at least three Business Days prior to the Closing Date (or such later date as Holdings may reasonably agree), in each case payable on the Closing Date.

(h) Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a Solvency Certificate from the chief financial officer of Holdings demonstrating that after giving effect to the consummation of the Transactions to be consummated on the Closing Date, Holdings and its Subsidiaries, in each case, on a consolidated basis, is Solvent.

(i) Closing Date Certificate. Holdings and the Borrowers shall have delivered to the Administrative Agent an original executed Closing Date Certificate.

(j) Borrowing Base. The Administrative Agent shall have received a Borrowing Base Certificate calculated as of March 31, 2018, which meets the requirements of Section 5.1(l) or such other form as may be reasonably acceptable to the Administrative Agent.

(k) Patriot Act, etc. Information.

(i) Upon the reasonable request of the Administrative Agent prior to the Closing Date, the Borrower shall have provided to the Administrative Agent the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Closing Date.

(ii) At least five (5) days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall deliver a Beneficial Ownership Certification in relation to such Borrower.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

3.2 Conditions Precedent to Each Credit Extension. Subject to Section 1.6, the obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed and delivered Funding Notice or Letter of Credit Application, as the case may be;

(b) after making the Credit Extensions requested on such Credit Date, the applicable Revolving Credit Outstandings shall not exceed the applicable Maximum Credit then in effect;

(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default; and

(e) on or before the date of issuance of any Letter of Credit, the Administrative Agent shall have received all other information required by the applicable Letter of Credit Application, and such other documents or information as the applicable Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Issuing Banks to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and each Issuing Bank that:

4.1 Existence, Qualification and Power; Compliance with Laws. Holdings and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and (to the extent applicable in the relevant jurisdiction) in good standing (or its equivalent, to the extent such concept is applicable in the relevant jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents, in each case, to which it is a party, (c) is duly qualified and (to the extent applicable in the relevant jurisdictions) is in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrowers), (b)(i) (other than with respect to the Borrowers), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2 Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Credit Document, to which such Person is a party, and the consummation of the Transactions, are within such Credit Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organizational Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 6.2), or require any payment (except for Indebtedness to be repaid on the Closing Date in connection with the Transactions) to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; in each case, except with respect to any violation, breach or contravention or payment (but not creation of Liens), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

4.3 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Credit Document, or for the consummation of the Transactions, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) as required or permitted by the terms thereof, except for (x) filings and registrations necessary to perfect the Liens on the Collateral granted by the Credit Parties or any Restricted Subsidiary in favor of the Secured Parties consisting of UCC or PPSA financing statements and filings in the United States Patent and Trademark Office and the United States Copyright Office or the Canadian Intellectual Property Office, (y) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

4.4 Binding Effect. This Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Agreement and each other Credit Document constitutes a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, examinorship, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

4.5 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the entities to which they relate as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated financial statements of Holdings and its consolidated Restricted Subsidiaries most recently delivered pursuant to Section 5.1(a), and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarters and pro forma periods (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Holdings and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Restricted Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

4.7 Ownership of Property; Liens.

(a) Each Credit Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple (or local law equivalent) to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business thereon or to utilize such assets for their intended purposes and Liens permitted by Section 6.2, in each case, except as could not reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Schedule 4.7(b), as of the Closing Date, there are no other locations where any tangible personal property with a value in excess of $5.0 million of any of the Credit Parties (including inventory) is located (other than vehicles and assets temporarily in transit or sent for repair).

4.8 Environmental Compliance. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) There are no Environmental Claims against Holdings or any of its Restricted Subsidiaries relating to their respective businesses, operations and properties, and their respective businesses, operations and properties are in compliance with applicable Environmental Laws.

(b) The properties currently or, to the knowledge of the Credit Parties, formerly owned or operated by any Credit Party or any of its Restricted Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require response or other corrective action under, or (iii) could be reasonably expected to give rise to liability under, Environmental Laws.

(c) None of Holdings or any of its Restricted Subsidiaries is paying for, or is undertaking, and has not completed, either individually or together with other parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any location, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(d) All Hazardous Materials generated, used, treated, handled, or stored at, or transported or arranged for transport to or from, any property or facility currently or, to the knowledge of the Borrowers, formerly owned or operated by Holdings or any of its Restricted Subsidiaries have been disposed of in a manner that would not reasonably be expected to result in any Environmental Liability.

4.9 Taxes. Holdings and each of its Restricted Subsidiaries have filed all federal, state, provincial, local, foreign and other tax returns and reports required to be filed, and have paid all federal, state, provincial, local, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except those (a) which are being contested in good faith by appropriate proceedings diligently conducted that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing or payment could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Restricted Subsidiaries has knowledge of any proposed tax assessment, deficiency or other claim against Holdings or any of its Restricted Subsidiaries except those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

4.10 ERISA, Foreign Plan and Canadian Pension Plan Compliance.

(a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, and (ii) each Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the Internal Revenue Service with respect thereto, and to the knowledge of any Credit Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the knowledge of any Credit Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” (within the meaning of Section 4975 of the Internal Revenue Code or Section 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA) and no violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred and no Credit Party is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) except as set forth on Schedule 4.10(c)(ii) no Pension Plan has any Unfunded Pension Liability as of the Pension Plan’s most recent valuation date; (iii) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Credit Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) neither any Credit Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof, nor by PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except with respect to each of the foregoing clauses of this Section 4.10(c), as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(d) With respect to each scheme or arrangement related to retirement or pension obligations mandated by a government other than the United States or Canada (a “Foreign Government Scheme or Arrangement”) and with respect to each retirement or pension plan maintained or contributed to by any Credit Party that is not subject to United States or Canadian law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, except for any failure that could not reasonably be expected to have a Material Adverse Effect;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles except for any underfunding that could not reasonably be expected to have a Material Adverse Effect; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as could not reasonably be expected to have a Material Adverse Effect.

(e) As of the Closing Date, neither the Borrowers nor any Subsidiary sponsor, contribute to or have any liability under a Canadian Pension Plan, Canadian Multi-Employer Plan or a Canadian Defined Benefit Plan except as described in Schedule 4.10(e). Holdings has provided the Administrative Agent with a copy of the actuarial valuation report for each Canadian Defined Benefit Plan last filed with the applicable Governmental Authorities. Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Canadian Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities and all contributions thereto have been withheld, remitted and paid in a timely manner in accordance with its terms and the requirements of any and all applicable laws, statutes, regulations and orders; (ii) no Canadian Pension Plan Event has occurred or is reasonably expected to occur; (iii) where any Canadian Pension Plan has been partially or fully wound-up, all assets, including any surplus, attributable to such wind-up have been fully distributed in accordance with all applicable laws and any unfunded liability arising on such wind-up has been fully funded such that that neither Holdings nor any of its Restricted Subsidiaries has any outstanding liabilities with respect to such wound-up Canadian Pension Plan; (iv) no Lien has arisen in respect of Holdings or any of its Restricted Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due); (v) no event has occurred respecting any Canadian Pension Plan which would entitle any person to cause the wind-up or termination of such Canadian Pension Plan in whole or in part; and (vi) there are no pending or, to the best knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority or any Canadian Pension Plan administrator or trustee, with respect to any Canadian Pension Plan.

4.11 Subsidiaries. As of the Closing Date, each Credit Party has no Restricted Subsidiaries other than those specifically disclosed in Schedule 4.11, and all of the outstanding Capital Stock in such Subsidiaries that are owned by a Credit Party have been validly issued, are fully paid and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 6.2.

4.12 Margin Regulations; Investment Company Act.

(a) Holdings is not engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(b) None of the Credit Parties is or is required to be registered as an “investment company” as defined in the Investment Company Act of 1940.

4.13 Disclosure.

(a) No report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to any Agent or any Lender in connection with the Transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Credit Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information, Holdings represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery, it being understood that such projections may vary from actual results and that such variances may be material.

(b) As of the Closing Date, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date is true and correct in all respects.

4.14 Compliance with Laws. Each of the Credit Parties and its Restricted Subsidiaries is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.15 Intellectual Property; Licenses, Etc. Each Credit Party and its Restricted Subsidiaries own, license or possess the right to use all of the trademarks, service marks, trade names, copyrights, patents, industrial designs, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, as currently conducted, except to the extent such failure to own, license or possess, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 4.15 is a complete and accurate list of all material registered or applications to register IP Rights owned or, in the case of copyrights, exclusively licensed by each Credit Party as of the Closing Date. The conduct of the business of any Credit Party or any Restricted Subsidiary as currently conducted or as contemplated to be conducted does not infringe upon or violate any IP Rights held by any other Person except for such infringements and violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Holdings, threatened in writing which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.16 Solvency. On the Closing Date, after giving effect to the Transactions, the Credit Parties, together with their Restricted Subsidiaries on a consolidated basis, are Solvent.

4.17 Canadian Benefit Plan Matters. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Canadian Benefit Plan is, and has been, established, registered, funded, administered and invested in compliance with the terms of such Canadian

Benefit Plan (including the terms of any documents in respect of such Canadian Benefit Plan), all applicable laws and any collective agreements, as applicable and (ii) no Canadian Benefit Plan is subject to an investigation, any other proceeding, or action or claim.

4.18 Labor Matters. There are no collective bargaining agreements or Multiemployer Plans, other than those listed on Schedule 4.18, covering the employees of Holdings or any of its Restricted Subsidiaries as of the Closing Date and, except as could not reasonably be expected to result in a Material Adverse Effect, neither Holdings nor any Restricted Subsidiary has suffered any strikes, walkouts or work stoppages.

4.19 Perfection, Etc.

(a) The Pledge and Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law),and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4.19 and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Pledge and Security Agreement), the Liens created by the Pledge and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral to the extent perfection is required in accordance with the terms of the Pledge and Security Agreement (other than such Security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or possession or control by the secured party), in each case subject to (i) no Liens other than Liens permitted under the Credit Documents and (ii) the terms of the Intercreditor Agreement.

(b) The Canadian Pledge and Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Canadian Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4.19 and (ii) upon the taking of possession or control by the Collateral Agent of the Canadian Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Canadian Pledge and Security Agreement), the Liens created by the Canadian Pledge and Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Canadian Security Agreement Collateral to the extent perfection is required in accordance with the terms of the Canadian Pledge and Security Agreement (other than such Canadian Security Agreement Collateral in which a security interest cannot be perfected under the PPSA as in effect at the relevant time in the relevant jurisdiction by the filing of a financing statement or possession or control by the secured party), in each case subject to (i) no Liens other than Liens permitted under the Credit Documents and (ii) the terms of the Intercreditor Agreement.

(c) When each Intellectual Property Security Agreement or a short form thereof is filed in the United States Patent and Trademark Office and the United States Copyright Office and financing statements and other filings in appropriate form are filed in the offices specified on Schedule 4.19, the Liens created by such Intellectual Property Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in such of the Intellectual Property as consists of Patents and Trademarks (each, as defined in the Pledge and Security Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in the Pledge and Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case to the extent perfection is required in accordance with the terms of the Pledge and Security Agreement and in each case subject to no Liens other than Liens permitted under the Credit Documents (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents, patent applications and copyrights acquired by the Credit Parties after the Closing Date).

(d) Each Collateral Document delivered pursuant to Sections 5.10, and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral described therein, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law), and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Collateral Document) and (iii) solely to the extent required by applicable local law, any notices to shareholders, account banks or other third parties have been made, such Collateral Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral (to the extent intended to be created thereby and required to be perfected under the Credit Documents), in each case subject to no Liens other than the Liens permitted under the Credit Documents.

4.20 Anti-Corruption Laws. Each of the Credit Parties and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, and other similar anti-corruption legislation in all applicable jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

4.21 OFAC; Sanctions. Neither Holdings, nor any of its Subsidiaries, nor, to the knowledge of Holdings and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by the Government of Canada or any other relevant sanctions authority; or (iii) located, organized or resident in a Designated Jurisdiction.

4.22 EEA Financial Institution. No Credit Party is an EEA Financial Institution.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Revolving Commitment is in effect and until payment in full of all Obligations under the Credit Documents (other than Contingent

Obligations, Cash Management Obligations and obligations under Hedge Agreements) and cancellation, expiration, cash collateralization or backstop (on terms and conditions acceptable to the Administrative Agent) of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.1 Financial Statements and Other Reports. Holdings will deliver to the Administrative Agent (for further distribution to the Lenders):

(a) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, in reasonable detail. All financial statements of Holdings and its Subsidiaries delivered pursuant to this Section 5.1(a) shall include a Financial Officer Certification and, if provided pursuant to the Senior Notes Agreement, a customary management discussion and analysis.

(b) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail; and (ii) with respect to such consolidated financial statements a report thereon of the Borrowers’ Accountants (which report shall be unqualified as to going concern and scope of audit (other than any exception or explanatory paragraph, but not a qualification, that is expressly solely with respect to, or expressly resulting solely from (x) an upcoming maturity date under this Agreement that is scheduled to occur within one year from the time such report and opinion are delivered or (y) any potential inability to satisfy a financial maintenance covenant, including the financial covenant contained in Section 6.7, on a future date or future period), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards). All financial statements of Holdings and its Subsidiaries delivered pursuant to this Section 5.1(b) shall include a Financial Officer Certification and, if provided pursuant to the Senior Notes Agreement, a customary management discussion and analysis.

Notwithstanding the foregoing, (i) in the event that Holdings delivers to the Administrative Agent an Annual Report for Holdings or any parent thereof on Form 10-K for such fiscal year, as filed with the SEC, within ninety (90) days after the end of such Fiscal Year, such Form 10-K shall satisfy all requirements of paragraph (b) of this Section to the extent that it does not contain any “going concern” or like qualification, exception or explanatory paragraph or qualification or any exception or explanatory paragraph as to the scope of such audit (other than any such exception or explanatory paragraph, but not a qualification, expressly permitted to be contained therein under clause (b) of this Section 5.1) and (ii) in the event that Holdings delivers to the Administrative Agent a Quarterly Report for Holdings or any parent thereof on Form 10-Q for such fiscal quarter, as filed with the SEC, within forty five (45) days after the end of such Fiscal

Quarter, such Form 10-Q shall satisfy all requirements of paragraph (a) of this Section; provided that to the extent such information relates to a parent of Holdings, such information is accompanied by a description that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and the Restricted Subsidiaries, on a stand-alone basis, on the other hand.

(c) Compliance Certificate. Together with each delivery of financial statements pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate, including, in each case, a calculation of the Fixed Charge Coverage Ratio for each period for which such Compliance Certificate relates.

(d) Statements of Reconciliation. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.1(a) and Section 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(e) Notice of Default. Promptly upon any Authorized Officer of Holdings obtaining knowledge of the occurrence of (i) a Default or an Event of Default; or (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, notify the Administrative Agent thereof. Each notice pursuant to this clause (e) shall be accompanied by a statement of an Authorized Officer of Holdings setting forth details of the occurrence referred to therein and stating what action Holdings has taken and proposes to take with respect thereto.

(f) Notice of Litigation. Promptly upon any Authorized Officer of Holdings obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by a Borrower to the Administrative Agent, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could reasonably be expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of the Transactions, written notice thereof together with such other information as may be reasonably available to Holdings or such Borrower to enable the Administrative Agent and its counsel to evaluate such matters.

(g) ERISA; Canadian Pension Plans. (i) Promptly upon the occurrence of any ERISA Event or Canadian Pension Plan Event that, alone or together with any other ERISA Events or Canadian Pension Plan Events that have occurred, could reasonably be expected to result in liability of Holdings or its Restricted Subsidiaries in an amount that would reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action Holdings or any of its Restricted Subsidiaries has taken, are taking or propose to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor, the PBGC or a Multiemployer Plan sponsor with respect thereto; and (ii) with reasonable promptness, upon request by the Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any of its Restricted Subsidiaries with the Internal Revenue Service with respect to each Pension Plan; (2) the most recent actuarial valuation report for each Pension Plan that is sponsored or contributed to by Holdings or its Restricted Subsidiaries; (3) all notices received by Holdings or its Restricted Subsidiaries from a Multiemployer Plan sponsor or any Governmental Authority concerning an ERISA Event; and (4) such other documents or governmental reports or filings relating to any Plan or Foreign Plan as the Administrative Agent shall reasonably request.

(h) Canadian Plans. (i) Promptly after the filing thereof with any Governmental Authority, copies of each annual information return and actuarial reports (including applicable schedules) and any applications for regulatory approval of asset withdrawals or commuted value transfers with respect to each Canadian Pension Plan or any fund maintained in respect thereof; (ii) promptly, and in no event more than 5 Business Days, after becoming aware of any failure to make, remit or pay any employee or employer payments, contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) on a timely basis or the occurrence of or forthcoming occurrence of any event which could reasonably be expected to result in the partial or full termination of any Canadian Pension Plan, written notice thereof; (iii) upon request by the Administrative Agent, copies of any notifications or remittances or similar documents prepared and delivered to the trustee or custodian of any Canadian Pension Plan pursuant to section 56.1 of the Pension Benefits Act (Ontario) or similar applicable Canadian pension standards legislation in another jurisdiction; and (iv) within 90 days following the end of each year in respect of which an actuarial report on a Canadian Defined Benefit Plan is not filed with any Governmental Authority (or more frequently if available), a summary actuarial update for such Canadian Defined Benefit Plan which sets out the estimated value of the assets and liabilities of the Canadian Defined Benefit Plan on both a solvency and wind-up basis and discount rates at the end of the year to which the summary relates but otherwise utilizing the facts and assumptions set forth in the most recently filed actuarial report.

(i) Financial Plan. As soon as practicable and in any event no later than ninety (90) days after the beginning of each Fiscal Year (commencing with the Fiscal Year beginning September 30, 2018) (or such earlier date if required to be delivered to the lenders under the Existing Term Loan Facility on an earlier date under the Existing Term Loan Facility), reasonably detailed forecasts prepared by management of Holdings (including projected consolidated balance sheets, income statements, and EBITDA, cash flow statements of Holdings and its Restricted Subsidiaries) on a quarterly basis for the fiscal year following such fiscal year then ended.

(j) Insurance. Evidence of insurance renewals as required under Section 5.5 hereunder.

(k) Information Regarding Collateral. Each Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Credit Party’s legal name, (ii) in any Credit Party’s identity or corporate form, (iii) in the jurisdiction of the chief executive office of any Credit Party, or (iv) in the jurisdiction(s) in which (A) the registered office of any Canadian Credit Party that is organized under the laws of Canada is located or (B) any Canadian Credit Party carries on business or has tangible personal property.

No Borrower shall effect or permit any of the changes referred to in clause (iv)(B) above if the value of the tangible personal property in such jurisdiction(s) is greater than $5.0 million unless all filings under the Uniform Commercial Code, the PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated by the Collateral Documents have been made. Promptly after any change referred to in clauses (i) through (iii) above, and with respect to clause (iv)(B) above, if the value of the tangible personal property in such jurisdiction(s) is equal to or less than $5.0 million, each Borrower shall make (and shall furnish evidence thereof to the Administrative Agent) all filings under the Uniform Commercial Code, the PPSA or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral as contemplated by the Collateral Documents.

(l) Borrowing Base Determination.

(i) Each Borrower shall deliver, not later than fifteen days after the end of each fiscal month, a Borrowing Base Certificate and, to the extent reasonably available, supporting information in connection therewith as of the end of such fiscal month executed by an Authorized Officer of such Borrower. During a Liquidity Event Period, each Borrower shall deliver, not later than five (5) Business Days after the end the last day of each week, an additional Borrowing Base Certificate and, to the extent reasonably available, supporting information in connection therewith as of the end of such period (containing available updated figures for Eligible Receivables but not, unless otherwise available, Eligible Inventory) executed by an Authorized Officer of such Borrower.

(ii) Holdings and each Borrower shall promptly notify the Administrative Agent in writing in the event that at any time such Person receives or otherwise gains knowledge that an Asset Sale consisting of ABL Collateral in excess of $15.0 million has occurred, and in the event of any such Asset Sale, Holdings and the Borrowers shall include in such notice the amount of any Eligible Receivables and/or Eligible Inventory sold in such Asset Sale and such amount shall decrease the Eligible Receivables and/or Eligible Inventory included in the then applicable Borrowing Base until the next recalculation of the Borrowing Base in accordance with the terms of this Agreement

(m) Other Information. (i) (A) promptly, after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof, (B) promptly after the same are available copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto and (C) promptly after the same are available, to the extent not otherwise delivered to the Administrative Agent or the Lenders pursuant to this Agreement or the other Credit Documents, copies of all financial statements, reports and notices (other than any immaterial correspondence in the ordinary course of business or any regularly required quarterly or annual certificates) delivered to the holders of the Senior Notes or any public debt securities or their respective agents, trustees or other representative, as applicable, (ii) such other reasonably available financial information and Borrowing-Base related data with respect to Holdings or any of its Restricted Subsidiaries as from time to time may be reasonably requested by the Administrative Agent (for itself or on behalf of the Collateral Agent or any Lender) and (iii) promptly following any request thereof, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation.

(n) Certification of Public Information.

Documents required to be delivered pursuant to Section 5.1(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website or (ii) on which such documents are posted on the Borrowers’ behalf on IntraLinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) upon written request by the Administrative Agent, Holdings shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) Holdings shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain or deliver to Lenders paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings with any such request for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Holdings hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of Holdings hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Notwithstanding the foregoing, neither Holdings nor any of its Restricted Subsidiaries will be required to provide any information pursuant to this clause to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided that in the event that Holdings or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, Holdings shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege).

(o) Notice of Beneficial Ownership. Holdings and the Borrowers will promptly notify the Administrative Agent and each Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

5.2 Existence. Except as otherwise permitted under Section 6.8, each Credit Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect (a) its legal existence and (b) except to the extent that non-compliance would not reasonably be expected to result in a Material Adverse Effect, all material rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Restricted Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3 Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim.

5.4 Maintenance of Properties. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted and casualty and condemnation excepted, all material properties necessary in the operation of the business of Holdings and its Restricted Subsidiaries and from time to time will make or cause to be made all necessary repairs, renewals and replacements thereof.

5.5 Insurance. Holdings will (i) maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to the properties and businesses of Holdings and its Restricted Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons and (ii) furnish to the Collateral Agent, upon its request therefor, all information reasonably requested as to the insurance carried. Each such policy of insurance (other than worker’s compensation, directors and officers liability or other insurance where such endorsements or additions are not customarily available) shall (i) name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payee clause or endorsement, reasonably satisfactory in form and substance to the Collateral Agent, that names the Collateral Agent, on behalf of the Secured Parties, as the loss payee thereunder.

5.6 Inspections. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by any Agent, or any agents or representatives thereof, to visit and inspect any of the properties of any Credit Party and any of its respective Restricted Subsidiaries, (a) to inspect, copy and take extracts from its and their financial and accounting records, (b) discuss its and their affairs, finances and accounts with its and their respective officers and directors and (c) to communicate directly (for which communications the officers of the US Borrower shall be provided with an opportunity to participate) with any such Person’s certified public accountants (including the Borrowers’ Accountants), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that all such visits and inspections shall be coordinated through the Administrative Agent and the US Borrower shall pay only for costs and expenses of one such inspection or visit per calendar year in the absence of an Event of Default pursuant to Section 8.1(a), (f), or (g).

5.7 Compliance with Laws.

(a) Each Credit Party will comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, ERISA, the Pension Benefits Act (Ontario) or similar applicable Canadian pension standards legislation, the PATRIOT Act, the AML Legislation and tax laws), except in such instances in which such requirement of law is being contested in good faith by appropriate proceedings diligently conducted or except as would not have a Material Adverse Effect.

(b) Each Credit Party shall conduct, and shall cause each of its Subsidiaries to conduct, its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, and other similar anti-corruption legislation in all applicable jurisdictions, and maintain policies and procedures designed to promote and achieve compliance with such Laws.

5.8 Field Examinations; Collateral Appraisals.

(a) Each Borrower shall conduct, or shall cause to be conducted, at its expense and upon request of the Administrative Agent, and present to the Administrative Agent for approval, such appraisals, investigations and reviews as the Administrative Agent shall reasonably request for the purpose of determining the applicable Borrowing Base, all from an appraiser reasonably acceptable to the Administrative Agent and upon reasonable prior notice and at such times during normal business hours; provided that not more than one field examination and not more than one Collateral appraisal shall be required in each calendar year (and for the avoidance of doubt, no additional field examination or Collateral appraisal shall be required pursuant to this Section 5.8(a) in calendar year 2018 subject to the following clauses (i) and (ii)) unless (i) any Liquidity Event Period has occurred, in which case the one additional field examination and one additional Collateral appraisal will be permitted or (ii) an Event of Default has occurred and is continuing, in which case additional field examinations and Collateral appraisals may be conducted at the Administrative Agent’s request. Each Borrower shall furnish to the Administrative Agent, for further distribution to the Lenders, any reasonably available information that the Administrative Agent may reasonably request regarding the determination and calculation of the applicable Borrowing Base including correct and complete copies of any invoices, underlying agreements, instruments or other documents and the identity of all Account Debtors in respect of Accounts referred to therein.

(b) During any Liquidity Event Period, the Administrative Agent may, at the US Borrower’s sole cost and expense, make test verifications of the Credit Parties’ Accounts and physical verifications of their inventory in any manner and through any medium that the Administrative Agent reasonably considers advisable, and the applicable Credit Party shall furnish all such reasonable assistance and reasonably available information as the Administrative Agent may reasonably require in connection therewith. At any time and from time to time, upon the Administrative Agent’s reasonable request and at the expense of the US Borrower, the Credit Parties shall, or shall use commercially reasonable efforts to cause independent public accountants or others satisfactory to the Administrative Agent to, furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, their Accounts; provided, however, that unless an Event of Default pursuant to Section 8.1(a), (f), or (g) shall be continuing, (x) the Administrative Agent shall request no more than two such reports from each Credit Party during any calendar year and (y) such test verifications shall be conducted in coordination with the applicable Credit Party.

5.9 Environmental Matters. Each Credit Party shall promptly take, and shall cause each of its Restricted Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Restricted Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10 Subsidiaries. Upon the formation or acquisition of any new US Subsidiaries or of any new Canadian Subsidiaries (provided that each of (i) any redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 5.10), or upon the acquisition of any personal property (other than Excluded Assets), which personal property, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, then the applicable Borrower shall, in each case at such Borrower’s expense:

(a) in connection with the formation or acquisition of a Subsidiary, within thirty (30) days after such formation or acquisition or such longer period as the Administrative Agent may agree, (A) cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver to the Administrative Agent a Counterpart Agreement, guaranteeing the other Credit Parties’ obligations under the Credit Documents (which guaranty shall be limited, in the case of a Canadian Subsidiary, to a guaranty of the Canadian Obligations), and (B) (if not already so delivered, and subject to the Intercreditor Agreement) deliver certificates to the Collateral Agent representing the Pledged Equity Interests of each such Subsidiary (other than any Unrestricted Subsidiary and any Immaterial Subsidiary) accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments (if any) evidencing the Pledged Debt of such Subsidiary indorsed in blank to the Collateral Agent, together with, if requested by the Administrative Agent, supplements to the Pledge and Security Agreement, Canadian Pledge and Security Agreement, as applicable, or other pledge or security agreements with respect to the pledge of any Capital Stock or Indebtedness owing to such Subsidiary; provided that, solely with respect to any US Obligations, only 65% of voting Capital Stock of any Foreign Subsidiary (or any US Subsidiary described in clause (g) of the definition of Excluded Subsidiary) shall be required to be pledged as Collateral and no such restriction shall apply to non-voting Capital Stock of such Subsidiaries; provided further that, for purposes of this Section 5.10, (1) notwithstanding anything to the contrary in this Agreement, no assets owned by any Foreign Subsidiary other than a Canadian Credit Party shall be required to be pledged as Collateral and no assets owned by any Foreign Subsidiary shall be required to be pledged as Collateral for any US Obligations and (2) pledge and security agreements governed by any non-U.S. or non-Canadian jurisdiction shall not be required;

(b) within thirty (30) days after such formation or acquisition (or such longer period, as the Administrative Agent may agree), furnish to the Administrative Agent a description of the real and personal properties of the Credit Parties and their respective Subsidiaries (other than Excluded Subsidiaries) in detail reasonably satisfactory to the Administrative Agent; provided that any such information provided pursuant to this clause (b) shall consist solely of information of the type that would be set forth on the schedules to the Perfection Certificate (as defined in the Pledge and Security Agreement and the Canadian Pledge and Security Agreement);

(c) within thirty (30) days after such formation or acquisition, or such longer period, as the Administrative Agent may agree in its sole discretion, duly execute and deliver, and cause each such Subsidiary that is not an Excluded Subsidiary to duly execute and deliver, to the Administrative Agent such supplements to the Pledge and Security Agreement, Canadian Pledge and Security Agreement and other security agreements, as applicable, as specified by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Collateral Documents), securing payment of all the Obligations of the applicable Credit Party or such Subsidiary, as the case may be, under the Credit Documents and constituting Liens on all such properties;

(d) within thirty (30) days after such formation or acquisition, or such longer period, as the Administrative Agent may agree in its sole discretion, take, and cause such Subsidiary that is not an Excluded Subsidiary to take, whatever action (including, without limitation, the filing of Uniform Commercial Code or PPSA financing statements, the giving of notices and delivery of stock and membership interest certificates) may be necessary or advisable in the reasonable opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 5.10, in each case, to the extent required under the Credit Documents and Collateral Documents, enforceable against all third parties in accordance with their terms;

(e) within thirty (30) days after the request of the Administrative Agent, or such longer period as the Administrative Agent may agree, deliver to the Administrative Agent a signed copy of one or more opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Credit Parties reasonably acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request; and

(f) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent in its reasonable judgment may deem necessary in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties and Collateral Documents.

Notwithstanding the foregoing, (i) the Collateral Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby, (ii) neither Holdings nor any of its Subsidiaries shall be required to take any actions in order to perfect the security interests granted to the Collateral Agent for the benefit of the Secured Parties under the Law of any jurisdiction outside the United States or Canada except as expressly contemplated hereby or the Collateral Documents with respect to the Credit Parties, (iii) any security interest or Lien, and any obligation of any Credit Party, shall be subject to the relevant requirements of the Intercreditor Agreement and (iv) any security interest granted pursuant to any Canadian Collateral Document shall be for the benefit of the holders of Canadian Obligations.

5.11 Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, each Credit Party will, at its expense, promptly execute,

acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent or the Collateral Agent may reasonably request in order to fully effectuate the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or the Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the Collateral of Holdings, the Borrowers and the Guarantor Subsidiaries and by, to the extent constituting Collateral, all of the outstanding Capital Stock of the Borrowers and the other Restricted Subsidiaries (subject to limitations contained in the Credit Documents including, without limitation, with respect to Foreign Subsidiaries).

5.12 Books and Records. Each Credit Party shall keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of Holdings, the Borrowers and each Subsidiary.

5.13 Control Accounts; Approved Deposit Accounts.

(a) Each Credit Party shall (i) deposit in an Approved Deposit Account all cash it receives, (ii) not establish or maintain any Securities Account that is not a Control Account and (iii) not establish or maintain any Deposit Account other than with a Deposit Account Bank subject to an effective Deposit Account Control Agreement; provided, however, that notwithstanding the foregoing, each Credit Party may maintain a Deposit Account, Securities Account or Commodity Account (v) which is used for the purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (w) which is used for paying withholding taxes and sales taxes, (x) which is used as an escrow account or as a fiduciary or trust account or is otherwise held exclusively for the benefit of an unaffiliated third party (including any account holding amounts representing fines, violations, fees and similar amounts paid by third parties and owed to municipalities), (y) which is a zero balance Deposit Account, Securities Account or Commodity Account, or (z) other accounts as long as the aggregate balance for all such Credit Parties in all such other accounts does not exceed $10.0 million at any time (each of the accounts referred to in clauses (v) through (z), an “Excluded Account”); provided, further, however, that each of the Credit Parties shall deliver, to the extent not in place on the Closing Date (after the use of commercially reasonable efforts), each Deposit Account Control Agreement and each Securities Account Control Agreement on or prior to the date that is 90 days after the Closing Date (or such later date as the Administrative Agent may agree).

(b) Each Credit Party shall, promptly upon the applicable Deposit Account becoming subject to a Deposit Account Control Agreement, (i) instruct each Account Debtor or other Person obligated to make a payment to any of them under any Account or General Intangible to make payment, or to continue to make payment, to an Approved Deposit Account and (ii) deposit in an Approved Deposit Account (or, to the extent permitted pursuant to clause (a) above, an Excluded Account) immediately upon receipt all Proceeds of such Accounts and General Intangibles received by Holdings, the Borrowers or any of their Subsidiaries from any other Person.

(c) In the event (i) any Credit Party or any Deposit Account Bank shall, after the Closing Date, terminate an agreement with respect to the maintenance of an Approved Deposit Account for any reason or (ii) any Agent shall demand such termination as a result of the failure of a Deposit Account Bank to comply with the terms of the applicable Deposit Account Control Agreement, each Credit Party shall notify all of its respective obligors that were making payments to such terminated Approved Deposit Account to make all future payments to another Approved Deposit Account.

(d) In the event (i) any Credit Party or any Approved Securities Intermediary shall, after the Closing Date, terminate an agreement with respect to the maintenance of a Control Account for any reason or (ii) any Agent shall demand such termination as a result of the failure of an Approved Securities Intermediary to comply with the terms of the applicable Securities Account Control Agreement, each Credit Party shall notify all of its respective obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.

(e) (i) The Agents may establish one or more Cash Collateral Accounts with such depositaries and Securities Intermediaries as it in its sole discretion shall determine; provided, however, that any Cash Collateral Account established with respect to the assets of any Canadian Subsidiary shall only be applied to satisfy Canadian Obligations. Each Credit Party agrees that each such Cash Collateral Account shall meet the requirements set forth in the definition of “Cash Collateral Account.” During any Liquidity Event Period, the Agents may (or at the request of the Requisite Lenders shall) cause all amounts on deposit in any Approved Deposit Account and/or any Control Account to be transferred to a Cash Collateral Account at the end of each Business Day. If the Agents exercise such right, all amounts on deposit in the Cash Collateral Account shall be applied on a daily basis by the Administrative Agent to reduce amounts outstanding under the applicable Revolving Credit Facility; provided that any amounts in a Cash Collateral Account established with respect to the assets of any Foreign Guarantor shall only be applied to satisfy the Canadian Obligations.

(ii) Without limiting the foregoing, funds on deposit in any Cash Collateral Account may be invested (but the Agents shall be under no obligation to make any such investment) in Cash Equivalents at the direction of the Administrative Agent and, except during the continuance of an Event of Default, the Agents agree with the Credit Parties to issue Entitlement Orders for such investments in Cash Equivalents as requested by the applicable Borrower; provided, however, that the Agents shall not have any responsibility for, or bear any risk of loss of, any such investment or income thereon. None of Holdings, the US Borrower or any other US Credit Party or Person claiming on behalf of or through Holdings, the Borrowers or any other Credit Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the earlier of (A) termination of all outstanding applicable Letters of Credit and the payment in full of all then outstanding and payable monetary Obligations and (B) the end of the applicable Liquidity Event Period. None of the Canadian Borrower or any other Canadian Credit Party or Person claiming on behalf of or through the Canadian Borrower or any other Canadian Credit Party shall have any right to demand payment of any funds held in any Cash Collateral Account at any time prior to the earlier of (A) termination of all outstanding applicable Canadian Letters of Credit and the payment in full of all then outstanding and payable monetary Canadian Obligations and (B) the end of the applicable Liquidity Event Period. The Administrative Agent shall apply all funds on deposit in a Cash Collateral Account as provided in Section 2.15(h).

5.14 Landlord Waivers and Bailee’s Letters.

(a) To the extent not delivered on or prior to the Closing Date, each Credit Party shall use commercially reasonable efforts to deliver, within 90 days after the Closing Date (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), Landlord Personal Property Collateral Access Agreements and Bailee’s Letters with respect to each premises of a third party at which any Eligible Inventory with a value in excess of $5.0 million is located as of the Closing Date; provided that if such documentation is not obtained with respect to any premises on which Eligible Inventory included in a Borrowing Base is located in such time period, the Administrative Agent shall be permitted to impose a Landlord Lien Reserve against such Eligible Inventory.

(b) With respect to any premises of a third party at which any Collateral with a value in excess of $5.0 million is located that was not used or leased by any Credit Party on the Closing Date, each

Credit Party shall use commercially reasonable efforts to deliver, within 90 days after the acquisition of such leasehold property or other third party location (or such later date as shall be acceptable to the Administrative Agent in its sole discretion), Landlord Personal Property Collateral Access Agreements and Bailee’s Letters with respect to each such premises; provided that if such documentation is not obtained with respect to any premises on which Collateral included in a Borrowing Base is located, the Administrative Agent shall be permitted to impose a Landlord Lien Reserve against such Collateral.

5.15 Use of Proceeds

(a) The proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made on and after the Closing Date shall be applied by the Borrowers (w) to replace and/or cash collateralize any and all letters of credit outstanding under the Existing Revolving Credit Agreement, (x) repay any loans outstanding under the Existing Revolving Credit Agreement and (z) to fund the general corporate purposes and ongoing working capital requirements of Holdings and its Restricted Subsidiaries (including Capital Expenditures, Permitted Acquisitions and other Restricted Payments and Investments permitted hereunder and fees and expenses incurred in connection therewith). No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

(b) The Borrowers will not use the proceeds of any Credit Extension, directly or indirectly, in furtherance of any conduct in violation of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010, or any other applicable anti-corruption law.

(c) The Borrowers will not directly or indirectly, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by an individual or entity (including any individual or entity participating in the transaction, whether as Lender, Lead Arranger, Administrative Agent, Issuing Bank, Swing Line Lender, or otherwise) of Sanctions, provided, however, that the foregoing representations given in this clause (c) shall not be made by nor apply to any Person that qualifies as a corporation that is registered or incorporated under the laws of Canada or any province or territory thereof and that carries on business in whole or in part in Canada within the meaning of Section 2 of the Foreign Extraterritorial Measures (United States) Order, 1992 passed under the Foreign Extraterritorial Measures Act (Canada) insofar as such representations would result in a violation of or conflict with the Foreign Extraterritorial Measures Act (Canada) or any similar applicable Law.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Revolving Commitment is in effect and until payment in full of all Obligations under the Credit Documents (other than Contingent Obligations, Cash Management Obligations and Obligations under Hedge Agreements) and cancellation, expiration, cash collateralization or backstop (on terms and conditions acceptable to the Administrative Agent), of all Letters of Credit, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness of (i) the US Borrower owing to any US Credit Party; (ii) any US Credit Party owing to the US Borrower or to any other US Guarantor Subsidiary; (iii) any Canadian Credit Party owing to any other Canadian Credit Party; (iv) any Credit Party owing to any Canadian Subsidiary (other than a Canadian Credit Party); (v) the US Borrower or any US Credit Party owing to any Canadian Credit Party; (vi) any Restricted Subsidiary owing to any Restricted Subsidiary that is not a Credit Party; (vii) any US Subsidiary (other than a US Guarantor Subsidiary) owing to any Credit Party, subject to compliance with Section 6.6(f)(iii), (l) or (n); (viii) any Canadian Subsidiary (other than a Canadian Credit Party) owing to any Credit Party, subject to compliance with Section 6.6(f)(iii), (l) or (n); or (ix) any Canadian Credit Party owing to the US Borrower or any US Guarantor Subsidiary; provided, all such Indebtedness owing to a Restricted Subsidiary that is not a Credit Party shall be subordinated in right of payment to the payment in full of the Obligations (other than Contingent Obligations) pursuant to the terms of any applicable promissory notes, loan document or an intercompany subordination agreement that in any such case, is reasonably satisfactory to the Administrative Agent;

(c) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions, other permitted Investments or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Restricted Subsidiaries;

(d) Indebtedness of Holdings or any of its Restricted Subsidiaries which may be deemed to exist pursuant to any worker’s compensation claims, self-insurance obligations, guaranties, performance, surety, statutory, appeal, custom bonds or similar obligations incurred in the ordinary course of business;

(e) Indebtedness of Holdings or any of its Restricted Subsidiaries in respect of cash management, cash pooling arrangements and related activities to manage cash balances of the Parent Borrower and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements, netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs or otherwise in connection with Deposit Accounts or Securities Accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees, lessors, licensees and sub-licensees of Holdings and its Restricted Subsidiaries;

(g) (i) guaranties by Holdings of Indebtedness or other obligations of a US Guarantor Subsidiary or guaranties by a US Guarantor Subsidiary of Indebtedness or other obligations of Holdings with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1; (ii) guaranties by any Canadian Subsidiary (other than a Canadian Credit Party) of Indebtedness or other obligations of any Credit Party otherwise permitted to be incurred pursuant to this Section 6.1; provided that no Canadian Subsidiary shall guaranty Indebtedness of a US Credit Party unless such Canadian Subsidiary guaranties the US Obligations hereunder; (iii) guaranties by any Canadian Credit Party of Indebtedness or other obligations of any other Credit Party otherwise permitted to be incurred pursuant to this Section 6.1; provided that no Canadian Subsidiary shall guaranty Indebtedness of a US Credit Party unless such Canadian Subsidiary guaranties the US Obligations hereunder; (iv) guaranties by any US Credit Party of Indebtedness or other obligations of any Canadian Credit Party, otherwise permitted to be incurred pursuant to this Section 6.1; (v) guaranties by any Canadian Credit Party of Indebtedness or other obligations of any Canadian Subsidiary (other than a Canadian Credit Party), otherwise permitted to be incurred pursuant to this Section 6.1; and (vi) guaranties by any Restricted Subsidiaries that are not Credit Parties of Indebtedness or obligations of other Restricted Subsidiaries that are not Credit Parties;

(h) Indebtedness existing on the Closing Date and described in Schedule 6.1(h), including any refinancings, extensions, renewals or replacements of such Indebtedness; provided that (i) the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; and (ii) any such extensions, renewals or replacements of such Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced or (B) exceed in a principal amount the Indebtedness and any accrued interest thereon being renewed, extended or refinanced plus any other amounts paid and fees and expenses incurred in connection with such renewal, extension, replacement or refinancing;

(i) purchase money Indebtedness and Indebtedness with respect to Capital Leases, in each case, incurred by Holdings or any Restricted Subsidiary to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), and Indebtedness incurred to extend, refund, refinance or replace any such Indebtedness, in an aggregate amount not to exceed as of the date of any incurrence the greater of (x) $75.0 million and (y) 3.2% of Consolidated Total Assets as of such date;

(j) Permitted Secured Debt in an aggregate principal amount outstanding pursuant to this clause (j) not to exceed the sum of (A) the amount outstanding under the Fixed Asset Facility as of the Closing Date plus (B) the amount permitted to be incurred under Section 2.13 and Section 2.14 of the Fixed Asset Facility as in effect on the Closing Date;

(k) Indebtedness in respect of Swap Contracts incurred in the ordinary course of business and not for speculative purposes;

(l) Senior secured or unsecured notes of Holdings in an aggregate principal amount not to exceed $100.0 million; provided that (i) such notes, if secured, are secured with a Lien solely on the US Fixed Asset Collateral securing, and on a pari passu basis with, the Permitted Secured Debt and by a Lien ranking junior to the Lien on the US ABL Collateral securing the Obligations; (ii) the holders of such notes, if such notes are secured, are bound by the terms of the Intercreditor Agreement; (iii) such notes, if guaranteed, are only guaranteed by the US Subsidiary Credit Parties; (iv) such notes have a Stated Maturity date that is at least six months after the Revolving Commitment Termination Date and (v) the terms of such notes do not provide for any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of incurrence, the Revolving Commitment Termination Date (other than, in each case, customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default);

(m) other Indebtedness of Holdings and its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time the greater of (x) $175.0 million and (y) 7.3% of Consolidated Total Assets at the time of such incurrence;

(n) Acquired Debt in an aggregate principal amount not to exceed at any time the greater of (x) $80.0 million and (y) 3.3% of Consolidated Total Assets at the time of such incurrence; provided that Acquired Debt incurred by a Restricted Subsidiary that is not a Credit Party, together with any Ratio Debt incurred by a Restricted Subsidiary that is not a Credit Party and any Indebtedness incurred pursuant to clause (u) below shall not at any time exceed the greater of (A) $60.0 million and (B) 2.5% of Consolidated Total Assets;

(o) (A) (i) unsecured Indebtedness of Holdings or any Restricted Subsidiary, including Acquired Debt that is unsecured Indebtedness (collectively, “Unsecured Ratio Debt”); provided that (x) the Term Loan Fixed Charge Coverage Ratio is no less than 2.00 to 1.00 (calculated both before giving effect to the incurrence of such Ratio Debt and on a Pro Forma Basis), (y) no Event of Default shall have occurred and be continuing or would result therefrom and (z) Ratio Debt incurred by a Restricted Subsidiary that is not a Credit Party together with any Acquired Debt incurred by a Restricted Subsidiary that is not a Credit Party pursuant to clause (n) above and any Indebtedness incurred pursuant to clause (u) below, shall not at any time exceed the greater of (1) $60.0 million and (2) 2.5% of Consolidated Total Assets; provided further that any such Unsecured Ratio Debt has a Stated Maturity date that is at least 91 days after the Revolving Commitment Termination Date; and (ii) to the extent such secured Indebtedness is not permitted to be incurred under Section 6.1(j) or Section 6.1(s) secured Indebtedness of Holdings or any Restricted Subsidiary, including Acquired Debt (collectively, “Secured Ratio Debt” and, together with Unsecured Ratio Debt, “Ratio Debt”); provided that (x) the Consolidated Senior Secured Debt Ratio is no greater than 3.25 to 1.00 (calculated both before giving effect to the incurrence of such Secured Ratio Debt and on a Pro Forma Basis), (y) no Event of Default shall have occurred and be continuing or would result therefrom and (z) Ratio Debt incurred by a Restricted Subsidiary that is not a Credit Party together with any Acquired Debt incurred by a Restricted Subsidiary that is not a Credit Party pursuant to clause (n) above and any Indebtedness incurred pursuant to clause (u) below, shall not at any time exceed the greater of (A) $60.0 million and (B) 2.5% of Consolidated Total Assets; provided further that such Secured Ratio Debt has a Stated Maturity date that is at least 91 days after the Revolving Commitment Termination Date; and

(B) Permitted Refinancings of Ratio Debt;

(p) Indebtedness incurred by Holdings or any of its Restricted Subsidiaries to any current, future or former director, officer, consultant or employee of Holdings or the direct or indirect parent company of Holdings or any Restricted Subsidiary of Holdings (or any of their Affiliates), or their estates or the beneficiaries of such estates to finance the purchase, redemption, acquisition or retirement for value of Capital Stock permitted pursuant to Section 6.4, in an aggregate principal amount at any time outstanding, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to the provision described in this clause (p), not to exceed $5.0 million as of any date of incurrence;

(q) the incurrence by Holdings or any Restricted Subsidiary of Indebtedness consisting of guarantees of Indebtedness incurred by Joint Ventures; provided that the aggregate principal amount of Indebtedness guaranteed pursuant to this clause (q) does not at any one time outstanding exceed the greater of (x) $75.0 million and (y) 3.2% of Consolidated Total Assets;

(r) Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s-length commercial terms;

(s) the Senior Notes not to exceed $375.0 million in an aggregate principal amount outstanding and the related guarantees and any Permitted Refinancing thereof;

(t) Indebtedness assumed by Holdings or any of its Restricted Subsidiaries of a Person that is acquired pursuant to a Permitted Acquisition or by a transaction or series of transactions permitted by Section 6.8 not to exceed $80.0 million in the aggregate at any time outstanding; provided that such Indebtedness is not incurred in anticipation or contemplation of such Permitted Acquisition; and

(u) Indebtedness of any Restricted Subsidiaries that are not Credit Parties in an aggregate principal amount not to exceed at any time, together with any Acquired Debt incurred by a Restricted Subsidiary that is not a Credit Party pursuant to clause (n) above and any Ratio Debt incurred by a Restricted Subsidiary that is not a Credit Party pursuant to clause (o) above, the greater of (x) $60.0 million and (y) 2.5% of Consolidated Total Assets at the time of such incurrence.

6.2 Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries directly or indirectly to, create, incur, assume or permit to exist any Lien on or with respect to any property or asset or its rights or interests therein of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State, the PPSA or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document (including for the purpose of securing Cash Management Obligations and Indebtedness in respect of Hedge Agreements);

(b) Liens for Taxes not yet due and delinquent or if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(c) statutory Liens or levies of landlords, banks (and rights of setoff), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, construction liens and other Liens imposed by Law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions as determined by the Administrative Agent, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness);

(e) easements, rights-of-way, zoning, restrictions, encroachments, and other minor defects or irregularities in title as normally exist with respect to similar properties, in each case which do not and will not (i) interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries or (ii) materially impair the value of such property;

(f) any interest or title of a lessor or sublessor under any lease or sublease permitted hereunder;

(g) (i) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or (ii) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted hereunder to be applied against the purchase price for such Investment ;

(h) purported Liens evidenced by the filing of precautionary PPSA and/or UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar Law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property and other land use restrictions, including, site plan agreements, development agreements and contract zoning agreements;

(k) licenses of IP Rights granted by Holdings or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Holdings or such Restricted Subsidiary;

(l) Liens described in Schedule 6.2(l) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens is a Permitted Refinancing (if such obligations constitute Indebtedness permitted under this Agreement);

(m) Liens securing Indebtedness permitted pursuant to Section 6.1(i); provided any such Lien shall encumber only the asset (and proceeds thereof) acquired with the proceeds of such Indebtedness;

(n) Liens on the Collateral securing (i) Secured Ratio Debt permitted pursuant to Section 6.1(o)(A)(ii) or Permitted Refinancings of Secured Ratio Debt permitted under Section 6.1(o)(B), (ii) Permitted Secured Debt and (iii) Permitted Incremental Alternative Debt; provided that (x) all such Liens on the ABL Collateral permitted by this clause (n) shall be subordinated to the Liens of the Collateral Agent on the ABL Collateral pursuant to the Intercreditor Agreement and (y) all such Liens on the US Collateral permitted by this clause (n) shall be subject to the terms of the Intercreditor Agreement;

(o) Liens on the assets (other than assets constituting Collateral) of a Foreign Subsidiary securing Secured Ratio Debt incurred by such Foreign Subsidiary permitted pursuant to Section 6.1(o)(A)(ii) or Permitted Refinancings of Secured Ratio Debt permitted under Section 6.1(o)(B);

(p) other Liens on assets (other than assets constituting ABL Collateral) securing Indebtedness in an aggregate amount not to exceed at any time outstanding the greater of (i) 3.7% of Holdings’ Consolidated Total Assets and (ii) $87.5 million;

(q) other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed at any time outstanding $10.0 million; (r) Liens arising from judgments in circumstances not constituting an Event of Default hereunder;

(s) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof; provided that such inventory and proceeds shall not be included in the US Borrowing Base or in the Canadian Borrowing Base;

(t) deposits made in the ordinary course of business to secure liability to insurance carriers;

(u) registered agreements with any municipal, provincial or federal governments or authorities and any public utilities or private suppliers of services, including (without limitation) subdivision agreements, development agreements, engineering, grading or landscaping agreements and similar agreements;

(v) Liens in favor of any Borrower or any Subsidiary Guarantor;

(w) Liens on US Collateral securing the Senior Notes; provided that (x) all such Liens on the US Collateral permitted by this clause (x) shall be subordinated to the Liens of the Collateral Agent on the US Collateral pursuant to the Senior Notes Intercreditor Agreement and (y) all such Liens on the US Collateral permitted by this clause (x) shall be subject to the terms of the Senior Notes Intercreditor Agreement;

(x) Liens securing Indebtedness permitted pursuant to Section 6.1(o);

(y) deposits made or other security provided in the ordinary course of business and the proceeds thereof to secure liability to insurance carriers for insurance premiums or under self-insurance arrangements in respect of such obligations;

(z) Liens on the Capital Stock of Unrestricted Subsidiaries;

(aa) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the Incurrence of Indebtedness; (ii) relating to pooled deposit or sweep accounts of any Borrower or any Guarantor to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Borrowers and the Guarantors; or (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any Guarantor in the ordinary course of business; and

(bb) Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set-off or similar rights.

6.3 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or an Asset Sale conditioned on the repayment of the Obligations or pursuant to a consent provided hereunder, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) customary provisions contained in joint venture agreements and other similar agreements applicable to Joint Ventures (to the extent only affecting the assets of, or the Capital Stock in, each such Joint Venture), (d) any agreement in effect at the time any Person becomes a Subsidiary (to the extent only affecting the assets of, or the Capital Stock in, each such Person), so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary, no Credit Party nor any of its Restricted Subsidiaries (excluding Restricted Subsidiaries that are not Guarantors and are not required to become Guarantors hereunder) shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, that secure the Obligations and (e) Permitted Secured Debt, the Senior Notes, debt incurred pursuant to Section 6.1(l) and Ratio Debt, in each case so long as the same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement.

6.4 Restricted Payments. Holdings shall not and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment except for:

(a) Restricted Payments (i) by any Restricted Subsidiary to a Credit Party or (ii) by any Restricted Subsidiary that is not a Credit Party to any other Restricted Subsidiary in each case, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to Holdings and any other Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Capital Stock;

(b) the purchase, redemption, retirement or other acquisition for value of any Capital Stock of Holdings (or any direct or indirect parent company of Holdings) held by any current, future or former director, officer, consultant or employee of Holdings (or any direct or indirect parent company of Holdings), Holdings or any Restricted Subsidiary of Holdings, or their estates or the beneficiaries of such estates (including the payments of dividends and distributions to a parent company thereof to facilitate any such repurchase, redemption, retirement or other acquisition for value), in an amount not to exceed $20.0 million in any calendar year prior to an IPO (and $30.0 million in any calendar year following an IPO); provided that Holdings may carry over and make in two succeeding subsequent calendar years, in addition to the amounts permitted for such calendar year, the amount of purchases, redemptions, acquisitions or retirements for value permitted to have been but not made in any preceding calendar year up to a maximum of $20.0 million in any calendar year prior to an IPO (and $40.0 million in any calendar year following an IPO); provided, further, that such amounts will be increased by (a) the cash proceeds from the sale after the Closing Date of Capital Stock (other than Disqualified Stock) of Holdings (or any direct or indirect parent company of Holdings) to directors, officers, consultants or employees of Holdings (or any direct or indirect parent company of Holdings) or any Restricted Subsidiary of Holdings after the Closing Date and contributed to the common Capital Stock of Holdings (other than the proceeds of any Specified Cure Investment), plus (b) the cash proceeds of key man life insurance policies received by Holdings or its Restricted Subsidiaries and contributed to Holdings after the Closing Date, in the case of each of clauses (a) and (b), to the extent such net cash proceeds are not otherwise applied to make or increase the amounts available for Restricted Payments or Investments under Section 6.6(n);

(c) Restricted Payments in connection with the purchase of fractional shares of its common stock arising out of stock dividends, splits or combinations or business combinations;

(d) Restricted Payments to the extent made with the proceeds of equity issuances (other than (x) Disqualified Stock or (y) pursuant to the exercise of a Cure Right) to any direct or indirect shareholder of Holdings and contributed to Holdings to make or increase the amounts available for Restricted Payments; provided that such proceeds shall not have been applied to make Investments under Section 6.6(n);

(e) the declaration and payment of dividends, other distributions or other amounts to, or the making of loans to any direct or indirect parent of the Borrowers, in the amount required for such entity to, if applicable,

(1) pay amounts equal to the amounts required for any direct or indirect parent of the Borrowers to pay fees and expenses (including Taxes), customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, employees, directors, managers, or consultants of any direct or indirect parent of the Borrowers, if applicable, and general corporate operating (including, without limitation, expenses related to auditing and other accounting matters) and overhead costs and expenses of the Borrowers or any direct or indirect parent of the Borrowers, if applicable, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrowers and their Restricted Subsidiaries; and

(2) pay fees, franchise taxes and expenses incurred by any direct or indirect parent of the Borrower related to (i) the maintenance of such parent entity of its corporate or other entity existence and performance of its obligations under the indenture governing the Senior Notes and similar obligations under any Credit Agreement and (ii) any equity or debt issuance, incurrence or offering, any disposition or acquisition or any investment transaction by the Borrowers or any of their Restricted Subsidiaries (or any acquisition of or investment in any business, assets or property that will be contributed to the Borrowers or any of its Restricted Subsidiaries as part of the same or a related transaction) permitted by the indenture governing the Senior Notes;

(f) the payment of cash dividends or other distributions on the Borrowers’ Capital Stock used to, or the making of loans to any direct or indirect parent of the Borrowers to, fund the payment of fees and expenses owed by the Borrowers or any direct or indirect parent of the Borrowers or Restricted Subsidiary of the Borrowers, as the case may be, to Affiliates;

(g) Restricted Payments to Unrestricted Subsidiaries, together with any Investments made pursuant to Section 6.6(p), not to exceed the greater of (x) $20.0 million and (y) 1.0% of Consolidated Total Assets at any one time outstanding;

(h) other Restricted Payments; provided that the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Restricted Payment; and

(i) from and after the Closing Date, other Restricted Payments in an aggregate amount not to exceed $80.0 million; provided that Restricted Payments pursuant to this clause (i) shall not exceed $25.0 million in any Fiscal Year.

6.5 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of any Borrower to (a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by such Borrower or any other Restricted Subsidiary of Holdings, (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Holdings or any other Restricted Subsidiary of Holdings, (c) make loans or advances to such Borrower or any other Restricted Subsidiary of Holdings, or (d) transfer any of its property or assets to Holdings or any other Restricted Subsidiary of Holdings other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(i) (or 6.1(o)(ii) to the extent such Indebtedness incurred thereunder constitutes purchase money Indebtedness or Capital Leases) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) in the Permitted Secured Debt Documents, Secured Ratio Debt Documents or agreements in respect of Permitted Incremental Alternative Debt that will not materially affect Holdings’ ability to make anticipated principal or interest payment on the Revolving Loans (as determined by Holdings in good faith), (v) customary encumbrances or restrictions contained in contracts or agreements for the sale of assets applicable to such assets pending consummation of such sale, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary, (vi) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (vii) customary provisions in (A) joint venture agreements entered into in the ordinary course of business with respect to the Capital Stock subject to the joint venture and (B) operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements, (viii) other Indebtedness incurred subsequent to the Closing Date pursuant to Section 6.1; provided that such encumbrances and restrictions contained in any agreement or instrument will not materially affect Holdings’ ability to make anticipated principal or interest payment on the Revolving Loans (as determined by Holdings in good faith) and (ix) customary net worth and similar provisions in leases for real property. For purposes of determining compliance with this Section 6.5, (i) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to Holdings or a Restricted Subsidiary of Holdings to other Indebtedness incurred by Holdings or any such Restricted Subsidiary to the extent permitted hereunder shall not be deemed a restriction on the ability to make loans or advances.

6.6 Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents; provided that to the extent such Investments are held by Holdings or a Guarantor Subsidiary, such Investments shall be maintained in an Approved Deposit Account or Control Account to the extent required by Section 5.13;

(b) equity Investments owned as of the Closing Date in any Restricted Subsidiary and other Investments outstanding on the Closing Date, in each case, as described in Schedule 6.6(b);

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Restricted Subsidiaries;

(d) intercompany loans to the extent permitted under Sections 6.1(b) and 6.1(m);

(e) loans or advances to employees of Holdings or any of its Restricted Subsidiaries that are approved by a majority of the disinterested members of the Board of Directors of Holdings, in an aggregate principal amount of $10.0 million at any one time outstanding;

(f) other Investments made after the Closing Date (i) by Holdings in the US Borrower or any US Guarantor Subsidiary, by any US Guarantor Subsidiary in the US Borrower or Holdings, by US Borrower in Holdings or US Subsidiary Guarantors, by any US Guarantor Subsidiary in any other US Guarantor Subsidiary, or by Holdings or any Canadian Credit Party in any other Credit Party; (ii) by any Restricted Subsidiary that is not a Guarantor Subsidiary or a Borrower in Holdings or any other Restricted Subsidiary and (iii) other Investments made after the Closing Date in an aggregate principal amount not exceed, together with the aggregate principal amount of Investments made pursuant to Section 6.6(e) then outstanding, the greater of (x) $150.0 million and (y) 6.2% of Consolidated Total Assets at any one time outstanding;

(g) Investments permitted pursuant to Sections 6.1(f);

(h) Investments in connection with Swap Contracts not prohibited under this Agreement;

(i) extensions of trade credit in the ordinary course of business;

(j) Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not created in anticipation of such Person becoming a Subsidiary;

(k) de minimis Investments made in Persons that are newly formed Subsidiaries that will become Guarantor Subsidiaries in connection with the formation thereof;

(l) other Investments, provided that the Payment Conditions are satisfied on a Pro Forma Basis immediately after giving effect to such Investment;

(m) Investments made in the ordinary course and resulting from pledges and deposits referred to in Section 6.2(d);

(n) Investments (other than Investments in respect of Permitted Acquisitions) to the extent made with the proceeds of equity issuances (other than pursuant to the exercise of a Cure Right) to any shareholder of Holdings and contributed to Holdings; provided that such proceeds shall not have been applied to make Restricted Payments under Section 6.4(d);

(o) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

(p) Investments in Unrestricted Subsidiaries, together with any Restricted Payments made pursuant to Section 6.4(g), not to exceed the greater of (x) $20.0 million and (y) 1.0% of Consolidated Total Assets at any one time outstanding.

6.7 Financial Covenant.

(a) Fixed Charge Coverage Ratio. At any time when Excess Availability is less than the greater of (A) 10.0% of the Borrowing Base and (B) $32.5 million, Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter (beginning with the first full fiscal quarter ending after the Closing Date) to be less than 1.00 to 1.00.

(b) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred or during which Indebtedness (other than working capital Indebtedness) has been incurred, for purposes of determining compliance with the financial covenant set forth in this Section 6.7, Excess Availability, EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a Pro Forma Basis.

6.8 Fundamental Changes; Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, consummate any (i) transaction of merger, amalgamation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or (ii) acquire by purchase or otherwise, the business, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) (i) any US Credit Party or US Subsidiary may be merged with or into Holdings or any other US Credit Party or US Subsidiary, or, in each case, be liquidated, wound up or dissolved, or in each case, all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Holdings or any other US Credit Party and (ii) any Foreign Subsidiary may amalgamate with or be merged or amalgamated with or into Holdings, any Credit Party, or, in each case, be liquidated, wound up or dissolved, or in each case, all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Holdings, any US Guarantor Subsidiary or any Canadian Credit Party; provided, (i) in the case of any such amalgamation, merger, such Borrower or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person; (ii) in the case of any such transaction referenced in clauses (i) and (ii) above that involves a Borrower, such Borrower shall be the continuing or surviving Person and (iii) in no event shall a Borrower be merged or amalgamated into another Borrower;

(b) Permitted Acquisitions;

(c) any Subsidiary which is not a Guarantor (or required pursuant to this Agreement to become a Guarantor) may be merged into, amalgamated, consolidated with, or otherwise dispose of assets to any other Subsidiary; and

(d) Restricted Payments made in accordance with Section 6.4, Investments made in accordance with Section 6.6 and Asset Sales made in accordance with Section 6.9.

6.9 Asset Sales. During any Liquidity Event Period, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, consummate any Asset Sale, except:

(a) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) are less than 2.5% of the Consolidated Total Assets of Holdings in any Fiscal Year; provided (x) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by Holdings) and (y) no less than 75% thereof shall be paid in Cash;

(b) disposals of obsolete, worn out or surplus property;

(c) the leasing, occupancy agreements or subleasing of property in the ordinary course of business and which do not materially interfere with the business of Holdings or its Restricted Subsidiaries;

(d) transfers of property subject to condemnation, takings or casualty events;

(e) the sale, issuance or transfer of the Capital Stock of (x) any Subsidiary to Holdings or any US Guarantor Subsidiary, (y) any Foreign Subsidiary to any Guarantor or (z) otherwise permitted hereunder;

(f) the transfer for fair value of property (including Capital Stock of Subsidiaries) to another Person in connection with a joint venture arrangement with respect to the transferred property; provided that such transfer is permitted under Section 6.6;

(g) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement;

(h) the disposition of any Immaterial Subsidiary;

(i) the sale of cash or Cash Equivalents in the ordinary course of business;

(j) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements;

(k) so long as no Default shall exist or result therefrom, any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(l) (i) non-exclusive licenses, sublicenses or cross-licenses of Intellectual Property or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of Intellectual Property or other Intellectual Property rights or other general intangibles, in each case, in the ordinary course of business of the Borrowers and the Restricted Subsidiaries of Holdings; and

(m) dispositions of property between or among Holdings and/or its Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to clauses (a) through (j) above.

6.10 Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings or such Restricted Subsidiaries on terms that are less favorable to Holdings or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a shareholder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Holdings and any Restricted Subsidiary or between Restricted Subsidiaries; (b) reasonable and customary fees paid to members of the Board of Directors (or similar governing body) of Holdings and its Restricted Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Restricted Subsidiaries entered into in the ordinary course of business; (d) transactions which are permitted as Investments under Section

6.6 and Restricted Payments permitted under Section 6.4; (e) the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date or similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Closing Date shall only be permitted by this clause (e) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise disadvantageous (as determined in good faith by the senior management of the Board of Directors of Holdings or any direct or indirect parent of Holdings) to the Lenders, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Closing Date; (f) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to Holdings and the Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party (as determined in good faith by the senior management of the Board of Directors of Holdings or any direct or indirect parent of Holdings); (g) any contribution to the capital of Holdings (other than Disqualified Stock); and (h) pledges of Equity Interests of Unrestricted Subsidiaries.

6.11 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than the businesses engaged in by the Credit Parties on the Closing Date, and reasonable extensions thereof and businesses reasonably related thereto.

6.12 Amendments or Waivers of Other Documents and Prepayments of Certain Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to:

(a) agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any operative document or agreement governing any Junior Indebtedness except, in each case, (i) to the extent such amendment, restatement, supplement or other modification would not reasonably be expected to materially and adversely affect the interests of the Lenders or (ii) if the Payment Conditions are satisfied on a Pro Forma Basis; provided that no such amendment under this clause (ii) shall result in Junior Indebtedness incurred pursuant to Section 6.1(l) or (o) having a Stated Maturity date that is less than six months after the Revolving Commitment Termination Date and (2) other than in the case of purchase money Indebtedness and Indebtedness with respect to Capital Leases, having any scheduled repayment, mandatory repayment or redemption or sinking fund obligations prior to, at the time of such amendment, the Revolving Commitment Termination Date (other than, in each case, in the customary offers to repurchase upon a change of control, asset sale or casualty or condemnation event, customary acceleration rights after an event of default and other mandatory prepayments customarily provided for in syndicated “term loan B” credit facilities); and

(b) make any optional or voluntary payment, prepayment, repurchase or redemption of, or otherwise voluntarily or optionally defease any Junior Indebtedness; provided that (A) Holdings or any Restricted Subsidiary may prepay, redeem, defease or exchange, as applicable, any such Indebtedness using the proceeds from the issuance of other Indebtedness permitted to be incurred hereunder that would constitute Junior Indebtedness, (B) Holdings or any Restricted Subsidiary may prepay, defease, redeem or exchange such Indebtedness with the proceeds of equity issuances to any shareholder of Holdings (other than the proceeds of any Specified Cure Investment) and contributed to Holdings, to the extent such proceeds have not been applied to make Restricted Payments under Section 6.4(d) or Investments under Section 6.6(n), (C) Holdings or any Restricted Subsidiary may refinance, replace or extend any such Indebtedness to the extent otherwise permitted hereunder, (D) Holdings or any Restricted Subsidiary may convert any such Indebtedness to the Capital Stock of Holdings or any direct or indirect parent of Holdings and (E) Holdings or any Restricted Subsidiary may prepay, defease, redeem or exchange such Indebtedness to the extent the Payment Conditions are satisfied (on a Pro Forma Basis).

6.13 Canadian Pension Plans.

No Credit Party shall:

(a) establish, acquire or terminate, or permit any other Credit Party to establish, acquire or terminate, or become liable under any Canadian Defined Benefit Plan other than those listed on Schedule 4.10(e) without the prior written consent of the Administrative Agent;

(b) take any action with respect to any Canadian Pension Plan, in each case, which could reasonably be expected to result in liability of any Credit Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect;

(c) fail to make, remit or pay when due or permit any other Credit Party to fail to make, remit or pay when due any employee or employer payments, contributions (including “normal cost”, “special payments” and any other payments in respect of any funding deficiencies or shortfalls) or premiums to or in respect of any Canadian Pension Plan as required by applicable Law;

(d) permit to exist, or allow any other Credit Party to permit to exist, any solvency or wind-up funding deficiency with respect to any Canadian Pension Plan which results in or could reasonably be expected to result in a funding obligation on the part of any Credit Party which could reasonably be expected to result in a Material Adverse Effect; and

(e) contribute to or assume an obligation to contribute to any Canadian Multi-Employer Plan which could reasonably be expected to result in liability of any Credit Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect.

SECTION 7. GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, to induce the Lenders to make the Loans and the Issuing Banks to issue Letters of Credit,

(a) each US Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Secured Parties, jointly with the other US Guarantors and severally, as primary obligor and not merely as surety, the due and punctual payment in full when due of the Obligations; and

(b) each Foreign Guarantor hereby absolutely, irrevocably and unconditionally guarantees to the Administrative Agent for the ratable benefit of the Secured Parties, jointly with the other Foreign Guarantors and severally, as primary obligor and not merely as surety, the due and punctual payment in full when due of the Canadian Obligations, in each case, whether at Stated Maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic or any other stay under Section 362(a) of the Bankruptcy Code or any other applicable Debtor Relief Law), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, whether or not enforceable as against the applicable Borrower, whether now or hereafter existing, and whether due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, or any Debtor Relief Law, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection. This Guaranty constitutes a guaranty of payment and not of collection. Notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, the Foreign Guarantors shall in no way guarantee or otherwise be liable for the Obligations (including by way of indemnity or otherwise) except to the extent that they constitute Canadian Obligations.

7.2 Limitation of Guaranty. Any term or provision of this Section 7 or any other Credit Document to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations for which any Guarantor Subsidiary shall be liable shall not exceed the maximum amount for which such Guarantor Subsidiary can be liable without rendering this Section 7 or any other Credit Document, as it relates to such Guarantor Subsidiary, subject to avoidance under applicable Law relating to fraudulent conveyance, fraudulent transfer or transfer at undervalue (including Section 548 of the Bankruptcy Code or any applicable provisions of other Debtor Relief Laws or comparable federal, state, provincial, foreign or other applicable Law) (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect (a) to all other liabilities of such Guarantor Subsidiary, contingent or otherwise, that are relevant under such Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor Subsidiary in respect of intercompany Indebtedness to the Borrowers to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Guarantor Subsidiary hereunder) and (b) to the value as assets of such Guarantor Subsidiary (as determined under the applicable provisions of such Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor Subsidiary pursuant to (i) applicable Law, (ii) this Section 7.2(b) or (iii) any other Contractual Obligations providing for an equitable allocation among such Guarantor Subsidiary and other Subsidiaries or Affiliates of the Borrowers of Obligations arising under this Section 7.2 or other guaranties of the Obligations of the Borrowers by the parties.

7.3 Contribution. To the extent that any Guarantor Subsidiary shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (a) the amount of the economic benefit actually received by such Guarantor Subsidiary from the Loans and the other financial accommodations provided to the Borrowers under the Credit Documents and (b) the amount such Guarantor Subsidiary would otherwise have paid if such Guarantor Subsidiary had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the applicable Borrowers and Holdings) in the same proportion as such Guarantor Subsidiary’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of all the Guarantor Subsidiaries at the date enforcement is sought hereunder, then such Guarantor shall be reimbursed by such other Guarantor Subsidiaries that are Guarantors of such Guaranteed Obligations for the amount of such excess, pro rata, based on the respective net worth of such other Guarantor Subsidiaries at the date enforcement hereunder is sought.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of its Guaranteed Obligations (other than Contingent Obligations). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between any applicable Borrower and any Secured Party with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of each applicable Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of any applicable Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against any applicable Borrower or any of such other guarantors and whether or not any applicable Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of its Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of its Guaranteed Obligations which have not been paid and without limiting the generality of the foregoing, if any Secured Party is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of its Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of its Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of its Guaranteed Obligations;

(e) any Secured Party, upon such terms as it deems appropriate, without notice or demand to or on any Person and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may, in accordance with the terms of this Agreement and the other Credit Documents, (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of any Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, any Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of any Guaranteed Obligations and take and hold security for the payment hereof or any Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of any Guaranteed Obligations, any other guaranties of any Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Secured Party in respect hereof or any Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Secured Party may have against any such security, in each case as such Secured Party in its discretion may determine consistent with the applicable Credit Document, the applicable Cash Management Document or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against any applicable Borrower or any security for its Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents, any Cash Management Documents or any Hedge Agreements; and

(f) this Guaranty and the obligations of each Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of its Guaranteed Obligations (other than any Contingent Obligations)), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, any Cash Management Documents or any Hedge Agreements, at law, in equity or otherwise) with respect to its Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of its Guaranteed Obligations; (ii) any rescission, waiver, amendment, extension or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to Events of Default) hereof, any of the other Credit Documents, any of the Cash Management Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for its Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Cash Management Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) its Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other

Credit Documents, any of the Cash Management Documents or any of the Hedge Agreements or from the proceeds of any security for its Guaranteed Obligations, except to the extent such security also serves as collateral for Indebtedness other than its Guaranteed Obligations) to the payment of Indebtedness other than its Guaranteed Obligations, even though any Secured Party might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Secured Party’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of its Guaranteed Obligations; (vi) any failure to perfect or continue perfection of, or any failure of priority of, a security interest in any collateral which secures any of its Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which any applicable Borrower may allege or assert against any Secured Party in respect of its Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of its Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Secured Parties: (a) any right to require any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against any applicable Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any applicable Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Secured Party in favor of any applicable Borrower or any other Person, or (iv) pursue any other remedy in the power of any Secured Party whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any applicable Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations (other than any Contingent Obligations); (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior by such Secured Party which amounts to gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the other Credit Documents, the Cash Management Documents, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any applicable Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until its Guaranteed Obligations (other than Contingent Obligations) shall have been irrevocably paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cash collateralized, backstopped or cancelled (on terms and conditions acceptable to the Administrative Agent), each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against any applicable Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against any applicable Borrower with respect to its Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Secured Party now has or may hereafter have against any applicable Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Secured Party. In addition, until its Guaranteed Obligations (other than Contingent Obligations) shall have been irrevocably paid in full and the applicable Revolving Commitments shall have terminated and all applicable Letters of Credit shall have expired or been cash collateralized, backstopped or cancelled (on terms and conditions acceptable to the Administrative Agent), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of its Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.3. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against any applicable Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Secured Party may have against any applicable Borrower, to all right, title and interest any Secured Party may have in any such collateral or security, and to any right any Secured Party may have against such other guarantor (including any Guarantor). If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when its Guaranteed Obligations shall not have been finally and indefeasibly paid in full (other than Contingent Obligations), such amount shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against its Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to its Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor upon an acceleration or enforcement action after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of Secured Parties and shall forthwith be paid over to the Administrative Agent for the benefit of Secured Parties to be credited and applied against its Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations of each Guarantor shall have been paid in full (other than Contingent Obligations) and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cash collateralized, backstopped or cancelled (on terms and conditions acceptable to the Administrative Agent). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to its Guaranteed Obligations.

7.9 Authority of Guarantors. It is not necessary for any Secured Party to inquire into the capacity or powers of any Guarantor or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of the Borrowers. Any Credit Extension may be made to any applicable Borrower or continued from time to time, and any Cash Management Documents and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of such Borrower at the time of any such grant or continuation or at the time such Cash Management Document or such Hedge Agreement is entered into, as the case may be. No Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of any applicable Borrower. Each Guarantor has adequate means to obtain information from each applicable Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Credit Documents, the Cash Management Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of each applicable Borrower and of all circumstances bearing upon the risk of nonpayment of its Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Secured Party to disclose any matter, fact or thing relating to the business, operations or conditions of any applicable Borrower now known or hereafter known by any Secured Party. In the event any Secured Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any Guarantor, such Secured Party shall be under no obligation (a) to undertake any investigation not a part of its regular business routine, (b) to disclose any information that such Secured Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (c) to make any other or future disclosures of such information or any other information to any Guarantor.

7.11 Default, Remedies. The Guaranteed Obligations of each Guarantor hereunder are independent of and separate from the Obligations of such Guarantor. If any Obligation of any applicable Borrower is not paid when due, or upon any Event of Default hereunder or upon any default by any applicable Borrower as provided in any other Credit Document, Cash Management Document or Hedge Agreement, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against any Guarantor to collect and recover the full amount or any portion of the Obligations of such Borrower then due, without first proceeding against any applicable Borrower or any other guarantor (including the Guarantors) of its Guaranteed Obligations, or against any Collateral under the Credit Documents or joining any applicable Borrower or any other guarantor (including the Guarantors) in any proceeding against any Guarantor that is a Guarantor of such Borrower’s Obligations. At any time after maturity of the Guaranteed Obligations of a Guarantor, the Administrative Agent may (unless such Guaranteed

Obligations have been paid in full (other than Contingent Obligations)), without notice to such Guarantor and regardless of the acceptance of any Collateral for the payment hereof, appropriate and apply toward the payment of such Guaranteed Obligations (a) any indebtedness due or to become due from any Secured Party to such Guarantor and (b) any moneys, credits or other property belonging to such Guarantor at any time held by or coming into the possession of any Secured Party or any of its respective Affiliates.

7.12 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against any applicable Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation, arrangement or proposal of any applicable Borrower or any other Guarantor or by any defense which any applicable Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or applicable body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Secured Parties that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve any applicable Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, interim receiver, monitor, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of any Guaranteed Obligations are paid by any applicable Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment or payments are rescinded or recovered directly or indirectly from any Secured Party as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.13 Waiver of Judicial Bond. To the fullest extent permitted by applicable law, each Guarantor waives the requirement to post any bond that otherwise may be required of any Secured Party in connection with any judicial proceeding to enforce such Secured Party’s rights to payment hereunder, security interest in or other rights to the Collateral or in connection with any other legal or equitable action or proceeding arising out of, in connection with, or related to this Guaranty and the Credit Documents, Cash Management Documents or Hedge Agreements to which it is a party.

7.14 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger, amalgamation or consolidation) or if any Guarantor is designated as an

Unrestricted Subsidiary, in each case, in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Secured Party or any other Person effective as of the time of such sale or other disposition.

7.15 Stay of Acceleration. If acceleration of the time for payment, or the liability of any Borrower to make any payment, of any amount specified to be payable by any Borrower hereunder is stayed, prohibited or otherwise affected upon any bankruptcy, arrangement, insolvency, proposal, receivership, liquidation, winding-up or similar proceeding or other event affecting any Borrower or its payment of its obligations hereunder, all such amounts otherwise subject to acceleration or payment shall nonetheless be deemed for all purposes to be and to have become due and payable by such Borrower and shall be payable by the applicable Guarantors immediately after demand.

7.16 Assignment. Subject to Section 10.6 hereof, the Secured Parties may assign the benefit of this Guaranty to any person and each Guarantor hereby consents to such assignment.

7.17 Certain Releases. The Guaranty of any Guarantor Subsidiary (other than a Guarantor Subsidiary that is a Borrower) shall be automatically released and such Guarantor Subsidiary shall be released from its obligations hereunder if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement) or is no longer required to be a Guarantor under the terms of the Credit Documents. The Guaranty of the US Obligations of any US Guarantor Subsidiary shall be automatically released and such US Guarantor Subsidiary shall be released from its obligations in respect of such US Obligations if such Person becomes an Excluded Subsidiary described in clause (g) of the definition thereof as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement).

7.18 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.18 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.18 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 7.18 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 7.18 constitute, and this Section 7.18 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events shall occur and be continuing:

(a) Failure to Make Payments When Due. Failure by any Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to an Issuing Bank in reimbursement of any drawing under an applicable Letter of Credit (it being understood that a deemed Revolving Loan made pursuant to Section 2.3(h) shall satisfy such Reimbursement Obligation); or (iii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after the date due; or

(b) Default in Other Agreements. (i) Failure of any of Holdings or any Restricted Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness for borrowed money (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of $75.0 million or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any of Holdings, any Borrower or any Restricted Subsidiary with respect to any other material term of (A) one or more items of Indebtedness for borrowed money in the individual or aggregate principal amounts referred to in clause (i) above or (B) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; provided that this clause (b)(ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the sale or transfer or other Disposition of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness or (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder; or (iii) an “Event of Default” as defined in the Permitted Secured Debt Documents shall occur; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply, or to cause any of its Restricted Subsidiaries to perform or comply, with any term or condition contained in (i) at any time during a Liquidity Event Period, Section 5.6 or (ii) at any time, clause (e) of Section 5.1, Section 5.2(a) (as to the Borrowers only), Section 5.13 or Section 6 (other than Section 6.14(b)); or

(d) Breach of Representations, Etc. Any representation, warranty, certification or other statement made or (pursuant to Section 3.2) deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days (or, in the case of Section 5.1(l) and 6.14(b), ten (10) days) after the earlier of (i) an Authorized Officer of Holdings, any Borrower or the Restricted Subsidiaries becoming aware of such default or (ii) receipt by any Borrower of notice from any Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction shall enter a judgment, decree or order for relief in respect of Holdings, any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) in an involuntary case or proceeding under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or under any other applicable Debtor Relief Law now or hereafter in effect, which judgment, decree or order is not stayed; or any other similar relief shall be granted under any applicable federal, state or provincial law; or (ii) an involuntary case shall be commenced against Holdings, any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or under any other applicable Debtor Relief Law now or hereafter in effect; or a judgment decree or order of a court having jurisdiction in the premises for the appointment of a receiver, interim receiver, liquidator, monitor, sequestrator, trustee, custodian or other officer having similar powers over Holdings, any such Borrower or such Restricted Subsidiaries, or over all or substantially all of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee, monitor or other custodian of Holdings, any such Borrower or any of such Restricted Subsidiaries for all or substantially all of its property; or a warrant of attachment, execution or similar process shall have been issued against substantially all of the property of Holdings, any such Borrower or any of such Restricted Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) Holdings, any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) shall have a judgment or order for relief entered with respect to it or shall commence a voluntary case or proceeding under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or under any other applicable Debtor Relief Law now or hereafter in effect, or shall consent to the entry of a judgment or order for relief in an involuntary case or proceeding, or to the conversion of an involuntary case or proceeding to a voluntary case or proceeding, under any such law, or shall consent to the appointment of or taking possession by a receiver, interim receiver, trustee, monitor or other custodian for all or a substantial part of its property; or Holdings, any such Borrower or any of such Restricted Subsidiaries shall make any assignment for the benefit of creditors; (ii) Holdings, any Borrower or any of their respective Restricted Subsidiaries (other than any Immaterial Subsidiary) shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings, any such Borrower or any of such Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any judgment, writ, order or warrant of attachment or similar process (i) involving, in the case of any monetary judgment or liability, in an aggregate amount in excess of $75.0 million or (ii) that, in any other case, could reasonably be expected to have a Material Adverse Effect, in each case, to the extent not adequately covered by either (x) insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage or (y) an enforceable indemnity, to the extent that Holdings or the applicable Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim, shall be entered or filed against Holdings, any Borrower or any of their respective Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unpaid, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i) Employee Benefit Plans. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan or a Canadian Pension Plan Event occurs with respect to a Canadian Pension Plan or Canadian Multiemployer Plan, in each case, which has resulted or could reasonably be expected to result in liability of any Credit Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof:

(i) any of the Guaranty of Holdings or any other Guarantor (other than any Guarantor Subsidiary that would constitute an Immaterial Subsidiary) for any reason, other than the satisfaction in full of all applicable Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or Holdings or any such Guarantor shall repudiate its obligations thereunder;

(ii) this Agreement or any Collateral Document that relates to a material portion of the Collateral ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the applicable Obligations in accordance with the terms hereof) or shall be declared null and void, for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control;

(iii) the Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any material portion of the Collateral as (and if) required by the Collateral Documents, purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control; or

(iv) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or

(k) Change of Control. A Change of Control shall occur;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and continuation of any other Event of Default, at the election of the Administrative Agent or at the request of (or with the consent of) Requisite Lenders, upon notice to the Borrowers by the Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of each Issuing Bank to issue any Letter of Credit shall immediately and automatically terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to 103% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations (other than Contingent Obligations not yet due and payable); provided the foregoing shall not affect in any way the obligations of Lenders under Section 2.2 or Section 2.3; (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; and (D) the Administrative Agent shall direct each Borrower to pay (and each Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to the Administrative Agent 103% of such Borrower’s Reimbursement Obligations then outstanding.

8.2 Actions in Respect of Letters of Credit. At any time (i) upon the Revolving Commitment Termination Date or (ii) as may be required by Section 2.13, the US Borrower shall pay to the Administrative Agent in immediately available funds at its Principal Office, for deposit in a Cash Collateral Account, (x) in the case of clause (i) above, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 103% of the sum of all applicable outstanding US Letter of Credit Obligations and (y) in the case of clause (ii) above, the amount required by Section 2.13. At any time (i) upon the Revolving Commitment Termination Date or (ii) as may be required by Section 2.13, the Canadian Borrower shall pay or cause to be paid to the Administrative Agent for the benefit of any Lenders in respect of Canadian Letter of Credit Obligations in immediately available funds at its Principal Office, for deposit in a Cash Collateral Account, (x) in the case of clause (i) above, the amount required so that, after such payment, the aggregate funds on deposit in the Cash Collateral Accounts equals or exceeds 103% of the sum of all applicable outstanding Canadian Letter of Credit Obligations and (y) in the case of clause (ii) above, the amount required by Section 2.13. The Administrative Agent may, from time to time after funds are deposited in any Cash Collateral Account, apply funds then held in such Cash Collateral Account to the payment of any amounts, in accordance with Section 2.13 and Section 2.15(h) as shall have become or shall become due and payable by such Borrower to the Issuing Banks or the Lenders in respect of the Letter of Credit Obligations; provided, however, that funds deposited by any Canadian Credit Party shall only be applied to Canadian Obligations. The Administrative Agent shall promptly give written notice of any such application; provided, however, that the failure to give such written notice shall not invalidate any such application.

8.3 Rescission. If at any time after termination of the Revolving Commitments or acceleration of the maturity of the Loans, each Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.5, then, upon the written consent of the Requisite Lenders and written notice to the applicable Borrower, the termination of the Revolving Commitments or the acceleration and their consequences may be rescinded and annulled; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders and the Issuing Banks to a decision that may be made at the election of the Requisite Lenders, and such provisions are not intended to benefit any Borrower and do not give any Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

8.4 Borrowers’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.1, in the event that Holdings fails to comply with the requirement of the financial covenant set forth in Section 6.7 (a “Financial Performance Covenant”) with respect to any Fiscal Quarter, after the end of such Fiscal Quarter until the expiration of the tenth day subsequent to the date on which financial statements with respect to the Fiscal Quarter for which the Financial Performance Covenant is being measured are required to be delivered pursuant to Section 5.1, Holdings shall have the right to issue Capital Stock (other than any Disquali-

fied Stock) (the “Cure Right”), and upon the receipt by Holdings of cash (such amount of cash being referred to as the “Specified Cure Investment”) pursuant to the exercise by Holdings of such Cure Right, such Financial Performance Covenant shall be recalculated giving effect to the following pro forma adjustments:

(i) EBITDA shall be increased, solely for the purpose of determining the existence of a Default or Event of Default under the Financial Performance Covenant with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Specified Cure Investment; and

(ii) if, after giving effect to the foregoing recalculations, Holdings shall then be in compliance with the requirements of the Financial Performance Covenant (including for purposes of Section 3.2), Holdings shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date.

(b) Notwithstanding anything herein to the contrary, (i) in each four fiscal quarter period there shall be a period of at least two Fiscal Quarters in which no Cure Right is exercised, (ii) such Cure Right shall not be exercised more than five times during the Revolving Commitment Period, (iii) the Specified Cure Investment shall be no greater than the amount required to cause Holdings to be in compliance with such Financial Performance Covenant, (iv) the proceeds of Specified Cure Investments shall be disregarded for purposes of calculating Consolidated Total Debt in any determination of compliance with the Financial Performance Covenant and (v) all Specified Cure Investments shall be disregarded for purposes of determining any ratio-based conditions, covenant “baskets” or the Applicable Margin.

SECTION 9. AGENTS

9.1 Appointment of Agents; Authorization.

(a) Bank of America is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents; each Lender and each Issuing Bank hereby authorizes Bank of America to act as the Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents; and Bank of America hereby agrees to act as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents. Each Agent hereby agrees to act in its respective capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of Sections 9.1, 9.2, 9.3 (other than the last proviso to Section 9.3(c)), 9.4, 9.5(a) and 9.6 are solely for the benefit of the Agents, the Lenders and the Issuing Banks and no Credit Party or any of their Subsidiaries or Affiliates shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and the Issuing Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries or Affiliates. None of the Lead Arrangers, the Syndication Agents nor the Documentation Agent shall have any obligations or duties whatsoever under this Agreement or the other Credit Documents and shall incur no liability hereunder or thereunder in such capacity.

(b) Each Lender and each Issuing Bank hereby acknowledges the appointment of Bank of America and such of its Affiliates as it may designate to serve in such capacity for purposes of any particular Collateral Document or Collateral as the Collateral Agent, and hereby authorizes the Collateral Agent to take such action as agent on its behalf and to exercise all rights, powers and remedies that the Collateral Agent may have under the Collateral Documents and the Intercreditor Agreement.

9.2 Powers and Duties. Each Lender and each Issuing Bank irrevocably authorizes each Agent to take such action on such Person’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any Issuing Bank; and nothing herein or in any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3 General Immunity.

No Responsibility for Certain Matters. No Agent shall be responsible to any Lender or any Issuing Bank for the execution, effectiveness, genuineness, legality, validity, enforceability, collectability or sufficiency of, or the attachment, perfection or priority of any lien created or purported to be created under or in connection with this Agreement, or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or the Issuing Banks or by or on behalf of any Credit Party, in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the financial condition of any Credit Party or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans, Reimbursement Obligations or the Letter of Credit Usage or the component amounts thereof.

(a) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders or the Issuing Banks for any action taken or omitted by such Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. As to any matters not expressly provided for by this Agreement and the other Credit Documents (including enforcement or collection), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders and each Issuing Bank; provided, however, that no Agent shall be required to take any action that (i) such Agent in good faith believes exposes it to personal liability unless such Agent receives an indemnification satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement, the Intercreditor Agreement or applicable law. No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by a Borrower, a Lender or an Issuing Bank. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including the Register, and shall be entitled to rely and shall be protected in relying on opinions, judgments and advice (in good faith) of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; (ii) none of the Lenders or the Issuing Banks shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5); (iii) the Administrative Agent may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 10.6; and (iv) no Agent makes any warranty or representation to any Lender or any Issuing Bank in connection with this Agreement or any other Credit Documents. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(b) Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any Affiliates of the Agents and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the applicable Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by an Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties, the Lenders and the Issuing Banks, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the applicable Agent and not to any Credit Party, Lender, Issuing Bank, other Agent or any other Person and no Credit Party, Lender, Issuing Bank, other Agent or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent; provided that such appointment shall not relieve the applicable Agent of its express obligations hereunder.

(c) Disqualified Lenders. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender.

9.4 Agents Entitled to Act as Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lenders,” “Requisite Lenders” and similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Lender or as one of the Requisite Lenders. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from Holdings, any Borrower or any Subsidiary for services in connection herewith and otherwise without having to account for the same to Lenders, the Issuing Banks or the other Agents.

9.5 Representations, Warranties and Acknowledgment by Lenders and Issuing Banks.

(a) Each Lender and each Issuing Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own independent appraisal, without reliance upon any Agent, any other Lender or any other Issuing Bank, of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or the Issuing Banks or to provide any Lender or any Issuing Bank with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders or the Issuing Banks.

(b) Each Lender and each Issuing Bank, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement or by the funding of any New Revolving Loans or issuing New Revolving Commitments, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, the Requisite Lenders, the Lenders or the Issuing Banks, as applicable on the Closing Date or as of the date of funding of such New Revolving Loans or New Revolving Commitments.

(c) As of the Closing Date, (a) the Canadian Swing Line Lender represents and warrants that it can make Canadian Revolving Loans, (b) each Canadian Issuing Bank represents and warrants that it can make Canadian Revolving Loans and (c) each Lender represents and warrants that it can make Canadian Revolving Loans.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors, to the extent that such Agent shall not have been reimbursed by any Credit Party (but without limiting such Credit Party’s reimbursement obligations hereunder), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including fees and disbursements of financial and legal advisors)

or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent or any of its Affiliates, directors, officers, employees, agents and advisors in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. Without limiting the foregoing, each Lender agrees to reimburse the Agents promptly upon demand for its ratable share of any out-of-pocket expenses (including fees, expenses and disbursements of financial and legal advisors) incurred by the Agents in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Credit Documents, to the extent that the Agents are not reimbursed for such expenses by any Borrower or another Credit Party.

9.7 Successor Agents and Swing Line Lender.

(a) Each of the Agents may resign at any time by giving 30 days’ prior written notice thereof to each other Agent, the Lenders and each Borrower.

(i) Upon any such notice of resignation, the Requisite Lenders shall have the right, with, absent an Event of Default under Section 8.1(a), (f) or (g), the consent of Holdings (such consent not to be unreasonably withheld or delayed), upon 5 Business Days’ notice to Holdings, to appoint a successor Agent. If no such successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint an applicable successor Agent selected from among the Lenders with, absent an Event of Default under Section 8.1(a), (f) or (g), the consent of each Borrower (such consent not to be unreasonably withheld or delayed).

(ii) Upon the acceptance of any appointment as Administrative Agent or Collateral Agent, as the case may be, hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall promptly (A) in the case of the Administrative Agent, (I) transfer to such successor Administrative Agent all sums held by it under the Credit Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents and (II) take such other actions, as may be necessary or appropriate in connection therewith, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder, and (B) in the case of the Collateral Agent, (I) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Credit Documents and (II) execute and deliver to such successor Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations hereunder.

(iii) After any retiring Agent’s resignation hereunder as such Agent, (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Banks under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time, if any, as the Requisite Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than as provided in Section 9.11 and other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Document (if not already discharged therefrom as provided above in this Section). After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 9, Section 10.2 and Section 10.3 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Agent was acting as Agent and (ii) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Credit Documents, including (a) acting as Collateral Agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Agent.

(iv) Any resignation by Bank of America, N.A. or its successor as Agent pursuant to this Section shall also constitute the resignation by Bank of America, N.A. or its successor as US Swing Line Lender and Bank of America, N.A. (acting through its Canada branch) or its successor as Canadian Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor US Swing Line Lender, and shall appoint a Canadian Swing Line Lender, for all purposes hereunder. In such event (A) each applicable Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent and its Affiliates in their capacity as Swing Line Lender, (B) upon such prepayment, the retiring Administrative Agent and each Swing Line Lender shall surrender any Swing Line Note held by it to the applicable Borrower for cancellation, and (C) each applicable Borrower shall issue, if so requested by successor Administrative Agent and Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Sublimit then in effect and with other appropriate insertions.

(b) Unless otherwise agreed in writing by the Administrative Agent, any Issuing Bank or Swing Line Lender, on the Revolving Commitment Termination Date, the obligations under the Credit Documents of the Administrative Agent, each Issuing Bank and each Swing Line Lender shall terminate, notwithstanding an election of any Lender to extend the Revolving Commitment Termination Date pursuant to Section 2.23(d).

9.8 Collateral Documents and Guaranty.

(a) Agents Under Collateral Documents and Guaranty.

(i) Each Lender and each Issuing Bank hereby further authorizes the Administrative Agent and the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.

(ii) Each Lender and each Issuing Bank agrees that any action taken by the Administrative Agent or the Requisite Lenders (or, where required by the express terms of this Agreement, a greater proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Credit Documents, and the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the Issuing Banks. Without limiting the generality of the foregoing, the Administrative Agent shall have the sole and exclusive right and authority to act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with the Revolving Credit Facility.

(iii) Each Lender and each Issuing Bank agrees that any action taken by the Collateral Agent in accordance with the provisions of this Agreement or of the other Credit Documents, and the exercise by the Collateral Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders, the Issuing Banks and the other Secured Parties. Without limiting the generality of the foregoing, each Lender and each Issuing Bank agrees that the Collateral Agent shall have the sole and exclusive right and authority to (A) act as the disbursing and collecting agent for the Lenders and the Issuing Banks with respect to all payments and collections arising in connection with the Collateral and with the Collateral Documents, (B) execute and deliver each Collateral Document and accept delivery of each such agreement delivered by Holdings, any Borrower or any of the Subsidiaries, (C) act as collateral agent for the Lenders, the Issuing Banks and the other Secured Parties for purposes of the perfection of all security interests and Liens created by such agreements and all other purposes stated therein; provided, however, that the Collateral Agent hereby appoints, authorizes and directs the Administrative Agent, each Lender and each Issuing Bank to act as collateral sub-agent for the Agents, the Lenders, the Issuing Banks and the other Secured Parties for purposes of the perfection of all security interests and Liens with respect to the Collateral, including any Deposit Accounts maintained by a Credit Party with, and cash and Cash Equivalents held by, an Agent, such Lender or such Issuing Bank, (D) manage, supervise and otherwise deal with the Collateral, (E) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and Liens created or purported to be created by the Collateral Documents, and (F) except as may be otherwise specifically restricted by the terms hereof or of any other Credit Document (including the Intercreditor Agreement), upon receipt of instructions from the Administrative Agent, exercise all remedies given to any Agent, the Lenders, the Issuing Banks and the other Secured Parties with respect to the Collateral under the Credit Documents relating thereto, applicable law or otherwise.

(b) Certain Releases. Subject to the Intercreditor Agreement, each of the Lenders (including in their capacity as an Approved Counterparty) and the Issuing Banks hereby:

(i) consents to the release and hereby directs, in accordance with the terms hereof, the Collateral Agent to release any Lien held by the Collateral Agent for the benefit of the Lenders (including in their capacity as an Approved Counterparty) and the Issuing Banks against any of the following:

(A) all of the Collateral and all Credit Parties, upon termination of the Revolving Commitments and payment and satisfaction in full in cash of all Loans, all Reimbursement Obligations and all other Obligations (other than Contingent Obligations, Cash Management Obligations not then due and obligations under Hedge Agreements not then due) that the Administrative Agent has been notified in writing are then due and payable (and, in respect of contingent Letter of Credit Obligations, with respect to which cash collateral has been deposited or a back-up letter of credit has been issued, in either case in the appropriate currency and on terms satisfactory to the Administrative Agent and the applicable Issuing Banks);

(B) any assets (x) of the US Credit Parties that are not ABL Collateral and (y) of the Canadian Credit Parties that are not Canadian ABL Collateral, in each case that are subject to a Lien permitted by Section 6.2(m) or securing purchase money Indebtedness or any Indebtedness with respect to Capital Leases that is incurred pursuant to Section 6.1(o) and subject to a Lien permitted by Section 6.2(p), in each case to the extent the terms of any purchase money Indebtedness or any Indebtedness with respect to Capital Leases do not permit a Lien on such acquired assets to secure the Obligations and to the extent such assets are not subject to a Lien in favor of the Fixed Asset Facility Collateral Agent for the benefit of the holders of the Fixed Asset Facility and (z) to the holder of any Lien on such assets that is permitted by Section 6.2(d), (e), (g), (i) and (t), in each case to the extent the terms of the documents governing such Liens do not permit a Lien on such assets to secure the Obligations and to the extent such assets are not subject to a Lien in favor of the Fixed Asset Facility Collateral Agent for the benefit of the holders of the Fixed Asset Facility; and

(C) any part of the Collateral (i) sold or disposed of by a Credit Party to a Person that is not a Credit Party if such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement) or (ii) that constitutes an Excluded Asset;

(ii) directs, in accordance with the terms hereof, the Administrative Agent, at its option and in its discretion, to release (x) any Guarantor Subsidiary from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement) or is no longer required to be a Guarantor under the terms of the Credit Documents and (y) any Guarantor Subsidiary from its obligations under the Guaranty if such Person becomes an Excluded Subsidiary as a result of a transaction permitted hereunder (or permitted pursuant to a waiver of or consent to a transaction otherwise prohibited by this Agreement); and

(iii) directs the Agents to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 9.8(b) promptly upon the effectiveness of any such release.

(c) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Borrower, Administrative Agent, Collateral Agent and each Lender (including in its capacity as an Approved Counterparty) and each Issuing Bank hereby agree that (i) no Lender (including in its capacity as an Approved Counterparty) shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent on behalf of Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

(d) Intercreditor Agreement and Senior Notes Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized by the Lenders and other Secured Parties to, to the extent required by the terms of the Credit Documents, (i) enter into amendments to the Intercreditor Agreement and the Senior Notes Intercreditor Agreements and any other intercreditor agreement contemplated by this Agreement, (ii) enter into any Collateral Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Indebtedness of such Credit Party that is permitted to be secured pursuant to Sections 6.1 and 6.2 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Credit Party, to the extent such priority is permitted by the Credit Documents)), and the parties hereto acknowledge that any intercreditor agreement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender and other Secured Party (a) understands, acknowledges and agrees that Liens will be created on Collateral pursuant to the Fixed Asset Facility and the Senior Secured Notes, which Liens shall be subject to the terms and conditions of the Intercreditor Agreement and the Senior Notes Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and Senior Notes Intercreditor Agreement or any other intercreditor agreement (if entered into) and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement and the Senior Notes Intercreditor Agreement and any other intercreditor agreement contemplated by this Agreement or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Credit Party of any Indebtedness of such Credit Party that is permitted to be secured pursuant to Sections 6.1 and 6.2 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Credit Party, to the extent such priority is permitted by the Credit Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof.

(e) Permitted Liens; Certain Subordinations. Any reference in any of the Credit Documents to a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any Permitted Lien. The foregoing notwithstanding, subject to the Intercreditor Agreement, each of the Lenders (including in its capacity as an Approved Counterparty) and the Issuing Banks hereby (A) consents to the subordination and hereby directs, in accordance with the terms hereof, the Collateral Agent to subordinate any Lien held by the Collateral Agent for the benefit of the Lenders and the Issuing Banks against any assets (x) of the US Credit Parties that are not ABL Collateral and (y) of the Canadian Credit Parties that are not Canadian ABL Collateral, in each case that are subject to a Lien permitted by Section 6.2(m) or securing purchase money Indebtedness or any Indebtedness with respect to Capital Leases that is incurred pursuant to Section 6.1(o) and subject to a Lien permitted by Section

6.2(p), in each case to the extent the terms of any purchase money Indebtedness or any Indebtedness with respect to Capital Leases require the Lien on such acquired assets to secure the Obligations to be so subordinated and to the extent any Lien on such assets in favor of the Fixed Asset Facility Collateral Agent for the benefit of the holders of the Fixed Asset Facility is also subordinated to the Lien in favor of the holders of such Indebtedness and (z) to the holder of any Lien on such assets that is permitted by Section

6.2(d), (e), (g), (i) and (t), in each case to the extent the terms of the documents governing such Liens require the Lien on such assets to secure the Obligations to be so subordinated; and (B) directs the Agents to execute and deliver agreements and do such other things as are necessary to subordinate the Liens to be subordinated pursuant to this Section 9.8(e) promptly upon the effectiveness of any such subordination.

9.9 Collateral Matters Relating to Related Obligations.

(a) Subject to Section 10.21, the benefit of the Credit Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any US Obligation arising under any Cash Management Obligation or any Hedge Agreement or that is otherwise owed to Persons other than the Agents, the Lenders and the US Issuing Banks pursuant to this Agreement or any other Credit Document (collectively, “US Related Obligations”) solely on the condition and understanding, as among the Agents and all Secured Parties, that (i) the US Related Obligations shall be entitled to the benefit of the Credit Documents and the Collateral to the extent expressly set forth in this Agreement and the other Credit Documents and to such extent the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the US Related Obligations, but each Agent is otherwise acting solely as agent for the Lenders and the US Issuing Banks and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of US Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Credit Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any US Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Credit Documents, by any Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Commitments and its own interest in the Loans, US Letter of Credit Obligations and other US Obligations to it arising under this Agreement or the other Credit Documents, without any duty or liability to any other Secured Party or as to any US Related Obligation and without regard to whether any US Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of US Related Obligations and no other Secured Party (except the Agents, the Lenders and the US Issuing Banks, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Credit Documents and (e) no holder of any US Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 10.4 and then only to the extent such right is exercised in compliance with Section 2.16.

(b) Subject to Section 10.22, the benefit of the Credit Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Canadian Obligation arising under any Cash Management Obligation or any Hedge Agreement or that is otherwise owed to Persons other than the Agents, the Lenders and the Canadian Issuing Banks pursuant to this Agreement or any other Credit Document (collectively, “Canadian Related Obligations”) solely on the condition and understanding, as among the Agents and all Secured Parties, that (i) the Canadian Related Obligations shall be entitled to the benefit of the Credit Documents and the Collateral to the extent expressly set forth in this Agreement and the other Credit Documents and to such extent the Administrative

Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Canadian Related Obligations, but each Agent is otherwise acting solely as agent for the Lenders and the Canadian Issuing Banks and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Canadian Related Obligations, (b) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Credit Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Secured Party under any separate instrument or agreement or in respect of any Canadian Related Obligation, (c) each Secured Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Credit Documents, by any Agent and the Requisite Lenders, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Revolving Commitments and its own interest in the Canadian Loans, Canadian Letter of Credit Obligations and other Canadian Obligations to it arising under this Agreement or the other Credit Documents, without any duty or liability to any other Secured Party or as to any Canadian Related Obligation and without regard to whether any Canadian Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby, (d) no holder of Canadian Related Obligations and no other Secured Party (except the Agents, the Lenders and the Canadian Issuing Banks, to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Credit Documents and (e) no holder of any Canadian Related Obligation shall exercise any right of setoff, banker’s lien or similar right except to the extent provided in Section 10.4 and then only to the extent such right is exercised in compliance with Section 2.16.

9.10 Quebec Liens (Hypothecs). In its capacity as Collateral Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Québec, each of the Secured Parties hereby irrevocably appoints and authorizes the Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of the Collateral Agent, to act as the hypothecary representative of the applicable Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Collateral Agent under any related deed of hypothec. The Collateral Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Collateral Agent pursuant to any such deed of hypothec and applicable Law. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption, be deemed to have consented to and confirmed the Collateral Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Collateral Agent in such capacity. The substitution of the Collateral Agent pursuant to the provisions of this Section 9 also constitute the substitution of the Collateral Agent as hypothecary representative as aforesaid.

9.11 Withholding Taxes. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.19, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the

Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 9.11, include each Swing Line Lender and each Issuing Bank.

9.12 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Agents and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Agents under Sections 2.10, 2.10(c), 10.2, 10.3, and 10.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Banks to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under Sections 2.10, 10.2, 10.3, and 10.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Banks any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Banks to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Banks or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Debtor Relief Laws or other Laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Requisite Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 10.5(a) of this Agreement), (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 10. MISCELLANEOUS

10.1 Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, any Agent, any Swing Line Lender, any Lender, or any Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, as may be otherwise indicated to the Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed, sent by telefacsimile, United States mail or courier service or electronic mail and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile, telex or electronic mail, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Banks pursuant to Section 2 if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent, the Swing Line Lenders, the Issuing Banks or the Borrowers may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrowers, any Lender, Issuing Banks or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet.

10.2 Expenses.

(a) From and after the Closing Date, each Borrower agrees within fifteen days of receipt of a reasonably detailed written invoice therefor (or such longer period as the Administrative Agent may agree), to pay or reimburse each Agent for, all of each Agent’s reasonable out-of-pocket audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of (x) one primary counsel to the Agents and (y) not more than one counsel to the Agents in each appropriate jurisdiction or specialty (as reasonably determined by the Administrative Agent), internal per diem field examination costs, the reasonable fees and expenses of appraisers, auditors, insurance advisors, environmental advisors, accountants, and consultants advising the Agents, reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by any Agent in connection with any of the following: (i) the Administrative Agent’s audit and investigation of Holdings, the Borrowers and the Subsidiaries in connection with the preparation, negotiation or execution of any Credit Document (subject to the limitations set forth herein) or the Administrative Agent’s periodic audits, in accordance with the terms of the Credit Documents, of Holdings, any Borrower or any of the Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement, any Credit Document, or the making of the Credit Extensions hereunder, (iii) the creation, perfection or protection of the Liens under any Credit Document (including any reasonable fees, disbursements and expenses for local counsel in appropriate jurisdictions),

(iv) the ongoing administration of this Agreement and the Credit Extensions, including consultation with attorneys in connection therewith and with respect to the rights and responsibilities of the Agents hereunder and under the other Credit Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Credit Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, any Credit Party, any of the Subsidiaries, the Cash Management Documents, the Hedge Agreements, this Agreement or any other Credit Document, (vii) the response to, and preparation for, any subpoena or request for document production with which any Agent is served or deposition or other proceeding in which any Agent is called to testify, in each case, relating in any way to the Obligations, any Credit Party, any of the Subsidiaries, the Cash Management Documents, the Hedge Agreements, this Agreement or any other Credit Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Credit Document or the preparation, negotiation and execution of the same.

(b) Each Borrower further agrees to pay or reimburse each Agent and each of the Lenders and Issuing Banks within fifteen days of receipt of a reasonably detailed written invoice therefor for all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including costs of settlement) (which shall be limited to the reasonable attorneys’ fees of (x) one primary counsel to the Agents, (y) one primary counsel to the Lenders, (z) special counsel to the Agents, the Lenders and the Issuing Banks in each appropriate jurisdiction or specialty (as reasonably determined by the Administrative Agent), and if the interests of any Lender, any Issuing Bank or any group of Lenders or Issuing Banks (other than all the Lenders and Issuing Banks) are distinctly or disproportionately affected, one additional counsel for each such Lender or group of Lenders), incurred by the Agents, such Lenders or such Issuing Banks in connection with any of the following: (i) in enforcing any Credit Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, any Credit Party, any of the Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Credit Document, any related agreement, any Cash Management Document or any Hedge Agreement or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above.

(c) Notwithstanding anything in this Section 10.2 to the contrary, funds received from or held by any Canadian Credit Party shall be applied only to the payment of the Canadian Obligations and shall not be applied to the payment of the US Obligations.

10.3 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent, each Issuing Bank and each Lender and the officers, partners, directors, trustees, employees, advisors, agents, sub-agents and Affiliates of each Agent, each Issuing Bank and each Lender (any such person a “Related Party” and each Agent, Issuing Bank Lender and Related Party, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent a court of competent jurisdiction determines in a final, non-appealable judgment that such Indemnified Liabilities have been incurred by reason of the gross negligence, willful misconduct, bad faith or material breach of this Agreement by such Indemnitee or its officers, partners, directors, trustees, agents, sub-agents or Affiliates. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Notwithstanding the foregoing, this Section 10.3(a) shall not apply with respect to Taxes other than any Taxes that represent losses, liabilities, claims and damages arising from any non-Tax claim.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Issuing Bank and each Agent, and each of their respective Affiliates, directors, employees, attorneys, advisors, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings) (as opposed to direct or actual damages), whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement, arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of Holdings, the US Borrower, the Canadian Borrower and each other Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c) If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Credit Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Credit Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the Spot Rate for the purchase of the Judgment Currency with such other currency through the Administrative Agent’s principal foreign exchange trading office for the other currency during such office’s preceding Business Day. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Administrative Agent of the amount due, the applicable Credit Party will, on the date of receipt by the Administrative Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Administrative Agent on such date is the amount in the Judgment Currency which when converted at the Spot Rate on the date of receipt by the Administrative Agent is the amount then due under this Agreement or such other Credit Document in the Currency Due. If the amount of the Currency Due which the Administrative Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Credit Party shall indemnify and save the Administrative Agent and the Lenders harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Credit Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Administrative Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Credit Document or under any judgment or order.

(d) Each Credit Party agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 10.3) or any other Credit Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Credit Document.

(e) IN NO EVENT SHALL ANY AGENT PARTY HAVE ANY LIABILITY TO ANY CREDIT PARTY, LENDER, ISSUING BANK OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY OR ANY AGENT PARTY’S TRANSMISSION OF

APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(f) Notwithstanding anything in this Section 10.3 to the contrary, funds received from or held by any Canadian Credit Party shall be applied only to the payment of the Canadian Obligations and shall not be applied to the payment of the US Obligations.

10.4 Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, subject to the Intercreditor Agreement, upon the occurrence and during the continuance of any Event of Default each Lender, each Issuing Bank and each Agent is hereby authorized by each Credit Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender, Issuing Bank or Agent or any of their respective Affiliates to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Person hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Person shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 2.21(b)(i) (with respect to Defaulting Lenders), 2.23, 10.5(b), 10.5(c) and 10.5(d), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written consent of the Requisite Lenders and (except in the case of a waiver) the Borrowers; provided that the Administrative Agent may, with the consent of Holdings only, (i) amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency and (ii) amend any provision of any Collateral Document to better implement the intentions of this Agreement and the other Credit Documents, in each case, such amendments shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Requisite Lenders within five (5) Business Days following receipt of notice thereof.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note (except as permitted by Section 2.23(d));

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;

(iv) reduce or forgive the rate of interest on any Loan (other than a default waiver or change to a financial ratio, any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9 or any amendment to the definition of Excess Availability to the extent that it would impact the amount of the Applicable Margin) or any fee or any premium payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any Reimbursement Obligation;

(vii) amend Section 2.16 or this Section 10.5; or

(viii) consent to the assignment or transfer by any Borrower or any Guarantor which is a Subsidiary of Holdings of any of its rights and obligations under any Credit Document (other than as expressly permitted by Section 6.8(a)).

(c) Without the written consent of all Lenders (other than a Defaulting Lender), no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) increase any of the percentages set forth in the applicable definition of “Borrowing Base” above the percentages stated in such definition;

(ii) release all or substantially all of the Collateral or Holdings or any other Guarantor (other than any Guarantor Subsidiary that constitutes an Immaterial Subsidiary) from the Guaranty except as expressly provided in the Credit Documents;

(iii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders (subject to the other clauses of this Section 10.5(b)), additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iv) amend Section 2.15(h); or

(v) amend Section 4.1 of the Intercreditor Agreement.

(d) Without the written consent of the Lenders (other than a Defaulting Lender) holding

66.7% of the outstanding Revolving Commitments and/or Revolving Credit Exposure, no amendment, modification, termination, or consent shall be effective if the effect thereof would amend any provision in the definitions of “US Borrowing Base” or “Canadian Borrowing Base” or any of the defined terms used within such definitions to add new classes of eligible assets.

(e) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender in addition to the consent of each Borrower, the Requisite Lenders (except as set forth in Section 2.23) and the Administrative Agent; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of each US Borrower and each Swing Line Lender in addition to the consent of the Requisite Lenders, the Requisite Lenders and the Administrative Agent;

(iii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3 without the written consent of the each Borrower, the Administrative Agent, the Requisite Lenders and each Issuing Bank;

(iv) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of each Borrower and such Agent in addition to the consent of Requisite Lenders and the Administrative Agent; or

(v) except as set forth in Section 9.8(e), subordinate any Lien in favor of the Collateral Agent or Lenders or subordinate payment of any Obligations, except as may be set forth in the Intercreditor Agreement, without the written consent of each Lender.

(f) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6 Successors and Assigns; Participations.

(a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender other than as otherwise expressly permitted by Section 6.8(a) or pursuant to Section 10.5(b) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.6(c), (ii) by way of participation in accordance with the provisions of Section 10.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection ([d]) of this Section 10.6 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Principal Office a copy of each Assignment Agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Loans and Letter of Credit Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice

(c) Right to Assign. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans (including for purposes of this Section 10.6(c), participations in Letter of Credit Obligations and in Swing Line Loans) at the time owing to it); provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Revolving Loan and any related Revolving Commitments; provided, further, that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (c)(i)(B) of this Section 10.6 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (c)(i)(A) of this Section 10.6, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default under Sections 8.1(a), (f) or (g) has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Revolving Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (c)(i)(B) of this Section 10.6 and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Sections 8.1(a), (f) or (g) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate or branch of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the Issuing Banks and the Swing Line Lender shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to a Borrower or any of a Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(vii) Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this

Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender, a Borrower or any of a Borrower’s Affiliates or Subsidiaries and a Disqualified Lender to the extent that the list of Disqualified Lenders has been made available to all Lenders) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the Issuing Banks shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates or amendments to the definition of Excess Availability that would impact the amount of the Applicable Margin) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Revolving Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower or any Guarantor which is a Subsidiary of Holdings of any of its rights and obligations under this Agreement (except as expressly permitted pursuant to Section 6.8(a)) or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Participant is participating. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.17(d), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 2.19(c) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.22 as if it were an assignee under paragraph (c) of this Section and (B) shall not be entitled to receive any greater payment under Sections 2.18 or 2.19, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been enti-

tled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.22 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Other Assignments. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Resignation as Issuing Bank or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Issuing Bank or Swing Line Lender assigns all of its Revolving Commitment and Loans pursuant to Section 10.6(c), such Lender may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as Issuing Bank or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect such resignation. If any Lender resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Loans or fund risk participations pursuant to Section 2.3(h)). If a Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.2(f). Upon the appointment of a successor Issuing Bank and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable Lender to effectively assume the obligations of such Lender with respect to such Letters of Credit.

(g) Disqualified Lenders. (i) No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment as otherwise contemplated by this Section 10.6, in which case such Person will not be considered a Disqualified Lender for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrowers of an Assignment Agreement with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment is made to any Disqualified Lender without the Borrowers’ prior consent in violation of clause (i) above, the Borrowers may, at their sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of the Borrowers owing to such Disqualified Lender in connection with such Revolving Commitment and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.6), all of its interest, rights and obligations under this Agreement and related Credit Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Credit Documents; provided that (i) the Borrowers shall have paid to the Administrative Agent the assignment fee (if any) specified in 10.6(c) and (ii) such assignment does not conflict with applicable Laws.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization, arrangement, proposal or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(d), 2.18, 2.19, 10.2 and 10.3 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the payment of any Reimbursement Obligations, and the termination hereof.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender or any Issuing Bank in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent, each Lender and each Issuing Bank hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Cash Management Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender nor any other Secured Party shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to any Agent, any Lender or any Issuing Bank (or to the Administrative Agent, on behalf of any such Person) pursuant to the terms of any of the Credit Documents or otherwise related to the Obligations, or any Agent, Lender or Issuing Bank enforces any security interests or exercises their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15 CONSENT TO JURISDICTION; SERVICE OF PROCESS. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT IN RESPECT OF RIGHTS UNDER ANY SECURITY AGREEMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN

THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWERS RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each Agent and each Lender shall hold all non-public information regarding Holdings and its Subsidiaries, and their respective businesses and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, each Agent and each Lender may make (i) disclosures of such information to Affiliates of such Lender or Agent and to their respective agents, trustees and advisors on a confidential basis (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant, in each case other than to a Disqualified Lender (to the extent that the list of Disqualified Lenders has been made available to all Lenders), in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any pledgee referred to in Section 10.6(e) or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrowers and their obligations (provided, such assignees, transferees, participants, pledgees, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.17 or other provisions at least as restrictive as this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosures to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (v) disclosures to any other party hereto, (vi) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vii) disclosures with the consent of the Borrowers, (viii) disclosures to the extent such information becomes publicly available other than as a result of a breach of this Section 10.17 and (ix) disclosures required or requested by any governmental agency or regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify the Borrowers of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents and the Lenders in connection with the administration of this Agreement and management of this Agreement, the other Credit Documents, the Revolving Commitments and the Credit Extensions.

10.18 Entire Agreement. This Agreement, together with all of the other Credit Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Credit Document (other than the Intercreditor Agreement), the terms of this Agreement shall govern. This Agreement and each other Credit Document are subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement or any other Credit Document, the terms of Intercreditor Agreement shall govern.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the US Borrower and Administrative Agent.

10.20 Patriot Act; Canadian Anti-Money Laundering Legislation. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the PATRIOT Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the PATRIOT Act.

If the Administrative Agent has ascertained the identity of any Canadian Credit Party or any authorized signatories of any Canadian Credit Party for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada (the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other anti-terrorism laws, applicable policies, regulations, laws or rules in Canada (collectively, including any guidelines or orders thereunder, “Canadian AML Legislation”), then the Administrative Agent:

(a) shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable Canadian AML Legislation; and

(b) shall provide to the Lenders, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Canadian Credit Parties or any authorized signatories of the Canadian Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Credit Party or any such authorized signatory in doing so.

10.21 Electronic Execution of Assignments. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment Agreements, amendments or other Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.22 Canadian Obligations. Notwithstanding anything in any Credit Document to the contrary, the parties hereto acknowledge that (a) the Canadian Credit Parties are only obligated with respect to the Canadian Obligations and costs and expenses associated therewith and (b) any realization of Collateral under the Canadian Collateral Documents shall only be with respect to the Canadian Obligations (with the application of funds as set forth in Section 2.15(h) hereof (including the last sentence thereof). Notwithstanding anything in any Credit Document to the contrary, the parties hereto acknowledge that all amounts with respect to fees and expenses owing to the Administrative Agent or the Collateral Agent (in their capacities as Administrative Agent or Collateral Agent hereunder and not in their capacity as a Lender hereunder) for their own account (as opposed to for the account or benefit of any other Secured Party) are owed exclusively by the US Credit Parties and not the Canadian Credit Parties.

10.23 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of Credit Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Agents, the Lead Arrangers, and the Lenders are arm’s-length commercial transactions between the Credit Party and their respective Affiliates, on the one hand, and the Agents, the Lead Arrangers, the Issuing Banks and the Lenders, on the other hand, (B) Credit Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Agents, the Lead Arrangers, the Issuing Banks and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Agents, the Lead Arrangers, the Issuing Banks nor any Lender has any obligation to the Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Agents, the Lead Arrangers, the Issuing Banks, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Agents, the Lead Arrangers, the Issuing Banks nor any Lender has any obligation to disclose any of such interests to the Credit Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Credit Party hereby waives and releases any claims that it may have against the Agents, the Lead Arrangers, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.24 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments struments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.25 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Revolving Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that:

(i) none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Revolving Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Revolving Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arrangers or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Revolving Commitments or this Agreement.

The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Revolving Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Revolving Commitments for an amount less than the amount being paid for an interest in the Loans or the Revolving Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

[Signature Pages to Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their authorized signatories as of the date first above written.

WHEATLAND TUBE, LLC, as the US Borrower

By:	/s/ Michael P. McNamara, Jr.
Name: Michael P. McNamara, Jr.
Title: President and Secretary

6582125 CANADA INC., as the Canadian Borrower

By:	/s/ Michael P. McNamara, Jr.
Name: Michael P. McNamara, Jr.
Title: Vice President and Secretary

ZEKELMAN INDUSTRIES, INC., as Holdings and a Guarantor

By:	/s/ Michael P. McNamara, Jr.
Name: Michael P. McNamara, Jr.
Title: Executive Vice President and Secretary

ATLAS (USA) HOLDING INC. ATLAS TUBE (PLYMOUTH) INC. M.O.S. INC. JMC STEEL CAPITAL LLC ATLAS TUBE (ARKANSAS) INC., as Guarantors

By:	/s/ Michael P. McNamara, Jr.
Name: Michael P. McNamara, Jr.
Title: Vice President and Secretary

ATLAS TUBE (CHICAGO), LLC ZEKELMAN HOLDING, INC. WESTERN TUBE & CONDUIT CORPORATION ATLAS TUBE (ALABAMA), INC., as Guarantors

By:	/s/ Michael P. McNamara, Jr.
Name: Michael P. McNamara, Jr.
Title: President and Secretary

[Signature Page to Revolving Credit and Guaranty Agreement]

ATLAS TUBE CANADA ULC, as a Guarantor

By:	/s/ Michael P. McNamara, Jr.
Name: Michael P. McNamara, Jr.
Title: Vice President and Secretary

ATLAS ABC CANADA ULC, as a Guarantor

By:	/s/ Michael P. McNamara, Jr.
Name: Michael P. McNamara, Jr.
Title: Vice President and Secretary

[Signature Page to Revolving Credit and Guaranty Agreement]

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, US Issuing Bank, US Swing Line Lender and Lender

By:	/s/ Andrew Finemore
Name: Andrew Finemore
Title: Assistant Vice President

BANK OF AMERICA, N.A., (acting through its Canada branch) as Canadian Issuing Bank, Canadian Swing Line Lender and Lender

By:
Name:
Title:

[Signature Page to Revolving Credit and Guaranty Agreement]

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, US Issuing Bank, US Swing Line Lender and Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., (acting through its Canada branch) as Canadian Issuing Bank, Canadian Swing Line Lender and Lender

By:	/s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

[Signature Page to Revolving Credit and Guaranty Agreement]

BANK OF MONTREAL CHICAGO BRANCH, as a US Issuing Bank and a Lender

By:	/s/ Quinn Heiden
Name: Quinn Heiden
Title: Director

Signature Page to Revolving Credit and Guaranty Agreement

BANK OF MONTREAL, as a Canadian Issuing Bank and a Lender

By:	/s/ Helen Alvarez-Hernandez
Name: Helen Alvarez-Hernandez
Title: Managing Director

BANK OF MONTREAL
Corporate Finance Division
Cross-Border Banking
First Canadian Place - 100 King St. W, 18th FI
Toronto, Ontario M5X 1A1
CANADA

Signature Page to Revolving Credit and Guaranty Agreement

PNC BANK, NATIONAL ASSOCIATION, as as US Issuing Bank and a Lender

By:	/s/ Michael Byme
Name: Michael Byme
Title: Assistant Vice President

Signature Page to Revolving Credit and Guaranty Agreement

PNC BANK, CANADA BRANCH, as as a Canadian Issuing Bank and a Lender

By:	/s/ Wendy Whitcher
Name: Wendy Whitcher
Title: Vice-President

Signature Page to Revolving Credit and Guaranty Agreement

U.S. Bank National Association, as a Lender

By:	/s/ Rod Swenson
Name: Rod Swenson
Title: Vice President

U.S. Bank National Association, acting through its Canada Branch, as a Lender

By:	/s/ Rod Swenson
Name: Rod Swenson
Title: Vice President

Signature Page to Revolving Credit and Guaranty Agreement

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

Signature Page to Revolving Credit and Guaranty Agreement

Appendix A

Revolving Commitments.

Institution	Total Commitment
Bank of America, N.A and Bank of America, N.A., Canada Branch	$150,000,000.00
Bank of Montreal and Bank of Montreal Chicago Branch	$75,000,000.00
PNC Bank, National Association and PNC Bank Canada Branch	$75,000,000.00
U.S. Bank National Association and U.S. Bank National Association, Canada Branch	$50,000,000.00
Goldman Sachs Bank USA	$50,000,000.00

Total:	$400,000,000.00

Appendix B

Notice Addresses

Party	Address
Administrative Agent and Collateral Agent

Bank of America, N.A.

135 South La Salle Street

Chicago, IL 60603

Attn:

Phone:

Fax:

Email:

Attn:

Phone:

Fax:

Email:

With a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

Attention:

Telephone:

Swing Line Lender	Bank of America, N.A. Southeast Operations; Credit Services 900 West Trade Street Charlotte, NC 28255 Attn: Phone: Fax: Email:

Credit Parties

Wheatland Tube, LLC

6582125 Canada Inc.

Zekelman Industries, Inc.

c/o Zekelman Industries, Inc.

Mickey McNamara

Executive Vice President

227 W. Monroe Street, Suite 2600

Chicago, IL 60606

With a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

555 11th Street, NW, Suite 1000

Washington, DC 20004

Attention: Telecopier:

Schedule 1.1A

Immaterial Subsidiaries

1.	Z – Modular, LLC
2.	JMC Steel Holdings Corp.
3.	Zekelman Maritime, Inc.
4.	Vectorbloc Corp.
5.	Atlas Tube and Metal Sales Inc.

Schedule 1.1B

Unrestricted Subsidiaries

Lakeside Steel Alabama Inc.

Lakeside Steel Holding USA Inc.

Lakeside Steel Texas Inc.

Lakeside Steel USA Inc.

Schedule 4.7(b)

Locations of Material Tangible Personal Property

1.	400 North Steel Road Columbus, MS 39701, Atlas Tube (Alabama), Inc.
2.	4500 Parkway Drive, Brookfield, OH 44403, Wheatland Tube, LLC

Schedule 4.10(c)(ii)

Unfunded Pension Liabilities

Employees’ Pension Plan for Sharon Tube Company	($31,056,891)
John Maneely Company Pension Plan	($49,304,981)
Sharon Tube SERP	($1,268,791)
John Maneely SERP	($2,044,976)

Schedule 4.10(e)

Canadian Pension Plans

1. Atlas Tube Canada ULC: Lakeside Steel Corporation Bargaining Unit Pension Plan for Members of the National Automobile, Aerospace, Transportation and General Workers’ Union of Canada (CAW-Canada)—CAD 2,693,077

2. Atlas Tube Canada ULC: Lakeside Steel Corporation Retirement Plan for Salaried Members – CAD 225,830

Schedule 4.11

Subsidiaries; Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
1. Wheatland Tube, LLC	Zekelman Industries, Inc.	1	Limited liability company interests	100%

2. Atlas (USA) Holding Inc.	Wheatland Tube, LLC	6	3,410 common shares	100%

3. Atlas Tube (Plymouth) Inc.	Atlas (USA) Holding Inc.	3	100 common shares	100%

4. Atlas Tube (Chicago), LLC	Atlas (USA) Holding Inc.	1	Limited liability company interests	100%

5. M.O.S. Inc.	Atlas (USA) Holding Inc.	1	1,000 common shares	100%

6. Zekelman Holding, Inc.	Zekelman Industries, Inc.	1	1,000	100%

7. Western Tube & Conduit Corporation	Zekelman Holding, Inc.	36	4,250,000	100%

8. Atlas Tube (Alabama), Inc.	Zekelman Holding, Inc.	1	1,000	100%

9. Z-Modular, LLC	Zekelman Holding, Inc.	N/A	Limited liability company interests	0%

10. JMC Steel Capital LLC***	Zekelman Industries, Inc.	N/A	Limited liability company interests	65%

11. 6582125 Canada Inc.	JMC Steel Capital LLC	C-3 C-7	191,431 103,077	100%*

12. Atlas Tube Canada ULC	6582125 Canada Inc.	C-1	534,784,981 common shares	100%*

13. Atlas ABC Canada ULC	Atlas Tube Canada ULC	C-1 P-1	2.391 common shares 128,975 preferred shares	100%*

14. Atlas Tube and Metal Sales Inc.	Atlas Tube Canada ULC	C-1	200 common shares	0%**

15. Vectorbloc Corp.	Atlas Tube Canada ULC	2 A-2	1 common 900,000 Class A preferred shares	0%**

16. Zekelman Maritime, Inc.	Zekelman Holding, Inc.	1	500	0%**

17. Atlas Tube (Arkansas) Inc	Atlas (USA) Holding Inc.	3	1,000	100%

18. JMC Steel Holdings Corp.	6582125 Canada Inc.	C-1	1	0%**

*	Pledged only for purposes of Canadian obligations.
**	Immaterial Subsidiary.
***	As of the Closing Date, JMC Steel Capital LLC is solely a Guarantor of the Canadian Obligations.

Schedule 4.15

IP Rights

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION
Wheatland Tube, LLC (f/k/a John Maneely Company)	6,797,877 B1	Electrical Metallic Tube, Coupling, and Connector Apparatus and Method

Wheatland Tube, LLC (f/k/a John Maneely Company)	6,903,267 B2	Electrical Metallic Tube, Coupling, and Connector Apparatus and Method

Wheatland Tube, LLC (f/k/a John Maneely Company)	6,277,443 B1	Low Lead or No Lead Batch Galvanization Process

Wheatland Tube, LLC (f/k/a John Maneely Company)	7,005,581B2	Electrical Metallic Tube, Coupling, and Connector Apparatus and Method

Wheatland Tube, LLC (f/k/a John Maneely Company)	7,005,574 B2	Electrical Metallic Tube, Coupling, and Connector Apparatus and Method

Western Tube & Conduit Corporation	7381020	Method for loading tube bundles on railcars and tube packs for railcars

Western Tube & Conduit Corporation	7381021	Method for loading tube bundles on railcars

Western Tube & Conduit Corporation	7441435	Apparatus and method for automatic swaging of tubes

Western Tube & Conduit Corporation	7458755	Method for loading tube bundles on railcars and tube packs for railcars

Western Tube & Conduit Corporation	7458756	Method for loading tube bundles on railcars and tube packs for railcars

Western Tube & Conduit Corporation	7540124	Apparatus and method for stretch wrapping a plurality of tubes

Western Tube & Conduit Corporation	7905693	Spacer using spacing bags and method for loading tube packs on railcars

Applications

OWNER	APPLICATION NUMBER	DESCRIPTION
Zekelman Industries, Inc. (f/k/a JMC Steel Group Inc.)	14/141,090 – Filed 12/26/2013	Swivel coupling

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY	DESCRIPTION
Wheatland Tube, LLC (f/k/a John Maneely Company)	2,574,526	CANADA	Electrical Metallic Tube Coupling and Connector Apparatus and Method

Wheatland Tube, LLC (f/k/a John Maneely Company)	2,428,898	CANADA	Electrical Metallic Tube Coupling and Connector Apparatus and Method

Western Tube & Conduit Corporation	201877	MEXICO	Acceleration of cure of a coating on a substrate by using carrier solvent in sufficient quantity to form an immiscible phase

Applications:

None.

UNITED STATES FEDERAL TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK
Wheatland Tube, LLC (f/k/a John Maneely Company)	3,776,022	ECO-POLE

Wheatland Tube, LLC (f/k/a John Maneely Company)	1,942,088	DESIGN (Metal Pipes)

Wheatland Tube, LLC	3,980,972	JOHN MANEELY COMPANY CIRCLES LOGO

Wheatland Tube, LLC	3,970,554	Atlas Squares Logo

Wheatland Tube, LLC	3,980,955	WHEATLAND

Wheatland Tube, LLC	3,980,974	WHEATLAND TUBE and Sheaf Design

Wheatland Tube, LLC (f/k/a John Maneely Company)	2,367,334	Tube Design

Zekelman Industries, Inc.	4,363,732	FASTRAK

Western Tube & Conduit Corporation	3721976	WTC

Western Tube & Conduit Corporation	2881074	GAL-Z

Wheatland Tube, LLC	3725249	PICOMA

Zekelman Industries, Inc.	5394405	THE ONLY WAY TO BUILD

Zekelman Industries, Inc.	5394406	Z MODULAR

Western Tube & Conduit Corporation	4349398	DESIGNER SERIES COLOR EMT

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK
Zekelman Industries, Inc.	87841916	AMERICAN METAL

Zekelman Industries, Inc.	87842441	MAKE IT EZ

U.S. STATE TRADE NAME REGISTRATIONS

OWNER	REGISTRATION NUMBER	STATE	TRADE NAME
Wheatland Tube, LLC	1918801	Ohio	Picoma

Wheatland Tube, LLC	1918800	Ohio	Picoma Industries

Wheatland Tube, LLC (f/k/a John Maneely Company)	2330000	Ohio	ENERGEX

Wheatland Tube, LLC (f/k/a John Maneely Company)	2330021	Ohio	ENERGEX TUBE

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/S TATE	TRADEMARK
Atlas Tube (Chicago), LLC (f/k/a Atlas ABC Corporation)	Registered TMA475954	Canada	KLEENKOTE

Atlas Tube Canada ULC	Registered TMA497271	Canada	ATLAS TUBE

Atlas Tube (Chicago), LLC (f/k/a Atlas ABC Corporation)	Registered TMA 712712	Canada	REDKOTE Design

Atlas Tube (Chicago), LLC (f/k/a Atlas ABC Corporation)	Registered TMA490152	Canada	Welded Tube Co. of America

Atlas Tube (Chicago), LLC (f/k/a Atlas ABC Corporation)	Registered TMA 484249	Canada	WTC & Design

Wheatland Tube, LLC	Registered TMA 721710	CANADA	MIC SHIELD

Wheatland Tube, LLC	TMA831588	CANADA	ECO-POLE

Atlas Tube Canada ULC	Registered TMA740367	CANADA	LAKESIDE STEEL & Design

Atlas Tube Canada ULC	Registered TMA675201	CANADA	Lakeside Steel Corporation & Design

Atlas Tube Canada ULC	Registered TMA675402	CANADA	LAKESIDE STEEL

Western Tube & Conduit Corporation	Registered TMA797144	CANADA	WTC & Design

Applications:

None.

UNITED STATES COPYRIGHTS

Registrations:

OWNER	COPYRIGHT	REGISTRATION NO./REGISTRATION DATE
Wheatland Tube, LLC (f/k/a John Maneely Company)	Fence Post Wind Load Calculators [i.e., “Fence post wind load calculators.” & “Fence post wind load calculators (on website)”]	TX0006522582 2006-12-26

Wheatland Tube, LLC (f/k/a John Maneely Company)	Customer order processing software modules.	TXu001072175 2003-02-28

Wheatland Tube, LLC (f/k/a John Maneely Company)	Inventory status and control software modules.	TXu001067298 2003-03-14

Wheatland Tube, LLC (f/k/a John Maneely Company)	Purchasing software modules.	TXu001065670 2003-03-04

Unregistered:

OWNER	COPYRIGHT	REGISTRATION NO.
Wheatland Tube, LLC	EMT calculator [i.e., “EMT calculator (on website)”]

Wheatland Tube, LLC	GL (galvanized lightwall) Sprinkler.

Wheatland Tube, LLC	Mega flow : sprinkler.

Wheatland Tube, LLC	Mega thread : sprinkler.

Wheatland Tube, LLC	MICSHIELD : sprinkler.

Wheatland Tube, LLC	MLT (black lightwall sprinkler product) Sprinkler.

Wheatland Tube, LLC	Sierra coat : galvanized mechanical tubing.

Wheatland Tube, LLC	Thunder coat : galvanized mechanical tubing.

Wheatland Tube, LLC	WLS (Wheatland lightweight sprinkler) Sprinkler.

Wheatland Tube, LLC	WST (Wheatland super tube) Sprinkler.

Wheatland Tube, LLC	WT-15 : fence.

Wheatland Tube, LLC	WT-20 : fence.

Wheatland Tube, LLC	WT-30 : fence.

Wheatland Tube, LLC	WT-40 : fence

OTHER COPYRIGHTS

None.

Schedule 4.18

Labor Matters

Collective Bargaining Agreements

Credit Party	Location	Union	Length of Agreement	Begin Date	Termination Date	Barg. Member Count
Wheatland Tube, LLC	Mill/Church St.	United Steel Workers	3 yrs	10/1/2015	10/1/2018	91
Wheatland Tube, LLC	Niles	United Steel Workers	5 yrs	4/1/2016	3/31/2021	35
Wheatland Tube, LLC	Council—Technical	United Steel Workers	5 yrs	10/1/2016	9/30/2021	7
Wheatland Tube, LLC	Council Ave	United Steel Workers	5 yrs	10/1/2016	9/30/2021	281
Atlas Tube (Chicago), LLC	Atlas Chicago	Teamsters	4 yrs	2/9/2018	2/9/2023	174
Wheatland Tube, LLC	WTC Chicago	International Association of Sheet Metal, Air, Rail and Transportation Workers	5 yrs	7/1/2014	6/30/2019	230
Wheatland Tube, LLC	Warren	United Steel Workers	5 yrs	10/1/2014	10/1/2019	135

Multiemployer Plans

None.

Schedule 4.19

Filing Offices

Type of Filing	Entity	Applicable Collateral Document (Security Agreement or Other)	Jurisdictions
UCC-1	Atlas (USA) Holding Inc.	Security Agreement	Delaware

UCC-1	Atlas Tube (Plymouth) Inc.	Security Agreement	Michigan

UCC-1	Zekelman Industries, Inc.	Security Agreement	Delaware

UCC-1	Wheatland Tube, LLC	Security Agreement	Pennsylvania

UCC-1	M.O.S. Inc.	Security Agreement	Delaware

UCC-1	JMC Steel Capital LLC	Security Agreement	Delaware

UCC-1	Atlas Tube (Chicago), LLC	Security Agreement	Delaware

UCC-1	Zekelman Holding, Inc.	Security Agreement	Delaware

UCC-1	Western Tube & Conduit Corporation	Security Agreement	California

UCC-1	Atlas Tube (Alabama), Inc.	Security Agreement	Delaware

UCC-1	Atlas Tube (Arkansas) Inc.	Security Agreement	Delaware

UCC-1	Atlas Tube Canada ULC	Security Agreement	Washington, DC

PPSA	Wheatland Tube, LLC	Security Agreement	Ontario

PPSA	6582125 Canada Inc.	Security Agreement	Ontario

PPSA	Atlas ABC Canada ULC	Security Agreement	Alberta Ontario Manitoba

PPSA	Atlas Tube Canada ULC	Security Agreement	Alberta Ontario

IP Filings	See Schedules 11(a) and (b) of the Perfection Certificate	Security Agreement	US Patent & Trademark Office

Schedule 6.1(h)

Existing Indebtedness

Promissory Notes:

3/30/2012	6582125 Canada Inc. payable to Zekelman Industries, Inc.	CAD 90,221,722
3/11/2011	Wheatland Tube, LLC loan payable to Zekelman Industries, Inc.	USD 900,000,000
7/6/2015
and
7/20/2015	6582125 Canada Inc. payable to Zekelman Industries, Inc.	CAD 120,000,000
2/9/2017	Loan between Zekelman Industries and 6582125 Canada Inc; and 6582125 Canada Inc and Atlas Tube Canada ULC; 2017 Hybrid Loan	CAD 50,000,000

Letters of Credit:

Alias	Pricing Option	Status	Facility/Borrower	Current Amount	CCY	Effective Date	Actual Expiry
S-868090	Standby Letter of Credit	Active	US REVOLVING COMMITMENT ABL / WHEATLAND TUBE, LLC	336,116.92	USD	16-Jun-2015	16-Jun-2019
S-964528	Standby Letter of Credit	Active	US REVOLVING COMMITMENT ABL / WHEATLAND TUBE, LLC	5,850,000.00	USD	12-Jul-2016	01-Jul-2019
S-970894	Standby Letter of Credit	Active	US REVOLVING COMMITMENT ABL / WHEATLAND TUBE, LLC	3,635,000.00	USD	14-Jul-2016	01-Jul-2019

1.

(a) The interest bearing debt in the principal amount of CDN$90,221,722.38 owing by 6582125 Canada Inc. to Zekelman Industries, Inc. pursuant to a note payable agreement, and (b) in connection with each periodic interest payment on such debt: (i) the contribution of capital by Zekelman Industries, Inc. to JMC Steel Capital LLC in an amount approximately equal to such interest payment, (ii) the subscription by JMC Steel Capital LLC for common shares of 6582125 Canada Inc. for a subscription price approximately equal in amount to such interest payment, and the issue of such common shares to JMC Steel Capital LLC; (iii) the payment of such interest payment by 6582125 Canada Inc. to Zekelman Industries, Inc. (f/k/a JMC Steel Group, Inc.) with the proceeds of such subscription; and (iv) promptly thereafter, the consolidation of the common shares of 6582125 Canada Inc. into the number of common shares outstanding immediately prior to such subscription and issuance, pursuant to an amendment of the articles of 6582125 Canada Inc. (the “Lakeside Forward Subscription Arrangement”).

2.

(a) The interest bearing debt in the principal amount of CDN$120,000,000.00 owing by 6582125 Canada Inc. to Zekelman Industries, Inc. pursuant to a note payable agreement, and (b) in connection with each periodic interest payment on such debt: (i) the contribution of capital by Zekelman Industries, Inc. to JMC Steel Capital LLC in an amount approximately equal to such interest payment, (ii) the subscription by JMC Steel Capital LLC for common shares of 6582125 Canada Inc. for a subscription price approximately equal in amount to such interest payment, and the issue of such common shares to JMC Steel Capital LLC; (iii) the payment of such interest payment by 6582125

Canada Inc. to Zekelman Industries, Inc. (f/k/a JMC Steel Group, Inc.) with the proceeds of such subscription; and (iv) promptly thereafter, the consolidation of the common shares of 6582125 Canada Inc. into the number of common shares outstanding immediately prior to such subscription and issuance, pursuant to an amendment of the articles of 6582125 Canada Inc. (the “2015 Forward Subscription Arrangement”).

Schedule 6.2(l)

Existing Liens

•	Writ of execution registered in Ontario against Atlas Tube Canada ULC, which has been paid and should be discharged soon.

	Debtor	Secured Party	File Number	Filing Date	Jurisdiction	Collateral
1	Atlas Tube (Arkansas) Inc. 5039 North Country Road Blytheville, AR 72315	NMHG Financial Services, Inc. PO Box 35701 Billings, MT 59107-570	Original 2013 3920692	Original 10/7/2013	DE SOS	Leased equipment

2	Atlas Tube (Arkansas) Inc. 5039 North Country Road Blytheville, AR 72315	Komatsu Financial Limited Partnership 1701 W Golf Rd. Ste. 1-300 Rolling Meadows, IL 60008	Original 2014 0178269	Original 1/14/2014	DE SOS	Leased equipment

3	Atlas Tube (Plymouth) Inc. 13101 Eckles Road Plymouth, MI 48170	Samuel, Son & Co. (USA) Inc. 1401 Davey Road, Suite 300 Woodridge, IL 60517	Original 2011068867-1	Original 5/12/2011	MI DOS	Leased equipment

			Continuation 2016056637-0	Continuation 4/26/2006

			Continuation 2016056640-7	Continuation 4/26/2006

			Amendment 20180103000916 -1	Amendment 1/3/2018

	Debtor	Secured Party	File Number	Filing Date	Jurisdiction	Collateral
4	Atlas Tube (Plymouth) Inc. 13101 Eckles Road Plymouth, MI 48170	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	Original 2014019500-2	Original 2/7/2014	MI DOS	Leased equipment

5	Atlas Tube (Plymouth) Inc. 13101 Eckles Road Plymouth, MI 48170	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	Original 2014019662-4	Original 2/7/2014	MI DOS	Leased equipment

6	Atlas Tube (Plymouth) Inc. 13101 Eckles Road Plymouth, MI 48170	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	Original 2014022863-5	Original 2/14/2014	MI DOS	Leased equipment

7	Atlas Tube (Plymouth) Inc. 13101 Eckles Road Plymouth, MI 48170	Wells Fargo Bank, N.A. 300 Tri-State International Ste 400 Lincolnshire, IL 60069	Original 2014068781-5	Original 5/14/2014	MI DOS	Leased equipment

8	John Maneely Company 4435 South Western Blvd. Chicago, IL 60609	Samuel, Son & Co. (USA) Inc. 1401 Davey Road, Suite 300 Woodridge, IL 60517	Original 2011111505807	Original 11/14/2011	PA Secretary of the Commonwealth	Leased equipment

			Continuation 2016101902003	Continuation 10/19/2016

			Amendment 2018010400196	Amendment 1/3/2018

9	John Maneely Company 700 South Dock St Sharon, PA 16146	ComDoc 800 Walnut Street MAC N0005-044 Des Moines, IA 50309	Original 2013072405964	Original 7/23/2013	PA Secretary of the Commonwealth	Leased equipment

			Amendment 2014030407667	Amendment 3/04/2014

	Debtor	Secured Party	File Number	Filing Date	Jurisdiction	Collateral
10	Wheatland Tube, LLC 700 South Dock St Sharon, PA 16146	HYG Financial Services, Inc. PO Box 35701 Billings, MT 59107	Original 2013082806207	Original 8/28/2013	PA Secretary of the Commonwealth	Leased equipment

			Amendment 2018041800858	Amendment 4/18/2018

			Amendment 2018050200883	Amendment 5/02/2018

11	John Maneely Company 4435 S Western Blvd Chicago, IL 60609	Rich USA, Inc. 800 Walnut Street N0005-044 Des Moines, IA 50309	Original 2014092406126	Original 9/24/2014	PA Secretary of the Commonwealth	Leased equipment

12	John Maneely Company 20 Church St Wheatland, PA 16161 And Sharon Tube Company 20 Church St Wheatland, PA 16161	Trumbull Industries, Inc. 400 Dietz Rd. Warren, OH 44482	Original 2015101401006	Original 9/29/2015	PA Secretary of the Commonwealth	Leased equipment

13	Wheatland Tube, LLC 700 South Dock St Sharon, PA 16146	ComDoc 800 Walnut Street MAC N0005-044 Des Moines, IA 50309	Original 2016092901480	Original 9/29/2016	PA Secretary of the Commonwealth	Leased equipment

14	Zekelman Industries, Inc. 700 South Dock Street Sharon, PA 16146	ComDoc 800 Walnut Street MAC N0005-044 Des Moines, IA 50309	Original 2018 0105300	Original 1/05/2018	DE SOS	Leased equipment

	Debtor	Secured Party	File Number	Filing Date	Jurisdiction	Collateral
15	Western Tube & Conduit Corporation 2001 E Dominguez Street PO Box 2720 Long Beach 90801-2720	NMHG Financial Services, Inc. PO Bo 35701 Billings, MT 59107-5701	Original 04-1004400639	Original 9/10/2004	CA SOS	Leased equipment

			Continuation 09-71936690	Continuation 4/15/2009

			Amendment 13-73647934	Amendment 6/12/2013

			Amendment 1373651314	Amendment 6/12/2013

			Continuation 14-74073642	Continuation 4/11/2014

16	Western Tube & Conduit Corporation 2001 East Dominguez Street Carson, CA 90810	Samuel, Son & Co. (USA) Inc. 1401 Davey Road- Suite 300 Woodbridge, IL 60517	Original 11-7268044962	Original 4/26/2011	CA SOS	Leased equipment

			Amendment 16-75199001	Amendment 4/14/2016

			Amendment 16-75199003	Amendment 4/14/2016

			Continuation 16-75203152	Continuation 4/18/2016

			Amendment 1876257038	Amendment 1/02/2018

	Debtor	Secured Party	File Number	Filing Date	Jurisdiction	Collateral
17	Western Tube & Conduit Corporation 2001 East Dominguez Street Long Beach, CA 908102720	IBM Credit LLC 1 North Castle Drive Armonk, NY 10504	Original 14-7414838171	Original 6/06/2014	CA SOS	Leased equipment

18	Western Tube & Conduit Corporation 2001 East Dominguez Street Long Beach, CA 90810	IBM Credit LLC One North Castle Drive Armonk, NY 10504	Original 16-7508263775	Original 2/09/2016	CA SOS	Leased equipment

19	ATLAS TUBE CANADA ULC	CROPAC EQUIPMENT INC.	727883919 PPSA		Ontario	Equipment Motor Vehicle Included

20	ATLAS TUBE CANADA ULC	GM FINANCIAL CANADA LEASING LTD.	725241267 PPSA		Ontario	Consumer Goods Equipment Other Motor Vehicle Included

Schedule 6.6(b)

Existing Investments

1.	See schedule 4.11.

2.	See schedule 6.1(h).

3.	Four unrestricted subsidiaries listed below including all assets currently owned by such entity

a.	Lakeside Steel Holding USA Inc.

b.	Lakeside Steel Alabama Inc.

c.	Lakeside Steel Texas Inc.

d.	Lakeside Steel USA Inc.

4.	Connexio Building Systems Inc. – 50% joint venture

EXHIBIT A-1

[FORM OF] FUNDING NOTICE

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent.

Pursuant to Section 2.1 of the ABL Credit Agreement, the [US] [Canadian] Borrower desires that Lenders make the following [US] [Canadian] Revolving Loans to such Borrower in accordance with the applicable terms and conditions of the ABL Credit Agreement on ____________ __, 20__ (the “Credit Date”) and sets forth below the information required by Section 2.1 of the ABL Credit Agreement:

The aggregate amount of the proposed Borrowing is [Cdn]$ ______, which consists of [[Base Rate Loans][Eurodollar Rate Loans having an initial Interest Period of [one] [two] [three] [six] month[s]]1[Canadian Prime Loans][Canadian Base Rate Loans][B/A Equivalent Loans having an initial Contract Period of [one] [two] [three] [six] month[s]]]. 2

The [US] [Canadian] Borrower hereby certifies that the following statements shall be true on the Credit Date after giving effect to the proposed Borrowing and to the application of proceeds therefrom:

(i) after making the Revolving Loans requested on the Credit Date, the applicable Revolving Credit Outstandings shall not exceed the applicable Maximum Credit then in effect;

(ii) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; and

(iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute an Event of Default or a Default.

[1]	Note – Other periods permitted only if available to all relevant Lenders.
[2]	Note – Other periods permitted only if available to all relevant Lenders.

Ex. A-1-1

[SIGNATURE PAGE FOLLOWS]

A-1-2

IN WITNESS WHEREOF, [US] [Canadian] Borrower has caused this Notice to be executed and delivered by its duly Authorized Officer as of the date set forth below.

Date: ____________ __, 20__	[WHEATLAND TUBE, LLC] [6582125 CANADA INC.]

By:
Name:
Title:

A-1-3

EXHIBIT A-2

[FORM OF] CONVERSION/CONTINUATION NOTICE

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent.

Pursuant to Section 2.8 of the ABL Credit Agreement, the [US] [Canadian] Borrower hereby gives the Administrative Agent notice that it desires to convert or to continue the following Revolving Loans, each such conversion and/or continuation to be effective as of ___________ __, 20__:

Revolving Loans:

$[___,___,___]	Eurodollar Rate Loans with an Interest Period ending on to be continued with an Interest Period of month(s)[3]

$[___,___,___]	Base Rate Loans to be converted to Eurodollar Rate Loans with an Interest Period of month(s)

$[___,___,___]	Eurodollar Rate Loans with an Interest Period ending on to be converted to Base Rate Loans

Cdn$[___,___,___]	B/A Equivalent Loans with a Contract Period ending on to be continued with a Contract Period of month(s)[4]

Cdn$[___,___,___]	Canadian Prime Loans to be converted to B/A Equivalent Loans with a Contract Period of month(s)

Cdn$[___,___,___]	B/A Equivalent Loans with a Contract Period ending on to be converted to Canadian Prime Loans

$[___,___,___]	Eurodollar Rate Loans with an Interest Period ending on to be converted to Canadian Base Rate Loans

3	To be 1, 2, 3 or 6 months (or other period agreed to by the Administrative Agent and available to all relevant Lenders).
4	To be 1, 2, 3 or 6 months (or other period agreed to by the Administrative Agent and available to all relevant Lenders).

Ex. A-2-1

$[___,___,___]	Canadian Base Rate Loans to be converted to Eurodollar Rate Loans with an Interest Period of month(s)

[SIGNATURE PAGE FOLLOWS]

A-2-2

IN WITNESS WHEREOF, the [US] [Canadian] Borrower has caused this Notice to be executed and delivered by its duly Authorized Officer as of the date set forth below.

Date: ____________ __, 20__	[WHEATLAND TUBE, LLC] [6582125 CANADA INC.]

By:
Name:
Title:

The [US] [Canadian] Borrower shall deliver this Conversion/Continuation Notice to the Administrative Agent no later than (x) 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan with respect to the US Borrower or conversion to a Canadian Prime Loan or Canadian Base Rate Loan with respect to the Canadian Borrower) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan or a B/A Equivalent Loan) or (y) 11:00 a.m. (New York City time) at least four Business Days (or such shorter period agreed to by the Administrative Agent in its sole discretion) in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan or B/A Equivalent Loan with an Interest Period or Contract Period, as applicable, with a duration other than one, two, three or six months).

A-2-3

EXHIBIT A-3

[FORM OF] SWING LINE REQUEST

Bank of America, N.A.,

as Administrative Agent

under the ABL Credit Agreement referred to below

_________________

_________________	_________ __, ____

Attention: [___________]]

Re: WHEATLAND TUBE, LLC AND 6582125 CANADA INC.

Reference is made to the Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, collectively with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent.

The [US] [Canadian] Borrower hereby gives the Administrative Agent notice pursuant to Section 2.2 of the ABL Credit Agreement that the undersigned hereby requests that the [US] [Canadian] Swing Line Lender make [US] [Canadian] Swing Line Loans available to the [US] [Canadian] Borrower under the Revolving Credit Facility pursuant to the ABL Credit Agreement and, in that connection, sets forth below the information relating to such [US] [Canadian] Swing Line Loans (the “Proposed Advance”) as required by Section 2.2 of the ABL Credit Agreement:

A. The date of the Proposed Advance is ________ __, 20[ ] (the “Credit Date”).

B. The aggregate amount of the Proposed Advance is [Cdn]$.

The [US] [Canadian] Borrower certifies that the following statements shall be true on the Credit Date after giving effect to the Proposed Advance and to the application of the proceeds therefrom:

A. after making the Swing Line Loans requested on the Credit Date, the applicable Revolving Credit Outstandings shall not exceed the applicable Maximum Credit then in effect;

B. as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; and

C. as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the Borrowing contemplated hereby that would constitute an Event of Default or a Default.

Ex. A-3-1

[SIGNATURE PAGE FOLLOWS]

A-3-2

IN WITNESS WHEREOF the [US] [Canadian] Borrower has caused this Swing Line Request to be executed and delivered by its duly Authorized Officer as of the date set forth below.

Date: ____________ __, 20__	[WHEATLAND TUBE, LLC] [6582125 CANADA INC.]

By:
Name:
Title:

A-3-3

EXHIBIT B-1

[FORM OF] REVOLVING LOAN NOTE

$[___,___,___]5

__________ __, 20__	[New York, New York]

FOR VALUE RECEIVED, [WHEATLAND TUBE, LLC, a Pennsylvania limited liability company] [ 6582125 CANADA INC., a Canadian corporation] (the “Borrower”), promises to pay to the order of [NAME OF LENDER] (“Payee”) or its registered assigns, on or before ________ __, 20__, the lesser of (a) _________ Dollars ($[___,___,___]) and (b) the aggregate unpaid principal amount of all advances made by Payee to the Borrower as [US] [Canadian] Revolving Loans under the ABL Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until such principal amount is paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among [[the Borrower][WHEATLAND TUBE, LLC, a Pennsylvania limited liability company]] and [[ 6582125 CANADA INC., a Canadian corporation][the Borrower]], ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent.

This Note is one of the “Revolving Loan Notes” and is issued pursuant to and entitled to the benefits of the ABL Credit Agreement and is secured as provided in the Collateral Documents, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in the lawful currency in which the obligation being paid is denominated in same day funds at the Principal Office of the Administrative Agent or at such other place as shall be designated in writing to the Borrower for such purpose in accordance with the terms of the ABL Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made

[5]	Note: Should be in the full amount expressed in USD of the Lender’s commitment (which is expressed in USD).

Ex. B-1-1

on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the ABL Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the ABL Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the ABL Credit Agreement.

No reference herein to the ABL Credit Agreement and no provision of this Note or the ABL Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable and documented attorneys’ fees, all as provided in the ABL Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

B-1-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its duly Authorized Officer as of the date and at the place first written above.

[WHEATLAND TUBE, LLC] [6582125 CANADA INC.]

By:
Name:
Title:

B-1-3

TRANSACTIONS ON

REVOLVING LOAN NOTE

Date	Amount of Loan Made This Date	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-1-4

EXHIBIT B-2

[FORM OF] SWING LINE NOTE

$[___,___,___]6

__________ __, 20__	[New York, New York]

FOR VALUE RECEIVED, [WHEATLAND TUBE, LLC, a Pennsylvania limited liability company] [6582125 CANADA INC., a Canadian corporation] (the “Borrower”), promises to pay to the order of [NAME OF LENDER] (“Payee”) or its registered assigns, on or before ________ __, 20__, the lesser of (a) _________ Dollars ($[___,___,___]) and (b) the aggregate unpaid principal amount of all advances made by Payee to the Borrower as [US][Canadian] Swing Line Loans under the ABL Credit Agreement referred to below.

The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until such principal amount is paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement,” the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among [[the Borrower][WHEATLAND TUBE, LLC, a Pennsylvania limited liability company]] [[the Borrower][ 6582125 CANADA INC., a Canadian corporation]], ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent.

This Note is one of the “Swing Line Notes” and is issued pursuant to and entitled to the benefits of the ABL Credit Agreement and is secured as provided in the Collateral Documents, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful currency in which the obligation being paid is denominated in same day funds at the Principal Office of the Administrative Agent or at such other place as shall be designated in writing to the Borrower for such purpose in accordance with the terms of the ABL Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by the Administrative Agent and recorded in the Register, the Borrower, each Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made

[6]	Note: Should be in the full amount expressed in USD of the Canadian Swing Line Sublimit (which is expressed in USD).

Ex. B-2-1

on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.

This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the ABL Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the ABL Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the ABL Credit Agreement.

No reference herein to the ABL Credit Agreement and no provision of this Note or the ABL Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

The Borrower promises to pay all costs and expenses, including reasonable and documented attorneys’ fees, all as provided in the ABL Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

B-2-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its duly Authorized Officer as of the date and at the place first written above.

[WHEATLAND TUBE, LLC] [6582125 CANADA INC.]

By:
Name:
Title:

B-2-3

TRANSACTIONS ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

B-2-4

EXHIBIT C

[FORM OF] COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”).

2. I have reviewed the terms of that certain Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the

“Canadian Borrower” and together with the US Borrower, the “Borrowers”), Holdings, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

4. The foregoing certifications, together with the computations set forth in Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered _________ __, 20__ pursuant to Section 5.1(c) of the ABL Credit Agreement.

5. The financial statements delivered herewith fairly present, in all material respects, the financial condition of Holdings and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cashflows for the periods indicated subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure.

ZEKELMAN INDUSTRIES, INC.

By:
Name:
Title:

Ex. C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING ___________ __, 20__.

1.	EBITDA: (i) - (ii) = $[___,___,___]

(i)	the sum, without duplication, of the amounts for such period of:

(a) Consolidated Net Income:

$[___,___,___]7

(b) Consolidated Interest Expense:

$[___,___,___]

(c) provisions for taxes based on income, profits or capital, including state, franchise and similar Taxes:

$[___,___,___]

(d) total depreciation expense:

$[___,___,___]

(e) total amortization expense:

$[___,___,___]

(f) stock option based compensation expenses and other non-cash equity based compensation expenses:

$[___,___,___]

(g) cash fees and expenses incurred in connection with Permitted Acquisitions and other permitted Investments, recapitalization, the issuance of Capital Stock and the incurrence, repayment or exchange of Indebtedness permitted to be incurred under the ABL Credit Agreement (including a refinancing thereof), in each case, whether or not successful:

$[___,___,___]

(h) the amount of any restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to the start up, closure, relocation or consolidation of facilities and costs to relocate

[7]	Calculations set forth below at 2.

employees):

$[___,___,___]

(i) extraordinary, unusual or non-recurring charges, expenses or losses:

$[___,___,___]

(j) other non-cash charges, expenses or losses reducing consolidated net income (excluding any such non-cash charge, expense or loss to the extent that it represents an accrual or reserve for potential cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period):

$[___,___,___]

(k) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, investment, merger, amalgamation, disposition or operational change in an aggregate amount for all such operating expense reductions and other operating improvements or synergies not to exceed an amount equal to 20% of EBITDA for the applicable four quarter period; provided that any such adjustment to EBITDA may only take into account operating expense reductions and other operating improvements, or synergies that are identified and are to be implemented within the next four Fiscal Quarters (and costs incurred, if applicable), to the extent that such adjustments give effect to events that are (i) directly attributable to such acquisition, merger, amalgamation, disposition or operational change, (ii) expected to have a continuing impact on Holdings and its Restricted Subsidiaries and (iii) factually supportable, in each case all as certified by the chief financial officer of Holdings on behalf of Holdings:

$[___,___,___]

(l) charges resulting from the non-cash effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Transactions or any permitted acquisitions or investments:

$[___,___,___]

(m) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock:

$[___,___,___]

(n) expenses during such period relating to defined benefit plans and other post-employment benefits in excess of actual cash payments made related thereto:

$[___,___,___]

(o) losses due solely to fluctuations in currency values and the related tax effects:

$[___,___,___]

minus

(ii)	the sum, without duplication, of the amounts for such period of:

(a) interest income:

$[___,___,___]

(b) any credit for income tax:

$[___,___,___]

(c) actual cash payments relating to defined benefit plans and other post-employment benefits during such period in excess of the expenses incurred related thereto:

$[___,___,___]

(d) income and gain items corresponding to those referred to in subclauses (g) and (i) in clause (i) above (other than the accrual of revenue in the ordinary course): and

$[___,___,___]

(e) other non-cash items increasing Consolidated Net Income for such period (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period) (other than the accrual of revenue in the ordinary course):

$[___,___,___]

(f) gains due solely to fluctuations in currency values and the related tax effects:

$[___,___,___]

provided, that it is understood and agreed that EBITDA shall be calculated on a FIFO (first in, first out) basis.

2.	Consolidated Net Income: (i) - (ii) = $[___,___,___]

(i)	the net income (or loss) of Holdings and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:

$[___,___,___]

minus

(ii)

(a) the income (or loss) of any Person (other than a Restricted Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Restricted Subsidiaries by such Person during such period:

$[___,___,___]

(b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Holdings or is merged into or consolidated or amalgamated with Holdings or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdings or any of its Restricted Subsidiaries:

$[___,___,___]

(c) any after-tax gains or losses attributable to Asset Sales any non-ordinary course Asset Sales or returned surplus assets of any Pension Plan:

$[___,___,___]

(d) (to the extent not included in clauses (a) through (c) above) any net extraordinary gains or net extraordinary losses, including, without limitation, any gain or loss resulting from the extinguishment of Indebtedness:

$ [___,___,___]

(e) the cumulative effect of a change in accounting principles during such period:

$[___,___,___]

(f) any non-cash compensation expense realized from employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of Holdings or any of its Restricted Subsidiaries:

$[___,___,___]

(g) (A) (i) the non-cash portion of “straight-line” rent expense and (ii) the cash portion of “straight-line” rent expense that exceeds the amount expensed in respect of such rent expense shall be included and (B) non-cash gains, losses, income and expenses resulting from fair value accounting required by FASB ASC 815:

$[___,___,___]

(h) all net after-tax income, loss, expense or charge from abandoned, closed or discontinued operations and any net after-tax gain or loss on the disposal of abandoned, closed or discontinued operations or discontinuance of any Subsidiary, line of business, division, segment or operating unit (and all related expenses) other than in the ordinary course of business (as determined in good faith by such Person):

$[___,___,___]

3.	Fixed Charge Coverage Ratio: (i)/(ii) =

(i)	(x) EBITDA for the four Fiscal Quarter period then ending:

$[___,___,___], minus

(y) Consolidated Capital Expenditures made in cash during such four Fiscal Quarter period to the extent not financed with the proceeds of Indebtedness:

$[___,___,___], minus

(z) net cash taxes actually paid by Holdings and its Restricted Subsidiaries during such four Fiscal Quarter period:

$[___,___,___]

(ii)	Consolidated Fixed Charges for such four Fiscal Quarter period:

$[___,___,___]

ANNEX B TO

COMPLIANCE CERTIFICATE

FOR THE FISCAL [QUARTER] [YEAR] ENDING ___________ __, 20__.

Collateral Information required by the Pledge and Security Agreement

•

Notice of the acquisition by any Grantor (as defined in the Pledge and Security Agreement) of an interest in any Commercial Tort Claim in excess of $10,000,000 individually to be delivered with a Pledge Supplement (as defined in the Pledge and Security Agreement) (Pledge and Security Agreement § 4.9(b))

EXHIBIT D

EXHIBIT D-1A

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the ABL Credit Agreement.

Pursuant to the provisions of Section 2.19(c) of the ABL Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of Holdings within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iv) it is not a controlled foreign corporation related to Holdings as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) the interest payments on the Loan(s) are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and Holdings with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN-E or W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform Holdings and the Administrative Agent and deliver promptly to Holdings and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by Holdings or the Administrative Agent) or promptly notify Holdings or the Administrative Agent of its inability to do so, and (2) the undersigned shall have at all times furnished Holdings and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by Holdings and the Administrative Agent.

[Signature Page Follows]

Ex. D-1

[NAME OF LENDER]

By:
Name:
Title:

Date: _________ __, 20[ ]

EXHIBIT D-1B

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the ABL Credit Agreement.

Pursuant to the provisions of Section 2.19(c) of the ABL Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (the “applicable partners/members”) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its applicable partners/members is a ten percent shareholder of Holdings within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (v) none of its applicable partners/members is a controlled foreign corporation related to Holdings as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) the interest payments on the Loan(s) are not effectively connected with the undersigned’s or its applicable partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and Holdings with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN-E or W-8BEN from each of its applicable partners/members (along with one or more Internal Revenue Service Form W-8IMYs, if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform Holdings and the Administrative Agent and deliver promptly to Holdings and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by Holdings or the Administrative Agent) or promptly notify Holdings or the Administrative Agent of its inability to do so, and (2) the undersigned shall have at all times furnished Holdings and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by Holdings and the Administrative Agent.

[Signature Page Follows]

[NAME OF LENDER]

By:
Name:
Title:

Date: ___________, 20[ ]

Ex. D-4

EXHIBIT D-1C

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent . Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the ABL Credit Agreement.

Pursuant to the provisions of Section 2.19(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the US Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (iv) it is not a controlled foreign corporation related to the US Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (v) the interest payments with respect to such participation are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on an Internal Revenue Service Form W-8BEN-E or Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[Signature Page Follows]

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________, 20[ ]

EXHIBIT D-1D

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, collectively with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Del-aware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.

Pursuant to the provisions of Section 2.19(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (the “applicable partners/members”) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its applicable partners/members is a ten percent shareholder of Holdings within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, (v) none of its applicable partners/members is a controlled foreign corporation related to Holdings as described in Section 881(c)(3)(C) of the Internal Revenue Code, and (vi) the interest payments with respect to such participation are not effectively connected with the undersigned’s or its applicable partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN-E or W-8BEN from each of its applicable partners/members (along with one or more Internal Revenue Service Form W-8IMYs, if applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[Signature Page Follows]

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ___________, 20[    ]

EXHIBIT E

[FORM OF] ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the ABL Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the ABL Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the ABL Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate][branch][Approved Fund] of [identify Lender]

3.	Borrowers:	WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”) and 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”)

4.	Administrative Agent:	BANK OF AMERICA, N.A., as administrative agent under the ABL Credit Agreement.

5.	ABL Credit Agreement:	Revolving Credit and Guaranty Agreement, dated as of June 8, 2018, among, inter alia, the Borrowers, Zekelman Industries, Inc., as Holdings and a Guarantor, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and the Administrative Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”; capitalized terms used herein without definition are used as defined in the ABL Credit Agreement)

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Aggregate Amount of Commitment/Loans for all Lenders[10]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	______________][12]

[Page break]

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][13]
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][14]
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][15] Accepted:

BANK OF AMERICA. N.A., as Administrative Agent

By:
Title:

[13]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[14]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[15]	To be added only if the consent of the Administrative Agent is required by the terms of the ABL Credit Agreement.

[WHEATLAND TUBE, LLC 6582125 CANADA INC.][16]

By:
Name:
Title:

[16]	Include only if required pursuant to the terms of the ABL Credit Agreement.

ANNEX 1

ABL CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the ABL Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, or (iv) the performance or observance by the Borrowers, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the ABL Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.6 of the ABL Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the ABL Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the ABL Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Non-US Lender attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the ABL Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Ex E-5

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT F-1

[FORM OF] CLOSING DATE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I, [             ], am the [             ] of ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), the [             ] of WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), and the [             ] of 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”).

2. Reference is made to that certain Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrowers, Holdings, certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent.

3. The undersigned hereby certifies, on behalf of Holdings and the Borrowers, respectively, and not in any individual capacity that as of the date hereof substantially simultaneously with the initial Borrowing under the ABL Credit Agreement, all obligations under the Existing Revolving Credit Agreement shall have been repaid in full, the commitments thereunder terminated and all related Liens released.

Ex. F-1-1

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

WHEATLAND TUBE, LLC

By:
Name:
Title:

6582125 CANADA INC.

By:
Name:
Title:

ZEKELMAN INDUSTRIES, INC.

By:
Name:
Title:

F-1-2

EXHIBIT F-2

[FORM OF] SOLVENCY CERTIFICATE

June 8, 2018

This Solvency Certificate (this “Certificate”) is furnished to the Administrative Agent and the Lenders pursuant to Section 3.1(h) of the Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (the “ABL Credit Agreement”), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the ABL Credit Agreement.

I, [             ], the Chief Financial Officer of Holdings (after giving effect to the Transactions), in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of Holdings that as of the date hereof, after giving effect to the consummation of the Transactions (including the execution and delivery of the ABL Credit Agreement, the making of the Revolving Loans and the use of proceeds of such Revolving Loans on the date hereof):

1. The sum of the liabilities (including contingent liabilities) of Holdings and its Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and its Subsidiaries, on a consolidated basis.

2. The present fair saleable value of the assets of Holdings and its Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of Holdings and its Subsidiaries as they become absolute and matured.

3. The capital of Holdings and its Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4. Holdings and its Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations and contingent liabilities, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

5. Holdings and its Subsidiaries, on a consolidated basis, are “solvent” or not an “insolvent person” within the meaning given to that term and similar terms under applicable Laws relating to fraudulent transfers and conveyances and transfers at undervalue.

6. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date

Ex. F-2-1

hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

7. In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the ABL Credit Agreement and other Credit Documents referred to therein and such other documents deemed relevant and (ii) made such other investigations and inquiries as the undersigned has deemed appropriate. The undersigned is familiar with the financial performance and prospects of Holdings and its Subsidiaries.

8. The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.

9. The undersigned confirms and acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Revolving Commitments and Loans under the ABL Credit Agreement.

[Remainder of Page Intentionally Left Blank]

F-2-2

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

ZEKELMAN INDUSTRIES, INC.

By:
Name:
Title:

F-2-3

EXHIBIT G

[FORM OF] COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated _______ __, 20__ (this “Counterpart Agreement”) is delivered pursuant to that certain Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as it may be amended, supplemented, restated or otherwise modified from time to time, the “ABL Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”).

Section 1. Pursuant to Section 5.10 of the ABL Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the ABL Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the ABL Credit Agreement and a Grantor under the [Canadian] Pledge and Security Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the ABL Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct as they relate to the undersigned in all material respects, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct as of such earlier date;

(c) confirms that no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default; and

[(d) (i) agrees that this Counterpart Agreement may be attached to the [Canadian] Pledge and Security Agreement, (ii) agrees that it will comply with all the terms and conditions of the [Canadian] Pledge and Security Agreement, (iii) grants to the Collateral Agent for the benefit of the Secured Parties (as such term is defined in the [Canadian] Pledge and Security Agreement) a security interest in all of its right, title and interest in and to all “Collateral” (as such term is defined in the [Canadian] Pledge and Security Agreement) of it, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to the Collateral Agent supplements to all schedules attached to the [Canadian] Pledge and Security Agreement. All such Collateral shall be deemed to

Ex. G-1

be part of the “Collateral” and hereafter subject to each of the terms and conditions of the [Canadian] Pledge and Security Agreement.]17

Section 2. The undersigned agrees from time to time, upon request of the Administrative Agent or the Collateral Agent, to take such additional actions and to execute and deliver such additional documents and instruments as the Administrative Agent or the Collateral Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement, in each case as required by the ABL Credit Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Section 10.1 of the ABL Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

[SIGNATURE PAGE[S] FOLLOW[S]]

[17]	May not be required for a Foreign Subsidiary to deliver this Counterpart Agreement pursuant to the second proviso to Section 5.10(a).

G-2

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly Authorized Officer as of the date above first written.

[NAME OF SUBSIDIARY]

Name:
Title:

Address for Notices:

Attention:

Telecopier:

with a copy to:

Attention:

Telecopier:

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

G-3

EXHIBIT H-1

PLEDGE AND SECURITY AGREEMENT

[Separately Attached]

Ex. H-1-1

EXHIBIT H-2

CANADIAN PLEDGE AND SECURITY AGREEMENT

[Separately Attached]

Ex. H-2-1

EXHIBIT I

[FORM OF] LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT

THIS LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS AGREEMENT (the “Agreement”) is made and entered into as of ________________, 20[ ] by and between ________________________, having an office at ___________________________________ (“Landlord”) and Bank of America, N.A., having an office at [135 S Lasalle Street, Chicago, Illinois 60603] as collateral agent (in such capacity, “Collateral Agent”) for the benefit of the Secured Parties (as hereinafter defined) under the Credit Agreement (as hereinafter defined).

R E C I T A L S :

A. Landlord is the record title holder and owner of the real property described in Schedule A attached hereto (the “Real Property”).

B. Landlord has leased all or a portion of the Real Property (the “Leased Premises”) to [ ] (“Lessee” [or “[US][Canadian] Borrower”]) pursuant to a certain lease agreement or agreements described in Schedule B attached hereto (collectively, and as amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”).

C. Lessee and the Collateral Agent, among others, are, in connection with the execution and delivery of this Agreement, entering into that certain Revolving Credit and Guaranty Agreement, dated as of June 8, 2018 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the lenders party thereto have agreed to make certain loans to the [US][Canadian] Borrower18 and the other borrowers party thereto (collectively, the “Loans”). As used herein, the term “Secured Parties” shall collectively refer to the Secured Parties (under and as defined in the Credit Agreement).

[D. [The Lessee is a subsidiary of [US][Canadian] Borrower.] [[US][Canadian] Borrower is a subsidiary of the Lessee.]]19

E. The Lessee has, pursuant to the Credit Agreement, guaranteed the obligations of the [US][Canadian] Borrower under the Credit Agreement and the other documents evidencing and securing the Loans (collectively, the “Loan Documents”).]20

[18]	Identify the relevant Borrower here, if a Borrower is not the Lessee.
[19]	Include one of these alternatives if a Borrower is not the Lessee.

F. As security for the payment and performance of Lessee’s Obligations under the Credit Agreement and the other Loan Documents, Collateral Agent (for its benefit and the benefit of the Secured Parties) has or will acquire a security interest in and lien [and hypothec] upon all of Lessee’s personal [(movable)] property, inventory, accounts, goods, machinery, equipment, furniture and fixtures (together with all additions, substitutions, replacements and improvements to, and proceeds of, the foregoing, collectively, the “Personal Property”).

A G R E E M E N T :

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby represents, warrants and agrees in favor of Collateral Agent, as follows:

I. Landlord certifies that (i) Landlord is the landlord under the Lease described in Schedule B attached hereto, (ii) the Lease is in full force and effect and has not been amended, modified or supplemented except as set forth in Schedule B hereto and (iii) Landlord has sent no notice of default to Lessee under the Lease respecting a default which has not been cured by Lessee.

II. Landlord agrees that the Personal Property is and will remain personal [(movable)] property and not fixtures [(or immovable property)] even though it may be affixed to or placed on the Leased Premises. Landlord further agrees that Collateral Agent has the right to remove the Personal Property from the Leased Premises at any time in accordance with the terms of the Loan Documents; provided that Collateral Agent shall repair any physical damage arising from such removal. Landlord further agrees that it will not hinder Collateral Agent’s actions in removing Personal Property from the Leased Premises or Collateral Agent’s actions in otherwise enforcing its security interest in [(or hypothec on)] the Personal Property. Collateral Agent shall not be liable for any diminution in value of the Leased Premises caused by the absence of Personal Property actually removed or by the need to replace the Personal Property after such removal. Landlord acknowledges that Collateral Agent shall have no obligation to remove the Personal Property from the Leased Premises.

III. Landlord acknowledges and agrees that Lessee’s granting of a security interest in [(or hypothec on)] the Personal Property in favor of the Collateral Agent (for the benefit of the Secured Parties) shall not constitute a default under the Lease nor permit Landlord to terminate the Lease or re-enter or repossess the Leased Premises or otherwise be the basis for the exercise of any remedy by Landlord and Landlord hereby expressly consents to the granting of such security interest and agrees that such security interest shall be superior to any lien of the Landlord (statutory or otherwise) in the Personal Property [(and Landlord hereby cedes priority and preference of rank to the Collateral Agent in respect of all of Landlord’s hypothecs on the Personal Property in favor of the Collateral Agent’s hypothecs thereon)].

Footnote continued from previous page.

[20]	Include if Borrower is not the Lessee.

IV. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Landlord (including, without limitation, any successor owner of the Real Property) and Collateral Agent. Landlord will disclose the terms and conditions of this Agreement to any purchaser or successor to Landlord’s interest in the Leased Premises.

V. All notices to any party hereto under this Agreement shall be in writing and sent to such party at its respective address set forth above (or at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 5) by certified mail, postage prepaid, return receipt requested or by overnight delivery service.

VI. The provisions of this Agreement shall continue in effect until Landlord shall have received Collateral Agent’s written certification that the Loans have been paid in full and all of Borrower’s other Obligations under the Credit Agreement and the other Loan Documents have been satisfied.

VII. THE INTERPRETATION, VALIDITY AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE [STATE OF NEW YORK]21, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

VIII. Landlord agrees to execute, acknowledge and deliver such further instruments as Collateral Agent may request to allow for the proper recording of this Agreement (including, without limitation, a revised landlord’s access agreement in form and substance sufficient for recording) or to otherwise accomplish the purposes of this Agreement.

[21]	With respect to Canadian locations, insert jurisdiction in which the Goods are located.

IN WITNESS WHEREOF, Landlord and Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

,

as Landlord

By:
Name:
Title:

Bank of America, N.A., as Collateral Agent

By:
Name:
Title:

Schedule A

Description of Real Property

Schedule B

Description of Lease

Lessor	Lessee	Dated	Modification	Location/ Property Address

EXHIBIT J

[FORM OF] BAILEE’S LETTER

BANK OF AMERICA, N.A.

[135 S Lasalle Street]

[Chicago, Illinois 60603]

                                  , 2018

[INSERT NAME AND ADDRESS OF BAILEE]

Re:	Notice of Security Interest

Ladies and Gentlemen:

[INSERT NAME OF COMPANY] (the “Company”), from time to time, has and will deliver inventory, equipment or other goods or other personal property owned by the Company (the “Goods”) to [NAME OF BAILEE] (“you”) for storage, processing or other use at your facilities at the address shown above.

[The Company has entered into][Reference is made to] that certain Revolving Credit and Guaranty Agreement (as may be amended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”) by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and, together with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the lenders party thereto from time to time, BANK OF AMERICA, N.A., as administrative agent (together with its successors and assigns, the “ABL Administrative Agent”) and as collateral agent (together with its successors and assigns, the “ABL Collateral Agent”). As used herein, the term “Secured Parties” shall collectively refer to the Secured Parties (under and as defined in the ABL Credit Agreement).

PLEASE NOTE THAT IT IS A CONDITION PRECEDENT TO THE EXTENSION OF CREDIT AND OTHER FINANCIAL ACCOMMODATIONS TO THE APPLICABLE BORROWERS UNDER EACH OF THE CREDIT AGREEMENTS THAT THE COMPANY GRANTS LIENS IN FAVOR OF EACH OF THE COLLATERAL AGENTS, FOR THE BENEFIT OF THE APPLICABLE SECURED PARTIES, IN SUBSTANTIALLY ALL OF THE TANGIBLE AND INTANGIBLE PERSONAL PROPERTY OF THE COMPANY, INCLUDING, WITHOUT LIMITATION, THE GOODS.

The security interest and hypothec of each Collateral Agent in the Goods shall be senior to all liens, hypothecs, claims and interests other than any lien you may have on any Goods for any accrued and unpaid storage and/or processing charges for the actual storage and/or processing of such

Ex. J-1

Goods. To protect the Collateral Agents’ security interest in, and hypothec on the Goods, if you issue storage receipts or other documents of title which evidence any Goods now or hereafter delivered to you, please make those documents non-negotiable and note on them that they have been issued to or for the account of the Collateral Agents.

Until further notice to you in writing from any Collateral Agent, you may release any Goods to any authorized agent of the Company or upon the Company’s request and you may issue non-negotiable warehouse receipts or non-negotiable documents of title to the Company. However, upon written direction of any Collateral Agent, you agree not to deliver any further Goods to the Company or its designated recipient, but to hold all Goods subject to the further direction of such Collateral Agent and, upon receipt of such written direction, you will issue no further warehouse receipts or other documents of title, except as directed by such Collateral Agent.

The Company agrees that, absent gross negligence or willful misconduct on your part, you shall have no liability to the Company if you comply with the written directions of any Collateral Agent as described above. The Company further agrees that it will continue to pay all reasonable storage expenses related to the storage of the Goods and will reimburse you for all reasonable costs and expenses incurred as a direct result of your compliance with the terms and provisions of this Bailee Letter. Each Collateral Agent agrees that you shall have no liability to the other Collateral Agent if you comply with the written directions of the other Collateral Agent in accordance with the terms of this Bailee Letter.

This Bailee Letter may be executed in any number of several counterparts and shall in all respects be governed by and construed in accordance with the laws of the [State of New York]22 .

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[22]	With respect to Canadian locations, insert jurisdiction in which the Goods are located.

J-2

Please confirm receipt of this letter and your agreement to delivery instructions contained herein by signing a copy of this letter as indicated and return it as soon as possible to: [BANK OF AMERICA,    N.A.,    [135    S    Lasalle    Street,    Chicago,     Illinois    60603]; Attention: [        ], facsimile [        ], with a copy to [Company].

Very truly yours,

BANK OF AMERICA, N.A., as Collateral Agent

By:
Name:
Title:

ACKNOWLEDGED AND AGREED

this    day of                , 20    :

[BAILEE]

By:
Name:
Title:

[COMPANY]

By:
Name:
Title:

J-3

EXHIBIT K

[FORM OF] BORROWING BASE CERTIFICATE

Date: __________ __, 20__

Reference is made to the Revolving Credit and Guaranty Agreement (as may be amended, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”) by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and together with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), as a Guarantor, certain Subsidiaries of Holdings, as Guarantors, the lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent and as collateral agent.

Pursuant to clause (l) of Section 5.1 of the Credit Agreement, the undersigned Authorized Officer[s] of the Borrowers hereby certif[ies][y] that as of the close of business on the date set forth above, the applicable Borrowing Base of each Borrower is computed as set forth on Exhibit A attached hereto.

[Signature Page Follows]

Ex. K-1

IN WITNESS WHEREOF, [I][we] have executed this Certificate as of the date first written above.

WHEATLAND TUBE, LLC

By:
Name:
Title:

6582125 CANADA INC.

By:
Name:
Title:

K-2

EXHIBIT L

[FORM OF] JOINDER AGREEMENT

This JOINDER AGREEMENT (this “Agreement”), dated as of [                    ], 20[    ], is delivered pursuant to the terms of the Revolving Credit and Guaranty Agreement dated as of [        ], 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among WHEATLAND TUBE, LLC, a Pennsylvania limited liability company (the “US Borrower”), 6582125 CANADA INC., a Canadian corporation (the “Canadian Borrower” and together with the US Borrower, the “Borrowers”), ZEKELMAN INDUSTRIES, INC., a Delaware corporation (“Holdings”), certain Subsidiaries of Holdings, as Guarantors, the Lenders party thereto from time to time, and BANK OF AMERICA, N.A., as administrative agent (together with its permitted successors in such capacity, the “Administrative Agent”) and as collateral agent (together with its permitted successors in such capacity, the “Collateral Agent”), and is entered into by and among [NAME OF FINANCIAL INSTITUTION] (the “Joining Lender”), the Administrative Agent and the Borrowers.

WHEREAS, the Joining Lender has agreed to provide Revolving Commitments under the ABL Credit Agreement in the amount indicated on the signature pages hereof and wishes to become a party to the ABL Credit Agreement and a party thereunder.

NOW THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

1.

The Joining Lender hereby (a) becomes a party to the ABL Credit Agreement as a Lender there-under with the same force and effect as if originally named as a Lender therein and (b) agrees to be bound by all the terms and conditions of the ABL Credit Agreement and the other Credit Documents applicable to the Lenders. The Revolving Commitments of the Joining Lender are as set forth on the signature pages hereto.

2.	The Joining Lender hereby acknowledges receipt of the ABL Credit Agreement and the other Credit Documents.

3.

The Joining Lender (a) agrees that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the ABL Credit Agreement; (b) appoints and authorizes the Administrative Agent to take such action as agents on its behalf and to exercise such powers under the ABL Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (c) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the ABL Credit Agreement are required to be performed by it as a Lender; (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; and (e) specifies as its domestic lending office (and address for notices) and Canadian lending office, the offices set forth beneath its name on the signature page hereof.

4.	Following the execution of this Agreement by the parties hereto, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent.

5.

Upon such acceptance and recording by the Administrative Agent, the Joining Lender shall be a party to the ABL Credit Agreement and, to the extent provided in this Agreement, have the rights and obligations under the ABL Credit Agreement of a Lender.

Ex. L-1

6.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission, electronic mail or by posting on the Platform shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrowers and the Administrative Agent.

7.

This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the law of the State of New York without regard to conflict of laws principles thereof.

8.

This Agreement, together with all of the other Credit Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties with the Joining Lender and supersedes all prior agreements and understandings relating to the subject matter hereof.

9.

EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO SECTION 10.16 OF THE CREDIT AGREEMENT AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE UNDER THE CREDIT AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGES FOLLOW]

Ex. L-2

IN WITNESS WHEREOF, the parties to this Joinder Agreement have caused it to be executed by their duly Authorized Officers as of the day and year first written above.

[NAME OF FINANCIAL INSTITUTION], as Joining Lender

By:
Name:
Title:

US Revolving Commitment:
$

applicable Lending Office (and address for notices):

[address]
[address]
Attention:

Canadian Revolving Commitment:
$

applicable Lending Office (and address for notices):

[address]
[address]
Attention:

Ex. L-3

Accepted and Agreed this __ day of _________, 20__

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

WHEATLAND TUBE, LLC, as US Borrower

By:
Name:
Title:

6582125 CANADA INC., as Canadian Borrower

By:
Name:
Title:

Ex. L-4